      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1996



                                                       REGISTRATION NO. 333-1388

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ----------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                         PACIFIC GREYSTONE CORPORATION
             (Exact name of Registrant as specified in its charter)

        DELAWARE                      1521                     95-4337490
     (State or other            (Primary Standard           (I.R.S. Employer
     jurisdiction of               Industrial            Identification Number)
    incorporation or           Classification Code
      organization)                  Number)

                             6767 FOREST LAWN DRIVE
                                   SUITE 300
                         LOS ANGELES, CALIFORNIA 90068
                                 (213) 436-6300
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             ROBERT W. GARCIN, ESQ.
                         PACIFIC GREYSTONE CORPORATION
                       6767 FOREST LAWN DRIVE, SUITE 300
                         LOS ANGELES, CALIFORNIA 90068
                                 (213) 436-6300

  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------

                                   COPIES TO:


       RICHARD A. BOEHMER, ESQ.                   KENNETH M. DORAN, ESQ.
          O'MELVENY & MYERS                    GIBSON, DUNN & CRUTCHER LLP
        400 SOUTH HOPE STREET               333 SOUTH GRAND AVENUE, SUITE 4900
  LOS ANGELES, CALIFORNIA 90071-2899        LOS ANGELES, CALIFORNIA 90071-3197
            (213) 669-6000                            (213) 229-7000

                                ----------------


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


TITLE OF EACH CLASS OF SECURITIES TO BE       PROPOSED MAXIMUM AGGREGATE          AMOUNT OF REGISTRATION FEE(1)(3)
             REGISTERED(1)                       OFFERING PRICE(1)(2)
Common Stock, $.01 par value............             $90,800,000                              $31,311



(1) Calculated pursuant to Rule 457(o).



(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).



(3) $29,742 previously paid.



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         PACIFIC GREYSTONE CORPORATION
                             CROSS-REFERENCE SHEET
    PURSUANT TO ITEM 501(B) OF REGULATION S-K SHOWING LOCATION IN PROSPECTUS
             OF INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-1


FORM S-1 ITEM NUMBER AND HEADING                                                 LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page....................................  Facing Page; Cross Reference Sheet; Outside Front
                                                                   Cover Page of Prospectus
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front and Outside Back Cover Pages of
                                                                   Prospectus
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; Risk Factors
       4.  Use of Proceeds......................................  Use of Proceeds
       5.  Determination of Offering Price......................  Outside Front Cover Page of Prospectus; Underwriting
       6.  Dilution.............................................  Dilution
       7.  Selling Security Holders.............................  Principal and Selling Stockholders
       8.  Plan of Distribution.................................  Outside Front Cover Page of Prospectus; Underwriting
       9.  Description of Securities to be Registered...........  Description of Capital Stock
      10.  Interests of Named Experts and Counsel...............  Not Applicable
      11.  Information with Respect to the Registrant...........  Outside and Inside Front Cover Pages of Prospectus;
                                                                   Prospectus Summary; Risk Factors; Company Formation
                                                                   and Organization; Use of Proceeds; Dividends;
                                                                   Capitalization; Dilution; Selected Consolidated
                                                                   Financial and Operating Data; Management's
                                                                   Discussion and Analysis of Financial Condition and
                                                                   Results of Operations; Business; Management; Certain
                                                                   Transactions; Principal and Selling Stockholders;
                                                                   Description of Capital Stock; Shares Eligible for
                                                                   Future Sale; Legal Matters; Experts; Index to
                                                                   Consolidated Financial Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 21, 1996


PROSPECTUS

                                5,000,000 SHARES

[LOGO]

                         PACIFIC GREYSTONE CORPORATION

                                  COMMON STOCK
                                   ---------


    Of the 5,000,000 shares of Common Stock (the "Common Stock") offered hereby, 4,562,900 shares are being sold by Pacific Greystone Corporation (the "Company" or "Pacific Greystone") and 437,100 shares are being sold by stockholders of the Company (the "Selling Stockholders"), in each case through the Underwriters named herein (the "Offering"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders.



    Prior to this Offering, there has not been a public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $14.00 and $16.00. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.



    The Common Stock of the Company has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "GRY."


    SEE "RISK FACTORS" ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                                 -------------
THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES   COMMISSION  NOR  HAS   THE
  SECURITIES  AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
                 MERITS OF THIS OFFERING. ANY REPRESENTATION TO
                           THE CONTRARY IS UNLAWFUL.


                                                       UNDERWRITING                            PROCEEDS TO
                                     PRICE TO         DISCOUNTS AND        PROCEEDS TO           SELLING
                                      PUBLIC          COMMISSIONS(1)        COMPANY(2)         STOCKHOLDERS
Per Share.....................          $                   $                   $                   $
Total(3)......................          $                   $                   $                   $


  (1) For information regarding indemnification of the Underwriters, see "Underwriting."


  (2) Before deducting expenses of the Offering payable by the Company estimated at $525,000.



  (3) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 675,000 additional shares of Common Stock solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholders will
     be $      , $      , $      and $      , respectively.

                                 --------------


    The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by the Underwriters and subject to certain conditions. It is expected that certificates for the shares of Common Stock will be available for delivery on or about June
  , 1996 at the offices of Smith Barney Inc., 333 West 34th Street, New York, New York, 10001.

                                 --------------
SMITH BARNEY INC.

            MORGAN STANLEY & CO.

                   INCORPORATED

                                                   ROBERTSON, STEPHENS & COMPANY



     , 1996

                                                             [PHOTO OF HOUSE]

                                               CROWN POINTE
                                               ALAMEDA, CALIFORNIA
                                                             [PHOTO OF HOUSE]

              [PHOTO OF HOUSE]
                                    TASSAJARA
                         DANVILLE, CALIFORNIA

              [PHOTO OF HOUSE]

                                               REUNION
                                               CHANDLER, ARIZONA

                               THE COLLECTION
                      SIMI VALLEY, CALIFORNIA


    IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS, OTHER THAN THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS, ASSUMES (I) A 1.4282 FOR 1.00 STOCK SPLIT OF THE COMMON STOCK TO BE EFFECTIVE IMMEDIATELY PRIOR TO THE OFFERING AND (II) THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED. INVESTORS SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."



                                  THE COMPANY



    Pacific Greystone is a leading regional builder of high quality, single family homes primarily targeted to first time and move-up homebuyers in infill and emerging markets located throughout Northern and Southern California. The Company's operations are geographically diverse within California, with 53 residential projects in 12 counties. In December 1995, the Company further expanded its operations through the acquisition of four residential projects in Las Vegas, Nevada and three residential projects in Phoenix, Arizona. Since commencing its homebuilding operations in 1992, revenues have grown rapidly from $26.2 million to $293.9 million in 1995, with pretax income increasing from a loss of $5.7 million to a profit of $17.5 million over the same period. The number of homes closed during that period increased from 135 in 1992 to 1,374 in 1995. In the first quarter of 1996, revenues increased by 83% to $63.5 million as compared to $34.7 million for the same quarter of 1995, with pretax income increasing to $3.2 million in the first quarter of 1996 from $0.5 million in the first quarter of 1995.



    California is the third largest housing market (measured by permits issued) in the United States and the Company believes it is well-positioned to benefit from the recovery in the California housing market. In 1994, employment growth in California showed a positive trend for the first time in three years and during the twelve months ended March 1996, nonfarm employment growth was 2.4%, significantly outpacing the 1.5% gain nationwide. As a result, the unemployment rate in California has declined from 10.1% in January 1994 to 7.7% in March 1996, although it is still above the national average. Since May 1989, the percentage of California households able to afford a median-priced single family home has increased from 15% to 41% in March 1996. Single family building permits issued in California totaled 162,600 at the last cyclical peak in 1989 and declined to 68,673 in 1995, a decline of 57.7%. In the first three months of 1996, 15,541 single family permits were issued in California, a 15.0% increase above the 13,510 permits issued during the first three months of 1995.


    Pacific Greystone was founded in late 1991 by senior management and Warburg, Pincus Investors, L.P. ("Warburg") with the objective of becoming a major homebuilder with diverse geographic operations. The Company's initial efforts were focused in both Northern and Southern California due to management's belief that attractive opportunities were available in those regions as a result of the distressed conditions in the California homebuilding industry at that time. In September 1992, Pacific Greystone acquired the California homebuilding operations of A-M Homes (the "AM Operations") which had been active in homebuilding in California since 1979. Since inception, the Company has continued to expand its presence in Northern and Southern California through start-up operations in new markets, and entered the Las Vegas and Phoenix markets through acquisitions in December 1995.

BUSINESS STRATEGY

    Pacific Greystone believes its rapid growth and success since its inception in 1991 is attributable, in part, to the following elements of its business strategy:

        EXPANSION THROUGH ACQUISITIONS AND START-UP OPERATIONS. The Company has successfully expanded its operations through selective acquisitions and by commencing start-up projects in new and existing markets. Within its existing markets, management believes there are opportunities to increase the number of residential projects with its current management and information systems. As part of its overall strategy to enter new geographic markets, the Company continually evaluates acquisition opportunities which combine attractive residential projects and management with local market expertise.

        MARKET  SEGMENT   DIVERSITY   THROUGH   INFILL   AND   EMERGING   MARKET
    STRATEGY.  Pacific Greystone focuses on two distinct market segments.

    - Infill markets generally include sites zoned for non-residential use within previously developed communities that will typically yield 50 to 100 residential lots. The Company has a particular expertise in identifying and redeveloping non-residential sites suitable for single family homes. Management views its infill expertise as an important competitive advantage over larger tract builders due to its belief that the housing market in infill areas is less volatile than in emerging markets. The supply of buildable lots in an infill market is often constrained, therefore competition is typically limited to resale housing.


    - Emerging markets tend to include raw land and improved residential lots in areas of active new home construction. As compared to infill markets, emerging markets provide greater growth potential during periods of strong housing demand since they typically have fewer entitlement issues and generate more buildable lots than an infill market.



        GEOGRAPHIC   DIVERSITY  WITHIN  CALIFORNIA.    Northern  California  and
    Southern California are distinct markets with unique economic and demographic trends. In 1995 and the first three months of 1996, the number of homes closed by Pacific Greystone were divided almost equally between Northern and Southern California. By having diverse operations within California, management believes that it minimizes the risks associated with any one particular locality, yet the Company is able to participate in two large markets with significant demand for housing.



        CONSERVATIVE LAND POLICIES. The Company maintains a conservative land acquisition policy designed to optimize profitability and return on capital while minimizing the risks associated with investments in land. Pacific Greystone generally limits the number of lots acquired to less than 150 in any one project. By limiting the size of its investment in any one project, management believes it is better able to adjust to changing buyer needs and reduce the risks associated with changing market conditions. The Company only purchases lots after entitlements are received. The Company's inventory strategy is to own a two to four year supply of residential lots. Pacific Greystone's owned residential lot inventory has been obtained since its formation in 1991, with approximately 84% acquired since January 1994. As of March 31, 1996, the Company owned and controlled 7,001 residential lots.


        EXPERIENCED MANAGEMENT WITH DECENTRALIZED OPERATING STRUCTURE. Pacific Greystone balances its local operating structure with centralized corporate-level management. The Company's local managers, who have significant experience in both the homebuilding industry and their respective markets, are responsible for operating decisions regarding project identification, house design, construction and marketing. Decisions related to overall Company strategy, project acquisition, financing and disbursements are centralized at the corporate level. The Company's senior operating and financial management is very experienced with the 12 most senior managers averaging 21 years of experience in the homebuilding industry.

    The Company was incorporated in Delaware in September 1991. The principal executive offices of the Company are located at 6767 Forest Lawn Drive, Suite 300, Los Angeles, California 90068, and its telephone number is (213) 436-6300.

                                  THE OFFERING



Common Stock being offered by:

  The Company...............................................  4,562,900 Shares

  The Selling Stockholders..................................  437,100 Shares

Common Stock to be outstanding immediately after the
 Offering (1)...............................................  14,350,703 Shares

Use of proceeds.............................................  The redemption of outstanding
                                                               Series A Preferred and
                                                               general corporate purposes

Proposed NYSE symbol........................................  GRY


- ------------

(1) Includes 1,472,981 shares of Common Stock to be issued as payment of a portion of the accrued dividends on the Series A Cumulative Senior Preferred Stock of the Company (the "Series A Preferred") as described under "Dividends" (assuming an initial offering price to the public in the Offering, less underwriting discounts and commissions, of $13.95 per share), and 2,485,754 shares of Common Stock to be issued upon conversion of the Series C Cumulative Convertible Preferred Stock of the Company (the "Series C Preferred") and a portion of the accrued dividends thereon into Common Stock upon the consummation of the Offering, as described under "Dividends" (assuming an initial offering price to the public in the Offering of $15.00 per share). Excludes 14,282 shares of Common Stock subject to outstanding stock options, 574,000 shares subject to options to be granted upon consummation of the Offering and 326,718 additional shares of Common Stock reserved for issuance under the Company's Amended and Restated 1995 Eligible Directors' Stock Option Plan, 1996 Employee Stock Option and Award Plan and 1996 Employee Stock Purchase Plan. See "Management-- Directors' Compensation" and "--Executive Compensation."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                  (Dollars in thousands, except share amounts)



                                 OCTOBER 10,                                                    THREE MONTHS
                                    1991                                                           ENDED
                               (INCEPTION) TO            YEAR ENDED DECEMBER 31,                 MARCH 31,
                                DECEMBER 31,    ------------------------------------------  --------------------
                                   1991(1)       1992(2)     1993       1994       1995       1995       1996
                               ---------------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Revenues...................     $  --         $  26,209  $ 172,830  $ 260,185  $ 293,921  $  34,733  $  63,535
  Cost of sales..............        --           (25,816)  (144,395)  (215,437)  (247,827)   (29,269)   (51,840)
                                     ------     ---------  ---------  ---------  ---------  ---------  ---------
  Gross margin...............        --               393     28,435     44,748     46,094      5,464     11,695
  Equity in pretax income
   (loss) of unconsolidated
   joint ventures............        --               608      1,096      2,581      1,742        659       (148)
  Selling, general and
   administrative expenses...          (938)       (7,133)   (19,521)   (29,059)   (31,468)    (5,970)    (8,502)
  Interest and other, net....            92           435         32        388      1,162        371        159
                                     ------     ---------  ---------  ---------  ---------  ---------  ---------
  Pretax income (loss).......          (846)       (5,697)    10,042     18,658     17,530        524      3,204
  Provision for income
   taxes.....................        --            --         (3,966)    --         (2,512)    --         (1,307)
                                     ------     ---------  ---------  ---------  ---------  ---------  ---------
  Net income (loss)..........     $    (846)    $  (5,697) $   6,076  $  18,658  $  15,018  $     524  $   1,897
                                     ------     ---------  ---------  ---------  ---------  ---------  ---------
                                     ------     ---------  ---------  ---------  ---------  ---------  ---------
  Gross margin as a percent
   of revenues...............        --               1.5%      16.5%      17.2%      15.7%      15.7%      18.4%
  Selling, general and
   administrative expenses as
   a percent of revenues.....        --              27.2%      11.3%      11.2%      10.7%      17.2%      13.4%

PRO FORMA DATA:(3)
  Pro forma earnings per
   share.....................                                                    $    0.72  $    0.02  $    0.13
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------
  Pro forma weighted average
   number of shares
   outstanding (in
   thousands)................                                                       14,343     14,351     14,351
                                                                                 ---------  ---------  ---------
                                                                                 ---------  ---------  ---------

OPERATING DATA:(4)
  Homes closed (units).......        --               135        717      1,331      1,374        227        306
  Average price of homes
   closed....................        --         $     317  $     264  $     261  $     235  $     238  $     209
  Number of projects owned
   (at period end)...........        --                27         30         43         46         41         53
  Net new orders
   (units)(5)................        --                67        807      1,331      1,497        311        492
  Backlog (units)(at period
   end)(6)...................        --               112        202        202        325        286        511
  Sales value of backlog (at
   period end)(6)............        --         $  33,811  $  53,677  $  50,388  $  60,219  $  67,611  $ 101,011



                                                                                              AT MARCH 31, 1996
                                                                                           ------------------------
                                                                                                      PRO FORMA AS
                                                                                            ACTUAL     ADJUSTED(7)
                                                                                           ---------  -------------
BALANCE SHEET DATA:
  Housing inventories....................................................................  $ 246,780    $ 246,780
  Total assets...........................................................................    296,064      304,444
  Total liabilities......................................................................    168,272      158,272
  Total shareholders' equity.............................................................    127,792      146,172


- ------------

(1) See "Company Formation and Organization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Does not include the results of operations of the AM Operations acquired in 1992.

(2) Includes the results of operations of the AM Operations only from October 1, 1992.


                                               (FOOTNOTES CONTINUE ON NEXT PAGE)

(3) Pro forma data were calculated as if the Offering was consummated on January 1, 1995 at an assumed initial offering price to the public in the Offering of $15.00 per share and giving effect to (a) the redemption of the Series A Preferred with approximately $44.7 million of the net proceeds of the Offering, (b) the declaration and payment of the accrued dividends on the Series A Preferred as described under "Dividends," (c) the conversion of all the outstanding shares of the Series C Preferred and a portion of the accrued dividends thereon into Common Stock as described under "Dividends," and (d) the adjustment to the weighted average number of shares of Common Stock outstanding to reflect a 1.4282 for 1.00 stock split. Since the number of shares issuable as payment for the accrued dividends on the Series A Preferred and upon conversion of the Series C Preferred and accrued dividends thereon is dependent upon the initial offering price to the public in the Offering, an increase or decrease of the initial offering price from $15.00 per share will affect the pro forma weighted average number of shares outstanding and could affect pro forma earnings per share. The pro forma earnings available to holders of Common Stock for purposes of this calculation is historical pretax income less an assumed provision for income tax at an effective rate of 40.8% for each period.


(4) Includes consolidated and unconsolidated projects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 to Consolidated Financial Statements.

(5) Net new orders are net of cancellations received during the applicable period.


(6) At December 31, 1995 and March 31, 1996, included 78 and 77 homes, respectively, with a sales value of $7.8 million and $7.5 million, respectively, in Las Vegas, and 67 and 92 homes with a sales value of $6.3 million and $9.1 million, respectively, in Phoenix. Backlog is the number of units subject to pending sales contracts, some of which are subject to contingencies. No assurance can be given that such backlog will result in closings. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Backlog."


(7) Adjusted to reflect (i) the payment of accrued dividends on the Series A Preferred and the conversion of the Series C Preferred and accrued dividends thereon into Common Stock, each as described under "Dividends," and (ii) the sale of the shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS


    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE SPECIFIC FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE THE SHARES OF COMMON STOCK OFFERED HEREBY. EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. THE CAUTIONARY STATEMENTS MADE IN THIS PROSPECTUS SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS PROSPECTUS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THIS PROSPECTUS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.


REAL ESTATE, ECONOMIC AND CERTAIN OTHER CONDITIONS

    The residential homebuilding industry is cyclical and is highly sensitive to changes in general economic conditions, such as levels of employment, consumer confidence and income, availability of financing for acquisition, construction and permanent mortgages, interest rate levels and demand for housing. Sales of new houses are also affected by the condition of the resale market for used homes, including foreclosed homes.


    The risks associated with holding an inventory of lots are substantial for homebuilders due to the high carrying costs of lots. The market value of housing inventories can change significantly over the life of a project, reflecting dynamic market conditions. This may result in losses when trying to exit a poorly performing project or market. Also, cash flow management is crucial due to high leverage and the seasonal cycle of home sales. The need to stage raw materials such as land and finished lots ahead of the start of home construction requires homebuilders to commit working capital for longer periods than is true for manufacturing companies. The Company attempts to reduce these risks through
(i) constraining project size and (ii) acquiring lots and land through the use of options and joint ventures where possible, thereby enabling the Company to control lots with a smaller capital investment. However, there can be no assurance that such efforts will be successful. At March 31, 1996, the Company had 106 completed and unsold homes, excluding 97 model homes.


    The residential homebuilding industry has, from time to time, experienced fluctuating lumber prices and supply, as well as serious shortages of labor and other materials, including insulation, drywall, carpenters and cement. Delays in construction of homes due to these factors or to inclement weather conditions could have an adverse effect upon the Company's operations.


DEPENDENCE ON CALIFORNIA ECONOMY AND HOUSING MARKET



    The Company presently conducts most of its business in California. Economic growth in California has slowed considerably in the 1990s compared to the late 1980s. The average sale price of homes in most of the areas in California in which the Company does business has decreased over the past three years and there can be no assurance that home sale prices will not decline in the future. A continued prolonged economic downturn in California would have a material adverse effect on the Company.


    Periodically, the State of California has experienced drought conditions, resulting in water conservation measures and, in some cases, rationing by local municipalities in which the Company does business. Restrictions by governmental agencies on future construction activity could have an adverse effect upon the Company's operations.

    The climate and geology of the markets in which the Company operates present risks of natural disasters. To the extent that earthquakes, droughts, floods, wildfires or other natural disasters or similar events occur, the homebuilding industry in general, and the Company's business in particular, may be adversely affected.

INTEREST RATES; MORTGAGE FINANCING

    Virtually all purchasers of the Company's homes finance their acquisitions through third-party lenders providing mortgage financing. In general, housing demand is adversely affected by increases in interest rates, housing costs and unemployment and by decreases in the availability of mortgage financing. In addition, various proposals for a flat rate federal income tax have been discussed, some of which would remove or limit the deduction for home mortgage interest. If effective mortgage interest rates increase and the ability or willingness of prospective buyers to finance home purchases is adversely affected, the Company's operating results may be negatively affected. The Company's homebuilding activities also are dependent upon the availability and cost of mortgage financing for buyers of homes owned by potential customers, permitting those customers to sell their existing homes and purchase homes from the Company. Any limitations or restrictions on the availability of such financing could adversely affect the Company's sales.


COMPETITION

    The homebuilding industry is highly competitive and fragmented. Homebuilders compete not only for homebuyers, but also for desirable properties, financing, raw materials and skilled labor. The Company competes with other local, regional and national homebuilders, often within larger subdivisions designed, planned and developed by the other homebuilders. Some of the Company's competitors have longer operating histories and greater financial, marketing and sales resources than the Company.

EXPANSION INTO NEW MARKETS

    The Company's operations to date have generally been limited to the Northern and Southern California markets. To the extent the Company expands into new markets, it will need to employ personnel with knowledge of the new markets as it has done in Las Vegas and Phoenix. There can be no assurances that the Company will be able to employ the necessary personnel or that the Company's operations will be successful in any new markets. When evaluating acquisitions in new markets, an important factor to the Company is whether managers with local knowledge can be employed.

REGULATORY AND ENVIRONMENTAL MATTERS

    The Company and its competitors are subject to various local and state statutes, ordinances, rules and regulations concerning zoning, building design, construction and similar matters which impose restrictive zoning and density requirements limiting the number of homes that may be built within the boundaries of a particular area. The Company may also be subject to periodic delays in its homebuilding projects due to building moratoria. In addition, certain new development projects, particularly in Southern California, are subject to various assessments for schools, parks, streets and highways and other public improvements, the costs of which can be substantial. By raising the cost of the Company's homes to its customers, an increase in such assessments could have a negative impact on the Company's sales.

    The Company and its competitors are also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The particular environmental laws which apply to any given homebuilding site vary according to the site's location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause the Company to incur substantial compliance and other costs, and may prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas.

    In recent years, several cities and counties in which the Company has projects have approved the inclusion of "slow growth" initiatives and other ballot measures which could impact the affordability and availability of homes and land within those localities. Although many of these initiatives have been defeated, the Company believes that if similar initiatives are introduced and approved, future residential construction by the Company within certain cities or counties could be negatively impacted.

VARIABILITY OF RESULTS


    The Company historically has experienced, and in the future expects to continue to experience, variability in sales and revenues on a quarterly basis. Factors expected to contribute to this variability include, among others (i) the timing of home closings; (ii) the Company's ability to continue to acquire land and options thereon on acceptable terms; (iii) the timing of receipt of regulatory approvals for the construction of homes; (iv) the condition of the real estate market and general economic conditions in California, especially in the Company's local markets; (v) the cyclical nature of the homebuilding industry; (vi) the prevailing interest rates and the availability of mortgage financing; (vii) pricing policies of the Company's competitors; (viii) the timing of the opening of new residential projects; (ix) weather; and (x) the cost and availability of materials and labor. The Company's historical financial performance is not necessarily a meaningful indicator of future results and, in particular, the Company expects its financial results to vary from project to project and from quarter to quarter.

ACCESS TO FINANCING


    The homebuilding industry is capital intensive and requires expenditures for land purchases, land development and housing construction. Accordingly, the Company incurs substantial indebtedness to finance its homebuilding activities. At March 31, 1996, total consolidated indebtedness was $147.4 million. Although the Company believes that internally generated funds, cash on hand, the Company's revolving credit facility and the net proceeds from the Offering will be sufficient to fund the Company's anticipated operations for at least the next 18 months, there can be no assurance that the amounts available from such sources will be sufficient. The Company may be required to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financing and securities offerings. The amount and types of indebtedness which the Company may incur is limited by the terms of the indentures under which the senior unsecured notes of a subsidiary of the Company were issued and by the terms of the Company's existing revolving credit agreement. If the Company is not successful in obtaining sufficient capital to fund its planned expansion and other expenditures, new projects may be constrained. Any such delay or abandonment could result in a reduction in sales and may adversely affect the Company's future results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Notes 5 and 6 to Consolidated Financial Statements.


CONCENTRATION OF OWNERSHIP


    Immediately after consummation of this Offering, Warburg will own approximately 54.4% (53.5% if the Underwriters' over-allotment option is exercised in full) of the Company's outstanding Common Stock. Accordingly, Warburg may elect the entire Board of Directors of the Company and control its management, operations and affairs. See "Principal and Selling Stockholders."


NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE.

    There has been no public market for the Common Stock prior to this Offering, and there can be no assurance that an active trading market will develop or be sustained after this Offering. The initial public offering price will be determined through negotiations among the Company and the representatives of the Underwriters. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The negotiated public offering price may not be indicative of the market price for the Common Stock following this Offering. In recent years, the stock market in general and the stock prices of new public companies in particular have experienced extreme price fluctuations, sometimes without regard to the operating performance of particular companies. Factors such as quarterly variations in actual or anticipated operating results, changes in or failure to meet earnings estimates by analysts, market conditions in the industry, regulatory actions and general economic conditions may have a significant effect on the market price of the Common Stock. Following periods of volatility in the market price of a corporation's securities, securities class action litigation has often resulted. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse impact on the Company's business, financial condition and results of operations.

DILUTION

    The initial public offering price is substantially higher than the book value per share of Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore incur immediate, substantial dilution. See "Dilution."

EFFECT ON MARKET PRICE OF COMMON STOCK OF SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have outstanding 14,350,703 shares of Common Stock (assuming the payment of the accrued dividends on the Series A Preferred and the conversion of the Series C Preferred and a portion of the accrued dividends thereon as set forth under "Dividends"). On the date of this Prospectus, only shares offered hereby will be immediately eligible for sale in the public market. Subject to volume limitations on sales pursuant to Rule 144 under the Securities Act, and taking into account the effect of lock-up agreements binding the Company's stockholders, 9,350,703 additional shares of Common Stock will be eligible for sale beginning 180 days after the date of this Prospectus, unless earlier released by Smith Barney Inc., and will have certain registration rights. The Securities and Exchange Commission has recently proposed to reduce the Rule 144 holding periods. If enacted, such modifications will have a material effect on the timing of when shares of Common Stock become eligible for resale. Sales of substantial amounts of such shares in the public market or the prospect of such sales could adversely affect the market price of the Common Stock. See "Description of Capital Stock," "Shares Eligible for Future Sale" and "Underwriting."


DEPENDENCE ON KEY PERSONNEL

    The success of the Company depends to a significant degree on the efforts of the Company's senior management, especially its Chief Executive Officer, Chief Financial Officer and other officers. The Company's operations may be adversely affected if one or more members of senior management cease to be active in the Company. The Company has employment agreements only with its Chief Executive Officer and Chief Financial Officer. The Company has designed its compensation structure and employee benefit programs to encourage long-term employment of all executive officers. See "Management."

BLANK CHECK PREFERRED STOCK


    The Company's Board of Directors has the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Preferred Stock that may be issued in the future. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the stockholders and may adversely affect the voting and other rights of the holders of Common Stock. The Company has no present plans to issue any new shares of Preferred Stock. See "Description of Capital Stock--Preferred Stock."


POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    Effective upon the closing of this Offering, the Board of Directors of the Company will be divided into three classes. Generally, each director (other than those directors elected to fill vacancies on the Board of Directors) will serve until the date of the third annual meeting following the annual meeting at which the director is elected and until his or her successor is elected and qualified. Amendments to the Company's Certificate of Incorporation will be approved, effective upon the closing of the Offering, which, among other things, will require that stockholders give advance notice to the Company's Secretary of any nominations of directors made or other business to be brought by stockholders at any stockholders' meeting. The Certificate of Incorporation also will require the approval of 75% of the Company's voting stock to amend certain provisions of the Certificate. The staggered Board provision and other charter provisions may discourage certain types of transactions involving an actual or potential change in control of the Company, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices, and may limit the ability of the stockholders to approve transactions that they may deem to be in their best interests. See "Management--Directors and Executive Officers--Terms of Office of Directors and Officers" and "Description of Capital Stock--Certain Charter Provisions."

                       COMPANY FORMATION AND ORGANIZATION

    Pacific Greystone was formed in late 1991 by Warburg and senior management of the Company with the objective of becoming a major homebuilder with diverse geographic operations. The Company initially focused on Northern and Southern California due to management's belief that attractive opportunities were available in those regions as a result of the distressed conditions in the California homebuilding industry at that time. Warburg invested $85 million in the Company through the purchase of a combination of Common Stock and preferred stock.

    On September 30, 1992, Pacific Greystone completed the purchase of the AM Operations. This purchase offered Pacific Greystone an opportunity to (i) obtain quickly a critical mass of inventory by acquiring a significant number of entitled lots in most of the major housing markets of California, (ii) establish two operating divisions in new markets and (iii) acquire experienced divisional management in the new markets. Between September 1992 and March 1996, the Company developed 27 start-up residential projects in its existing markets and expanded into the counties of Los Angeles, Sacramento, San Diego, San Joaquin, San Mateo and Ventura, California with the development of 17 additional residential projects. In December 1995, the Company further expanded into the Las Vegas, Nevada and Phoenix, Arizona markets through the acquisition of seven residential projects from another homebuilder and employed substantially all local management. Management believes that this acquisition expanded its operations into two of the Southwest's fast growing markets.


    All of the operations of the Company are conducted through the Company's wholly owned subsidiary, Greystone Homes, Inc. ("Greystone"), with the exception of the Company's mortgage brokerage service business which is conducted by a separate subsidiary of the Company.

                                USE OF PROCEEDS


    The net proceeds to the Company from the sale of the 4,562,900 shares of Common Stock offered hereby are estimated to be $63.1 million ($66.4 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use approximately $44.7 million of the net proceeds from the Offering to redeem the Series A Preferred. See "Dividends." The remainder of the net proceeds of the Offering will be used to reduce temporarily amounts then outstanding under the Company's revolving credit facility (see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources") and for general corporate purposes, including capital expenditures and working capital. A portion of the net proceeds may be used to acquire lots and land through the acquisition of other companies or divisions of other companies. From time to time, the Company evaluates such potential acquisitions; however, the Company has no present understandings, commitments or agreements with respect to any material acquisitions. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term and medium-term, interest-bearing, investment-grade obligations. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.


                                   DIVIDENDS


    In  connection  with  the consummation  of  the Offering,  the  Company will declare a dividend on the Series A Preferred equal to the accrued dividends thereon to the date of the closing of the Offering. The Company and the holders of the Series A Preferred have agreed that the accrued dividends on the Series A Preferred through March 31, 1996, once declared, will be paid by the issuance of Common Stock valued at a per share price equal to the initial per share offering price to the public in the Offering less underwriting discounts and commissions. Dividends on the Series A Preferred from April 1, 1996 to the closing of the Offering will be paid in cash. At March 31, 1996, accrued dividends on the Series A Preferred were approximately $20.5 million. The principal amount of the Series A Preferred will be redeemed at the closing of the Offering at its liquidation preference of $10.00 per share. See "Use of Proceeds." In addition, the Company will declare a dividend on the Series C Preferred equal to the accrued dividends thereon to the date of the closing of the Offering. At March 31, 1996, accrued dividends on the Series C Preferred were approximately $9.8 million. At the closing of the Offering, all outstanding shares of Series C Preferred (based upon a liquidation preference of $10.00 per share) plus accrued dividends thereon through March 31, 1996 will be converted into Common Stock at a price equal to 80% of the initial per share offering price to the public in the Offering. Dividends on the Series C Preferred from April 1, 1996 to the closing of the Offering will be paid in cash. The Company has never declared a dividend and, except as noted above, will not declare a dividend on its capital stock prior to the consummation of the Offering.


    The Company anticipates that all future earnings will be retained to finance the continuing development of its business and does not anticipate paying cash dividends on the Common Stock in the foreseeable future. The payment of any future cash dividends will be at the discretion of the Company's Board of
Directors and will depend upon, among other things, future cash earnings, capital requirements, the general financial condition of the Company and general business conditions. Payment of dividends by Greystone to Pacific Greystone is limited by certain financing arrangements of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                 CAPITALIZATION


    The following table sets forth the actual capitalization of the Company as of March 31, 1996, and as adjusted to reflect (i) the redemption of the Series A Preferred with a portion of the net proceeds of the Offering, (ii) the declaration of accrued dividends on the Series A Preferred and the payment of those dividends as described under "Dividends" (assuming an initial offering price to the public, less underwriting discounts and commissions, in the Offering of $13.95 per share), (iii) the conversion of all the outstanding shares of the Series C Preferred and a portion of the accrued dividends thereon into Common Stock as described under "Dividends" (assuming a conversion price of $12.00 per share which is based upon an assumed initial offering price to the public in the Offering of $15.00 per share), (iv) the change in the number of authorized shares of Common Stock and Preferred Stock to be effective upon consummation of the Offering and (v) the sale by the Company of the shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom.



                                                                                                MARCH 31, 1996
                                                                                            -----------------------
                                                                                                         PRO FORMA
                                                                                                            AS
                                                                                              ACTUAL     ADJUSTED
                                                                                            ----------  -----------
                                                                                            (DOLLARS IN THOUSANDS)
Long-term debt............................................................................  $  147,401   $ 137,401
                                                                                            ----------  -----------
Shareholders' equity:
  Preferred Stock, 7,100,000 shares authorized Actual, 5,000,000 shares authorized As
   Adjusted;
    Series A Cumulative Senior Preferred Stock, 5,100,000 shares authorized, 4,474,706
     shares outstanding Actual, none authorized or outstanding As Adjusted................      44,747      --
    Series C Cumulative Convertible Preferred Stock, 2,000,000 shares authorized,
     2,000,000 shares outstanding Actual, none authorized or outstanding As Adjusted......      20,000      --
  Common Stock, 5,000,000 shares authorized Actual, 20,000,000 shares authorized As
   Adjusted; 4,081,413 shares outstanding Actual, 14,350,703 shares outstanding As
   Adjusted(1)............................................................................          41         144
  Additional paid-in capital..............................................................      27,898     141,299
  Retained earnings.......................................................................      35,106       4,729
                                                                                            ----------  -----------
  Total shareholders' equity..............................................................     127,792     146,172
                                                                                            ----------  -----------
    Total capitalization..................................................................  $  275,193   $ 283,573
                                                                                            ----------  -----------
                                                                                            ----------  -----------


- ------------

(1) Excludes 14,282 shares issuable upon the exercise of outstanding stock options at a weighted average exercise price of $1.83 per share, 574,000 shares subject to options to be granted upon consummation of the Offering and 326,718 additional shares reserved for issuance under the Company's Amended and Restated 1995 Eligible Directors' Stock Option Plan, 1996 Employee Stock Option and Award Plan and 1996 Employee Stock Purchase Plan. See "Management--Directors' Compensation" and
    "--Executive Compensation."

                                    DILUTION


    The net tangible book value (total tangible assets less total liabilities) of the Company at March 31, 1996 was approximately $83.1 million, or $8.49 per share of Common Stock, after giving effect to the declaration and payment of accrued dividends on the Series A Preferred as described under "Dividends" (assuming an initial offering price to the public, less underwriting discounts and commissions, in the Offering of $13.95 per share) and the conversion of the Series C Preferred and a portion of the accrued dividends thereon as described under "Dividends" (assuming an initial offering price to the public in the Offering of $15.00 per share). After giving effect to the sale by the Company of the 4,562,900 shares of Common Stock offered hereby (resulting in estimated net proceeds of $63.1 million based upon an assumed initial offering price to the public in the Offering of $15.00 per share), the Company's pro forma net tangible book value at March 31, 1996 would have been $146.2 million, or $10.19 per share. This represents an immediate increase in net tangible book value of $1.70 per share to existing stockholders and an immediate dilution in net tangible book value of $4.81 per share to new investors purchasing shares in the Offering. The following table illustrates this per share dilution.



Assumed initial public offering price per share..............................             $   15.00
    Net tangible book value per share before the Offering....................  $    8.49
    Increase per share attributable to new investors.........................       1.70
                                                                               ---------
Pro forma net tangible book value per share after the Offering...............                 10.19
                                                                                          ---------
Dilution per share to new investors..........................................             $    4.81
                                                                                          ---------
                                                                                          ---------



    The following table summarizes, on a pro forma basis, as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by (i) existing stockholders and (ii) new investors (before deducting underwriting discounts and commissions and estimated expenses payable by the Company):



                                                      SHARES PURCHASED (1)         TOTAL CONSIDERATION
                                                    -------------------------  ---------------------------  AVERAGE PRICE
                                                       NUMBER       PERCENT        AMOUNT        PERCENT      PER SHARE
                                                    ------------  -----------  --------------  -----------  -------------
Existing stockholders.............................     9,787,803        68.2%  $   78,316,000        53.4%    $    8.00
New investors.....................................     4,562,900        31.8       68,443,500        46.6     $   15.00
                                                    ------------       -----   --------------       -----
  Total...........................................    14,350,703       100.0%  $  146,759,500       100.0%
                                                    ------------       -----   --------------       -----
                                                    ------------       -----   --------------       -----


- ------------


(1) Sales by the Selling Stockholders in the Offering will cause the number of shares of Common Stock held by existing stockholders to be reduced to 9,350,703, or 65.2% of the total number of shares to be outstanding after the Offering (8,913,445 shares, or 61.1%, if the Underwriters' over-allotment is exercised in full), and will increase the number of shares of Common Stock held by new investors to 5,000,000, or 34.8% of the total number of shares to be outstanding after the Offering (5,675,000 shares, or 38.9%, if the Underwriters' option is exercised in full). See "Principal and Selling Stockholders."



    The foregoing computations assume no exercise of outstanding stock options. There are options outstanding to purchase 14,282 shares of Common Stock at a weighted average exercise price of $1.83 per share. To the extent these options are exercised, there will be further dilution to new investors. 574,000 shares will be subject to options to be granted upon consummation of the Offering at the initial offering price to the public in the Offering and 326,718 additional shares are reserved for issuance under the Company's Amended and Restated 1995 Eligible Directors' Stock Option Plan, 1996 Employee Stock Option and Award Plan and 1996 Employee Stock Purchase Plan. See "Management--Directors' Compensation" and "Executive Compensation."

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)


    The following tables include consolidated financial data of the Company as of December 31, 1991, 1992, 1993, 1994 and 1995 and for the period October 10, 1991 (the date of inception of the Company) to December 31, 1991, and for the years ended December 31, 1992, 1993, 1994 and 1995 which are derived from the Company's Consolidated Financial Statements which have been audited by Ernst & Young LLP, independent auditors. The consolidated financial data of the Company as of and for the three months ended March 31, 1995 and 1996 are derived from unaudited consolidated financial statements of the Company, which, in the opinion of the Company's management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited periods. These tables should be read in conjunction with the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results of operations for the full fiscal year.


                                   OCTOBER 10,
                                      1991
                                   (INCEPTION)                                                THREE MONTHS ENDED
                                       TO                 YEAR ENDED DECEMBER 31,                 MARCH 31,
                                  DECEMBER 31,   ------------------------------------------  --------------------
                                     1991(1)      1992(2)     1993       1994       1995       1995       1996
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Revenues........................    $  --        $  26,209  $ 172,830  $ 260,185  $ 293,921  $  34,733  $  63,535
Cost of sales...................       --          (25,816)  (144,395)  (215,437)  (247,827)   (29,269)   (51,840)
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------
Gross margin....................       --              393     28,435     44,748     46,094      5,464     11,695
Equity in pretax income (loss)
 of unconsolidated joint
 ventures.......................       --              608      1,096      2,581      1,742        659       (148)
Selling, general and
 administrative expenses........         (938)      (7,133)   (19,521)   (29,059)   (31,468)    (5,970)    (8,502)
Interest and other, net.........           92          435         32        388      1,162        371        159
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------
Pretax income (loss)............         (846)      (5,697)    10,042     18,658     17,530        524      3,204
Provision for income taxes......       --           --         (3,966)    --         (2,512)    --         (1,307)
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...............    $    (846)   $  (5,697) $   6,076  $  18,658  $  15,018  $     524  $   1,897
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------

PRO FORMA DATA:(3)
Pro forma earnings per share....                                                  $    0.72  $    0.02  $    0.13
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------
Pro forma weighted average
 number of shares outstanding
 (in thousands).................                                                     14,343     14,351     14,351
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------


                                                       AT DECEMBER 31,                           AT MARCH 31,
                                  ---------------------------------------------------------  --------------------
                                      1991         1992       1993       1994       1995       1995       1996
                                  -------------  ---------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Housing inventories.............    $  22,488    $ 142,794  $ 136,178  $ 207,900  $ 215,043  $ 218,266  $ 246,780
Total assets....................       28,121      204,896    191,994    275,179    289,970    284,108    296,064
Long-term debt..................       15,984      102,710     81,487    139,899    137,337    156,224    147,401
Total liabilities...............       16,686      119,193    100,085    164,340    164,075    172,745    168,272
Total shareholders' equity......       11,434       85,702     91,909    110,839    125,895    111,363    127,792



                                                 (FOOTNOTES APPEAR ON NEXT PAGE)

                                            OCTOBER 10,
                                               1991
                                            (INCEPTION)                                                  THREE MONTHS ENDED
                                                TO                  YEAR ENDED DECEMBER 31,                  MARCH 31,
                                           DECEMBER 31,   --------------------------------------------  --------------------
                                               1991         1992(2)      1993       1994       1995       1995       1996
                                           -------------  -----------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
UNITS:
  Homes closed:
    Consolidated.........................       --                83         604      1,012      1,220        157        303
    Unconsolidated(4)....................       --                52         113        319        154         70          3
                                           -------------  -----------  ---------  ---------  ---------  ---------  ---------
      Total..............................       --               135         717      1,331      1,374        227        306
                                           -------------  -----------  ---------  ---------  ---------  ---------  ---------
                                           -------------  -----------  ---------  ---------  ---------  ---------  ---------
  Net new orders:(5)
    Consolidated.........................       --                57         696        996      1,393        256        491
    Unconsolidated(4)....................       --                10         111        335        104         55          1
                                           -------------  -----------  ---------  ---------  ---------  ---------  ---------
      Total..............................       --                67         807      1,331      1,497        311        492
                                           -------------  -----------  ---------  ---------  ---------  ---------  ---------
                                           -------------  -----------  ---------  ---------  ---------  ---------  ---------
  Backlog (at period end):(6)
    Consolidated.........................       --                73         165        149        322        248        510
    Unconsolidated(4)....................       --                39          37         53          3         38          1
                                           -------------  -----------  ---------  ---------  ---------  ---------  ---------
      Total..............................       --               112         202        202        325        286        511
                                           -------------  -----------  ---------  ---------  ---------  ---------  ---------
                                           -------------  -----------  ---------  ---------  ---------  ---------  ---------
DOLLARS:
  Average price of homes closed:
    Consolidated.........................       --         $     311   $     258  $     252  $     231  $     217  $     209
    Unconsolidated(4)....................       --         $     327   $     296  $     288  $     265  $     286  $     216
  Sales value of backlog (at period
   end):(6)..............................
    Consolidated.........................       --         $  21,157   $  43,681  $  34,563  $  59,550  $  56,800  $ 100,847
    Unconsolidated(4)....................       --            12,654       9,996     15,825        669     10,811        164
                                           -------------  -----------  ---------  ---------  ---------  ---------  ---------
      Total..............................       --         $  33,811   $  53,677  $  50,388  $  60,219  $  67,611  $ 101,011
                                           -------------  -----------  ---------  ---------  ---------  ---------  ---------
                                           -------------  -----------  ---------  ---------  ---------  ---------  ---------


- ------------

(1) See "Company Formation and Organization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Does not include the results of operations of the AM Operations acquired in 1992.

(2) Includes the results of operations of the AM Operations only from October 1, 1992.


(3) Pro forma data were calculated as if the Offering was consummated on January 1, 1995 at an assumed initial offering price to the public in the Offering of $15.00 per share and giving effect to (a) the redemption of the Series A Preferred with approximately $44.7 million of the net proceeds of the Offering, (b) the declaration and payment of the accrued dividends on the Series A Preferred as described under "Dividends," (c) the conversion of all the outstanding shares of the Series C Preferred and a portion of the accrued dividends thereon into Common Stock as described under "Dividends," and (d) the adjustment to the weighted average number of shares of Common Stock outstanding to reflect a 1.4282 for 1.00 stock split. Since the number of shares issuable as payment for the accrued dividends on the Series A Preferred and upon conversion of the Series C Preferred and accrued dividends thereon is dependent upon the initial offering price to the public in the Offering, an increase or decrease of the initial offering price from $15.00 per share will affect the pro forma weighted average number of shares outstanding and could affect pro forma earnings per share. The pro forma earnings available to holders of Common Stock for purposes of this calculation is historical pretax income less an assumed provision for income taxes at an effective rate of 40.8% for each period.



(4) See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 4 to Consolidated Financial Statements.


(5) Net new orders are net of cancellations received during the applicable period.


(6) At December  31,  1995  and  March  31, 1996,  included  78  and  77  homes, respectively, with a sales value of $7.8 million and $7.5 million, respectively, in Las Vegas and 67 and 92 homes with a sales value of $6.3 million and $9.1 million, respectively, in Phoenix. Backlog is the number of units subject to pending sales contracts, some of which are subject to contingencies. No assurance can be given that such backlog will result in closings.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    The Company was formed in late 1991 by Warburg and senior management of the Company with the objective of becoming a major homebuilder with diverse geographic operations. The Company's initial efforts were focused in Northern and Southern California due to management's belief that attractive opportunities were available in those regions as a result of recessionary economic conditions prevailing in California at that time. From inception in October 1991, the Company has grown rapidly through start-up operations and the acquisition of the AM Operations in September 1992. For the year ended December 31, 1994, the Company closed 1,331 homes and reported revenues and pretax income of $260.2 million and $18.7 million, respectively.

    In early 1995, as a result of the soft housing market, particularly in Southern California, and the impact of construction and processing delays from the unusually heavy rains in the first quarter of 1995, the Company implemented a strategy designed to strengthen its financial position and to maintain liquidity. This strategy was executed primarily by slowing the timing of new lot purchases and restructuring existing lot acquisition arrangements. As a result, the Company's housing inventory increased only 3.4% from $207.9 million at December 31, 1994 to $215.0 million at December 31, 1995 and the Company had no debt outstanding under its unsecured revolving line of credit at December 31, 1995. The soft housing market, coupled with management's conservative view toward new home construction, resulted in a small increase in the number of homes closed from 1,331 homes in 1994 to 1,374 homes in 1995. For the year ended December 31, 1995, total revenues increased 13.0% from $260.2 million to $293.9 million, while pretax income decreased 6.4% from $18.7 million to $17.5 million. This decrease in pretax income was due in part to higher sales incentives, particularly in Southern California, and the increased costs associated with construction and processing delays.


    Entering 1996, management's outlook for California's housing markets turned more positive and, as a result, the Company intends to increase the number of active selling projects in California. During the first quarter of 1996, the Company raised its housing inventory level through the acquisition of four residential projects in California. Additionally, the Company expanded its presence in the Phoenix and Las Vegas housing markets through the purchase of five residential projects. As a result, the Company's housing inventory increased 15% to $246.8 million at March 31, 1996 from $215.0 million at December 31, 1995. At March 31, 1996, the Company had 53 owned projects and 27 active selling projects.



    In the first quarter of 1996, revenues increased by 83% to $63.5 million as compared to $34.7 million for the same quarter in 1995. The total number of homes closed for the first three months of 1996 increased to 306 from 227 in the first three months of 1995. Pretax income for the first quarter of 1996 was $3.2 million compared to $0.5 million for the comparable prior year quarter. The gross margin percent for the first quarter of 1996 was 18.4% compared to 15.7% in the year-earlier period. The Company believes that the gross margin percent for the first quarter of 1996 is not sustainable throughout 1996, as the Company is scheduled to deliver a more balanced product mix for the remainder of 1996, although the Company currently believes that the gross margin percent for 1996 will exceed the gross margin percent for 1995. Total net new orders increased by 58% during the three months ended March 31, 1996 over the comparable quarter in the prior year, while the Company's backlog of homes under contract at March 31, 1996 was 511 units, a 79% increase compared to March 31, 1995.



    The recent adoption of Statement of Financial Accounting Standard ("SFAS") No. 121 has caused several publicly traded homebuilders to write-off significant portions of the carrying value of their land inventories. From inception, the Company has implemented conservative land acquisition policies designed to reduce the risks associated with changing market conditions. Such policies generally include limiting the number of lots acquired to less than 150 in any one project and purchasing lots after entitlements are received. Additionally, the Company's owned lot inventory, all of which is intended for single family residential development, has been obtained in arm's length transactions since its formation in 1991, with approximately 84% acquired since January 1994. Prior to the adoption of SFAS No. 121, the Company reviewed its housing inventory, on a periodic basis, and recorded net realizable value adjustments to specific projects as considered necessary. As a result, the Company's implementation of SFAS No. 121 effective January 1, 1996 had no impact on the Company's consolidated financial position and results of operations.


    See also "Risk Factors--Real Estate, Economic and Certain Other Conditions," "--Dependence on California Economy and Housing Markets," "--Interest Rates; Mortgage Financing," " Competition,"
"--Expansion into New Markets, "--Regulatory and Environmental Matters," "--Variability of Results," "--Access to Financing," and " Dependence on Key Personnel."

    The following table sets forth, for the periods indicated, certain income statement data as a percentage of total revenues.


                                                                                                   THREE MONTHS
                                                                                                      ENDED
                                                                  YEAR ENDED DECEMBER 31,           MARCH 31,
                                                              -------------------------------  --------------------
                                                                1993       1994       1995       1995       1996
                                                              ---------  ---------  ---------  ---------  ---------
Revenues....................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales...............................................      (83.5)     (82.8)     (84.3)     (84.3)     (81.6)
                                                              ---------  ---------  ---------  ---------  ---------
Gross margin................................................       16.5       17.2       15.7       15.7       18.4
Equity in pretax income (loss) of unconsolidated joint
 ventures...................................................        0.6        1.0        0.6        1.9       (0.2)
Selling, general and administrative expenses................      (11.3)     (11.2)     (10.7)     (17.2)     (13.4)
Interest and other, net.....................................     --            0.2        0.4        1.1        0.2
                                                              ---------  ---------  ---------  ---------  ---------
Pretax income...............................................        5.8        7.2        6.0        1.5        5.0
Provision for income tax....................................       (2.3)    --           (0.9)    --           (2.0)
                                                              ---------  ---------  ---------  ---------  ---------
Net income..................................................        3.5%       7.2%       5.1%       1.5%       3.0%
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------



THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31, 1995



    Total revenues for the three months ended March 31,1996 increased to $63.5 million from $34.7 million for the three months ended March 31, 1995, an increase of 83%, while homes closed increased to 303 from 157, an increase of 93%. Housing revenues and homes closed increased in both the Company's Northern and Southern California regions. The Company's expansion into the Phoenix and Las Vegas housing markets contributed a combined 81 homes and resulted in total revenues of $7.7 million in its first full quarter of operations. The overall average sales price on homes closed decreased to $209,000 for the three months ended March 31, 1996 from $217,000 for the three months ended March 31, 1995, largely reflecting lower-priced homes in the Company's Phoenix and Las Vegas operations. There were no land sales in the first quarter of 1996 and 1995, respectively.



    The gross margin increased to $11.7 million or 18.4% of housing revenues in the first quarter of 1996 from $5.5 million or 15.7% in the year-earlier quarter. The improvement in the gross margin percent was largely impacted by changes in the product mix which produced an increased share of homes closed from higher margin projects in California. In the first quarter of 1996, the gross margin percent in California was 18.6% as compared to 15.7% in the prior year's period while the combined gross margin percent for Phoenix and Las Vegas was 17.0% in the first quarter of 1996. Historically, those markets generate a lower gross margin than California.



    Joint ventures reported combined housing revenues of $0.7 million on three homes closed during the first quarter of 1996 compared to $20.0 million on 70 homes closed for the same period in 1995. The Company's interest in income of individual unconsolidated joint ventures ranges from 25% to 50%, however its share of income may vary from period to period depending on the preferred returns earned and recognized. In the first quarter of 1996, the Company had a $0.1 million equity loss on its unconsolidated joint ventures compared to a $0.7 million pretax profit in the prior year's period. This decrease can largely be attributed to the lower number of joint venture closings. Although the Company expects existing joint ventures to close their final units in the second quarter of 1996, the Company will consider entering into joint venture arrangements in the future in areas of land scarcity or to diversify risk with capital intensive projects.



    Selling, general and administrative expenses as a percentage of revenues decreased to 13.4% for the first quarter of 1996 from 17.2% for the same period in 1995. Selling expenses as a percentage of revenues for the three months ended March 31, 1996 and 1995 were 6.4% and 7.4%, respectively. The selling percentage in the first quarter of 1996 declined from the previous quarter due primarily to the increased revenue. General and administrative expenses as a percentage of revenues for the three months ended March 31, 1996 and 1995 were 7.0% and 9.8%, respectively. The reduction in general and administrative expenses as a percentage of revenues is largely attributable to the increased revenues in 1996. In addition, the Company incurred general and administrative expenses in the prior period to manage the 70 joint venture closings which were not included in revenues.



    In the first three months of 1996, interest and other, net decreased to $0.2 million from $0.4 million in the comparable period of 1995. Included in interest and other, net is interest incurred, less amounts capitalized to housing inventories; interest income; and minority interest in pretax income of a consolidated joint venture. For the three months ended March 31, 1996 and 1995, the Company incurred interest of $3.9 million and $4.0 million and capitalized interest to housing inventories of $3.8 million and $3.9 million, respectively.



    The Company's effective tax rate was 40.8% and 0% for the quarters ended March 31, 1996 and 1995, respectively. In the first quarter of 1995, the deferred tax asset valuation allowance was reduced by $0.2 million reducing the effective tax rate to zero. See "Fiscal 1995 Compared to Fiscal 1994" below.



FISCAL 1995 COMPARED TO FISCAL 1994



    Record revenues of $293.9 million were achieved for 1995 representing a 13% increase over the preceding year. This was accomplished despite difficult market conditions experienced in Southern California and construction delays as a result of the unusually heavy rainfall experienced during the first quarter of 1995. Housing revenues for 1995 increased to $284.4 million on 1,220 homes closed compared to $258.1 million on 1,012 homes closed in 1994. Housing revenues for 1995 increased due principally to a 21% increase in the number of homes closed partially offset by an 8% decline in the average sales price of homes closed from $252,000 in 1994 to $231,000 in 1995. The decline in the average sales price was largely a result of changes in the product mix and geographic location of homes closed. In the fourth quarter of 1995, housing revenues increased to $119.3 million which represented a quarterly record for the Company and were 48% above 1994's fourth quarter housing revenues. The record housing revenues in the fourth quarter of 1995 resulted primarily from a 47% increase in the number of homes closed to 487 from 332 in 1994 and a slight increase in the average sales price to $243,000 from $240,000. Revenues from land sales were $9.5 million for 1995 compared to $2.1 million in 1994. The results of operations include the Phoenix and Las Vegas operations beginning in December 1995, which were not significant to the 1995 consolidated operating results.


    The gross margin, excluding land sales, was $45.1 million or 15.9% of housing revenues for 1995 compared to $44.6 million or 17.3% of housing revenues in 1994. The decline in the gross margin percent reflected higher sales incentives, particularly in Southern California, and the impact of construction and processing delays from the first quarter 1995 rains. Nevertheless, the gross margin percent increased to 16.7% in the fourth quarter of 1995 and marked the second consecutive quarter for 1995 in which the Company has gradually improved its gross margin percent. This improvement was due largely to the increased number of homes closed from new, higher margin projects that were delayed primarily as a result of the first quarter 1995 rains. In fiscal year 1995, the gross margin in the Northern California region exceeded the Southern California region as a result of stronger economic conditions and this trend is expected to continue into early 1996. The gross margin on land sales was $1.0 million for 1995 compared to $0.1 million in 1994. Gross margin is net of reductions in housing inventory to net realizable value of $1.9 million in 1995 and $2.0 million in 1994.


    Joint ventures reported combined housing revenues of $40.8 million on 154 homes closed for 1995, compared to $92.6 million on 319 homes closed in 1994. Equity in pretax income of unconsolidated joint ventures was $1.7 million for 1995 compared to $2.6 million in 1994. This decrease can be largely attributable to a lower number of joint venture closings and a $0.8 million loss recognized principally on a joint venture land sale to an outside party. Partially offsetting this decrease was a $0.9 million increase from the completion of a joint venture project, however, this increase is a non-recurring event and is not indicative of future profits upon the completion of joint venture projects. The Company's management expects joint venture closings to continue to decline significantly in 1996.

    Selling, general and administrative expenses as a percentage of revenues decreased to 10.7% for 1995 from 11.2% in 1994. Selling expenses as a percentage of revenues for 1995 and 1994 were 5.7% and 4.8%, respectively. The increase in selling expense as a percent of revenues is principally attributable to increased sales commissions and advertising costs required to stimulate housing sales. General and administrative expenses as a percentage of revenues for 1995 and 1994 were 5.0% and 6.4%, respectively. General and administrative expenses as a percent of revenues decreased primarily due to a decrease in incentive compensation expense which is based on operating results.


    Interest and other, net increased to $1.1 million for 1995 compared to $0.4 million in 1994. For the years ended December 31, 1995 and 1994, the Company incurred interest of $15.9 million and $14.7 million and capitalized $15.8 million and $14.2 million, respectively.


    At December 31, 1995, the Company had a net deferred tax asset of $15.5 million after a valuation allowance of $1.5 million determined in accordance with SFAS No. 109. The Company recorded a provision for income taxes of $2.5 million in 1995 which consisted of a $7.0 million tax provision offset by a $4.5 million reduction in the deferred tax asset valuation allowance. The Company reduced its valuation allowance as a result of the increased visibility of anticipated future income.

    The net deferred tax asset at December 31, 1995 included net operating loss carryforwards ("NOLs") for federal and California tax purposes of $21.3 million and $9.6 million, respectively (expiring in the years 2006 through 2010 for federal and 1997 through 1999 for California tax purposes). No assurance can be given that all of the NOLs can be utilized in the future. SFAS No. 109 requires that all available evidence, both positive and negative, be considered in evaluating whether the deferred tax asset is fully realizable. In order to fully realize the $15.5 million deferred tax asset, which is net of a $1.5 million valuation allowance applicable to capital loss carryforwards, the Company must generate a minimum amount of future pretax income of approximately $38.0 million. In evaluating the Company's ability to generate sufficient cumulative pretax income in the future to fully realize the benefit of the net deferred tax asset recorded at December 31, 1995, the Company's management reviewed project forecasts for 1996 and 1997. The capital to complete the projects in the forecasts is expected to be available and a significant number of the projects necessary to generate such earnings are owned or controlled by the Company. Because of the Company's earnings history, the Company's management believes that the forecasts are no longer required to be discounted to the extent previously considered necessary. Based upon this analysis, the Company's management believes the valuation allowance at December 31, 1995 is adequate and that it is more likely than not that the Company will generate sufficient pretax income in the future to fully realize the benefit of the net deferred tax asset recorded at December 31, 1995. As a result of the reduction in the valuation allowance for the year ended December 31, 1995, the Company's effective tax rate was reduced to 14.3%. The Company's effective tax rate was 0% in 1994 due to the reduction in the deferred tax asset valuation allowance. See Note 7 to Consolidated Financial Statements.


FISCAL 1994 COMPARED TO FISCAL 1993


    Total revenues for the year ended December 31, 1994 were $260.2 million compared to $172.8 million in 1993. Housing revenues increased 64.3% to $258.1 million from $157.1 million in 1993 as a result of a 67.5% increase in homes closed from 604 in 1993 to 1,012 in 1994. The increase in housing revenues was partially offset by a decrease in the average sales price of homes closed to $252,000 in 1994 from $258,000 in 1993, as the Company continued to focus its efforts in the first time and move-up market segments. Revenues from land sales were $2.1 million in 1994 and $15.7 million in 1993, including revenues of $9.6 million on a sale to a related joint venture.

    Gross margin, excluding land sales, as a percent of housing revenues remained relatively constant in 1994 and 1993 at 17.3% and 17.7%, respectively. Total gross margin was $44.7 million or 17.2% of revenues in 1994 compared to $28.4 million or 16.5% of revenues in 1993. The lower gross margin as a percent of revenues in 1993 is attributable to the $9.6 million land sale to a related joint venture at approximately a break-even margin. Gross margin is net of reductions in housing inventory to net realizable value of $2.0 million in 1994 and $0.9 million in 1993.

    For the years ended December 31, 1994 and 1993, joint ventures reported combined revenues of $92.6 million on 319 homes closed and $33.4 million on 113 homes closed, respectively. In 1993, activity at two unconsolidated joint ventures, which were purchased as part of the AM Operations, slowed significantly and increased marketing costs and sales incentives reduced their contribution to equity in pretax income of unconsolidated joint ventures. The Company recorded equity in pretax income of unconsolidated joint ventures of $2.6 million in 1994 compared to $1.1 million in 1993.

    Selling, general and administrative expenses were $29.1 million, or 11.2% of revenues, in 1994, and $19.5 million, or 11.3% of revenues, in 1993. As a result of the increase in the number of homes closed, selling expenses increased to $12.4 million in 1994 from $7.0 million in 1993. As a percent of housing revenues, to which selling expenses are directly associated, selling expenses increased from 4.5% in 1993 to 4.8% in 1994.

    General and administrative expenses were $16.7 million, or 6.4% of revenues, in 1994 and $12.5 million, or 7.2% of revenues, in 1993. The increase in general and administrative expenses is attributable to the Company's growth in new and existing markets in California. The Company employed full-time employees of 277 and 194 at December 31, 1994 and 1993, respectively. As a percent of revenues, general and administrative expense decreased due to increased housing revenues associated with the increased volume of homes closed.


    For the years ended December 31, 1994 and 1993, the Company incurred interest of $14.7 million and $7.2 million and capitalized $14.2 million and $6.8 million, respectively. The increase in interest incurred in 1994 is due to the issuance by the Company of $125 million aggregate principal amount of 10 3/4% Notes due 2004 (the "Notes"). See "Liquidity and Capital Resources" below.


    As a result of increased cash balances, also related to the issuance of the Notes, interest income increased to $2.0 million in 1994 from $0.5 million in 1993. For the year ended December 31, 1994, interest and other, net, included minority interest in pretax income of a consolidated joint venture of $0.8 million related to a single joint venture that commenced operations in December 1993.

    At December 31, 1994, the Company had a net deferred tax asset of $18.0 million after a valuation allowance of $6.0 million determined in accordance with SFAS No. 109. For the year ended December 31, 1994, the valuation allowance was reduced by $7.5 million due to the increased expectation of realization of the deferred tax asset primarily attributable to anticipated future income. As a result of the reduction in the valuation allowance, the Company's effective tax rate was reduced to 0% for the year ended December 31, 1994, compared to a 40% effective tax rate for the year ended December 31, 1993.

LIQUIDITY AND CAPITAL RESOURCES


    As a result of the soft housing market, particularly in Southern California, and the impact of construction and processing delays from the unusually heavy rains in the first quarter of 1995, the Company implemented a strategy to strengthen its financial position and to maintain liquidity. This strategy was implemented early in 1995 and was executed by slowing the timing of new lot purchases and restructuring existing lot acquisition arrangements. At December 31, 1995, the Company's debt to equity ratio was 1.09 to 1.00, with no outstanding borrowings under its unsecured revolving credit facility (the "Facility"). The Company's cash balance at year-end increased to $41.3 million. The strong financial position that has been established should enable the Company to react quickly to a changing homebuilding market.



    At March 31, 1996, the Company's debt to equity ratio increased slightly  to
1.15 to 1.00 from 1.09 to 1.00 at the beginning of 1996. The increase was largely a result of the increased level of borrowings associated with the nine new projects acquired in the first quarter of 1996. The Company improved its inventory turnover ratio for the 12 months ended March 31, 1996 to 1.20 from
1.09 for the 12 months ended March 31, 1995 by closely monitoring its housing inventory level.

    The Company's principal cash requirements are for the acquisition, development, construction and marketing of its residential projects. Historically, these activities have been financed through the issuance of the Company's common and preferred stock, purchase money notes provided by sellers of residential projects, use of the Facility, issuance of the Notes in 1994 and cash from operations.


    The Company used net cash in operating activities of $30.0 million for the first quarter of 1996 and $40.6 million for the full year 1994 and generated net cash of $12.4 million for the full year 1995. In the first quarter of 1996 and the full year 1994, cash was used primarily to fund the increase in housing inventories associated with the Company's growth and expansion. In the full year 1995, the Company's use of cash decreased when compared to first quarter of 1996 and the full year 1994 as a result of the soft housing market and the impact of construction and processing delays from the unusually heavy rains experienced in the first quarter of 1995. The Company slowed the timing of new lot purchases and implemented a strategy designed to strengthen its financial position and maintain liquidity. The Company's sources of operating cash in fiscal 1995 were primarily earnings from operations.



    For fiscal years ended 1994 and 1995 and for the first quarter of 1996, net cash provided by investing activities was $4.2 million, $4.5 million and $0.4 million, respectively. Cash was generated primarily from cash distributions received from the Company's investments in unconsolidated joint ventures.



    Net cash flow received from financing activities was $8.6 million and $45.4 million in the first quarter of 1996 and the full year 1994, respectively, while financing activities in the full year 1995 used net cash flows of $11.7 million. In the first quarter of 1996, cash was provided primarily from the Company's Facility. In fiscal 1994, sources of financing activities were primarily the issuance of the Notes of which the net proceeds were used to repay certain existing indebtedness and general corporate purposes. In fiscal 1995, the Company's strategy was to maintain liquidity; therefore, cash was used principally to reduce the Facility's outstanding borrowings to zero and to repay existing indebtedness. As the Company continues to expand in its existing markets and evaluates opportunities to enter new markets, it may be required to seek additional capital in the form of equity or debt financing. See "Risk Factors -- Access to Financing."



    At March 31, 1996, a total of $50 million was available for future use under the provisions of the Facility. The Notes and the Facility, as well as other construction and development loans, contain certain restrictive covenants including limitations on additional indebtedness, minimum liquidity and net worth requirements and limitations on the amount of debt to equity. The indentures with respect to the Notes limit the ability of Greystone to pay cash dividends or make loans and advances to the Company. At March 31, 1996, under the terms of the indentures, Greystone could pay cash dividends or make loans or advances to the Company in an amount of $32.5 million. The Notes are fully and unconditionally guaranteed by the Company.



    On April 10, 1996 the Company increased its Facility commitment to $100 million from $60 million. The amended Facility also provides for lower borrowing and administrative costs. Participants in the amended Facility include: Bank of America NT&SA; Guaranty Federal Bank, F.S.B.; and Bank of Boston. The amended Facility extends the maturity date to July 31, 1999 and includes a provision for a 12-month amortization of outstanding principal starting July 31, 1998.



    In the normal conduct of the Company's business, it guarantees on an unsecured basis obligations of certain unconsolidated joint ventures of which it is the general partner. Generally these obligations are pro rata with the other partners and the underlying obligations are secured by the assets of the joint venture. At March 31, 1996, the Company had no liability for such obligations. The indentures with respect to the Notes and the Facility impose restrictions on the amount of such guarantees and obligations.



    The Company has utilized, and will continue to utilize, options as a method of controlling and subsequently acquiring land. By controlling land, through options on the future discretionary purchase of land, the Company attempts to minimize its cash outlays and reduce its risk from changing market conditions. While the Company attempts to prudently manage its acquisition and development of residential lots, the development of such projects can have a negative impact on liquidity due to the timing of acquisition and development activities. The Company believes that cash on hand, cash generated from operations and funds available under the Facility will be sufficient to meet the Company's working capital and capital expenditure requirements for at least the next 18 months. Currently, the Company does not have any material commitments for capital expenditures.

BACKLOG


    Backlog is the number of units subject to pending sales contracts. Homes are typically sold during construction using sales contracts which are usually accompanied by cash deposits. Before entering into sales contracts, the Company generally prequalifies its customers. If the sale of an existing home is a condition to a customer's purchase of a new home, the Company generally requires that a listing agreement exist with respect to the customer's existing home before the Company will count the sales contract as a new order. Purchasers are permitted to cancel sales contracts if they are unable to sell their existing homes or fail to qualify for financing and under certain other circumstances. The Company experienced a cancellation rate of 21% in the first quarter of 1996, 21% in 1995 and 24% in 1994. Although cancellations can delay the sales of the Company's homes, they have not had a material impact on sales, operations or liquidity because the Company closely monitors the progress of prospective buyers in obtaining financing and monitors and adjusts its start plans to better match the level of demand for its homes. The Company does not recognize revenue on homes covered by pending sales contracts until the sales are closed and the risk of ownership has been transferred to the buyer.



    At December 31, 1995, the Company had a backlog of 325 homes with an aggregate sales value of $60.2 million, representing an increase of 61% and 19%, respectively, since December 31, 1994. The increase in backlog in fiscal year 1995 resulted from the inclusion of sales of 67 homes and 78 homes in the Phoenix and Las Vegas housing markets, respectively. The Company's backlog, including units from unconsolidated joint ventures, as of December 31, 1994 consisted of 202 units with an aggregate sales value of approximately $50.4 million compared to 202 units with an aggregate sales value of $53.7 million a year earlier.



    Backlog at March 31, 1996 consisted of 511 units with an aggregate sales value of $101.0 million, representing 79% and 49% increases, respectively, over comparable figures at March 31, 1995. The Company's California operations provided strong growth in backlog levels with the sales value increasing to $84.5 million on 342 units at March 31, 1996 from $67.6 million on 286 units at March 31, 1995. This growth reflected a 24% increase in net new orders for the first three months of 1996 compared to the first three months of 1995. The Company's Phoenix and Las Vegas operations contributed a combined 169 sales in backlog with an aggregate sales value of $16.5 million in its first full quarter of operations.


SELECTED UNAUDITED QUARTERLY OPERATING DATA


    The homebuilding industry is seasonal. Generally, new orders are higher in the spring and summer with closings, and therefore revenues, being higher in the fall. The following table presents selected quarterly operating data of the Company for each of the nine quarters in the period ended March 31, 1996. In the opinion of management, all necessary adjustments (consisting of normal recurring adjustments) have been included to present fairly the unaudited selected quarterly operating data. This data is not necessarily indicative of the results of operations of the Company for any future period.

                                                                    QUARTER ENDED
                            ----------------------------------------------------------------------------------------------
                            MARCH 31,    JUNE 30,   SEPT. 30,    DEC. 31,   MARCH 31,    JUNE 30,   SEPT. 30,    DEC. 31,
                               1994        1994        1994        1994        1995        1995        1995        1995
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                                (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
  Revenues................  $  46,186   $  59,696   $  73,869   $  80,434   $  34,733   $  62,283   $  77,595   $ 119,310
  Cost of sales...........    (38,932)    (49,786)    (59,919)    (66,800)    (29,269)    (54,087)    (65,060)    (99,411)
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Gross margin............      7,254       9,910      13,950      13,634       5,464       8,196      12,535      19,899
  Equity in pretax income
   (loss) of
   unconsolidated joint
   ventures...............        174         556       1,194         657         659       1,349        (189)        (77)
  Selling, general and
   administrative
   expenses...............     (5,801)     (6,551)     (7,644)     (9,063)     (5,970)     (7,164)     (8,438)     (9,896)
  Interest and other,
   net....................        243         235        (152)         62         371         334         292         165
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Pretax income...........      1,870       4,150       7,348       5,290         524       2,715       4,200      10,091
  Income tax benefit
   (provision)............       (767)     (1,340)      2,107       --          --          3,204      (1,680)     (4,036)
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income..............  $   1,103   $   2,810   $   9,455   $   5,290   $     524   $   5,919   $   2,520   $   6,055
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                            ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Gross margin as a
   percent of revenues....       15.7%       16.6%       18.9%       17.0%       15.7%       13.2%       16.2%       16.7%
  Selling, general and
   administrative expenses
   as a percent of
   revenues...............       12.6%       11.0%       10.3%       11.3%       17.2%       11.5%       10.9%        8.3%
OPERATING DATA:(1)
  Homes closed (units)....        211         295         400         425         227         323         322         502
  Average price of homes
   closed.................  $     256   $     265   $     269   $     251   $     238   $     220   $     234   $     243
  Net new orders
   (units)................        351         437         309         234         311         380         383         423
  Backlog (at period end)
   (units)................        342         484         393         202         286         343         404         325
  Sales value of backlog
   (at period end)........  $  91,425   $ 130,322   $ 100,849   $  50,388   $  67,611   $  84,997   $ 105,918   $  60,219


                            MARCH 31,
                               1996
                            ----------

STATEMENT OF OPERATIONS
 DATA:
  Revenues................  $  63,535
  Cost of sales...........    (51,840)
                            ----------
  Gross margin............     11,695
  Equity in pretax income
   (loss) of
   unconsolidated joint
   ventures...............       (148)
  Selling, general and
   administrative
   expenses...............     (8,502)
  Interest and other,
   net....................        159
                            ----------
  Pretax income...........      3,204
  Income tax benefit
   (provision)............     (1,307)
                            ----------
  Net income..............  $   1,897
                            ----------
                            ----------
  Gross margin as a
   percent of revenues....       18.4%
  Selling, general and
   administrative expenses
   as a percent of
   revenues...............       13.4%
OPERATING DATA:(1)
  Homes closed (units)....        306
  Average price of homes
   closed.................  $     209
  Net new orders
   (units)................        492
  Backlog (at period end)
   (units)................        511
  Sales value of backlog
   (at period end)........  $ 101,011


- ------------


(1) Includes consolidated and unconsolidated projects.



    The Company historically has experienced, and in the future expects to continue to experience, variability in sales and revenues on a quarterly basis. Factors expected to contribute to this variability include, among others (i) the timing of home closings; (ii) the Company's ability to continue to acquire land and options thereon on acceptable terms; (iii) the timing of receipt of regulatory approvals for the construction of homes; (iv) the condition of the real estate market and general economic conditions in California, especially in the Company's markets; (v) the cyclical nature of the homebuilding industry;
(vi) the prevailing interest rates  and the availability of mortgage  financing;
(vii) pricing policies of the Company's competitors; (viii) the timing of the opening of new residential projects; (ix) weather; and (x) the cost and availability of materials and labor. The Company's historical financial performance is not necessarily a meaningful indicator of future results and, in particular, the Company expects its financial results to vary from project to project and from quarter to quarter.


INTEREST RATES AND INFLATION

    The residential homebuilding industry is affected by changes in general economic factors, particularly by the impact of inflation and its effect on interest rates. Inflation can adversely affect the rates on funds borrowed by the Company and the affordability of permanent mortgage financing available to prospective customers.

    Increased construction costs, rising interest rates, as well as increased material costs, may reduce gross margins in the short-term, however, the Company attempts to recover the increased costs through increased sales prices without reducing sales volume. Inflation has not had a significant adverse effect on the Company's results of operations presented herein. However, there can be no assurance that inflation will not have a material adverse impact on the Company's future results of operations.

                                    BUSINESS

    The Company is a leading regional builder of high quality, single family homes primarily targeted to first time and move-up homebuyers in infill and emerging markets located throughout Northern and Southern California as well as Las Vegas, Nevada and Phoenix, Arizona. The Company also provides mortgage brokerage services to its customers.

BUSINESS STRATEGY

    The Company's primary business objective is to become one of the leading regional single family homebuilders while managing the risks inherent in the homebuilding industry. To achieve this objective, the Company has adopted the following business strategies:

    EXPANSION THROUGH ACQUISITIONS AND START-UP OPERATIONS. The Company has successfully expanded its operations through selective acquisitions and by commencing start-up projects in new and existing markets. Within its existing markets, management believes there are opportunities to increase the number of residential projects with its current management and information systems. As part of its overall strategy to enter new geographic markets, the Company continually evaluates acquisition opportunities which combine attractive residential projects and management with local market expertise.

    MARKET   SEGMENT   DIVERSITY    THROUGH   INFILL    AND   EMERGING    MARKET
STRATEGY.  Pacific Greystone focuses on two distinct market segments.

    - Infill markets generally include sites zoned for non-residential use within previously developed communities that will typically yield 50 to 100 residential lots. The Company has a particular expertise in identifying and redeveloping non-residential sites suitable for single family homes. Management views its infill expertise as an important competitive advantage over larger tract builders due to its belief that the housing market in infill areas is less volatile than in emerging markets. The supply of buildable lots in an infill market is often constrained, therefore competition is typically limited to resale housing.

    - Emerging markets tend to include raw land and improved residential lots in areas of active new home construction. As compared to infill markets, emerging markets provide greater growth potential during periods of strong housing demand since they typically have fewer entitlement issues and generate more buildable lots than an infill market.


    GEOGRAPHIC DIVERSITY WITHIN CALIFORNIA. Northern California and Southern California are distinct markets with unique economic and demographic trends. In 1995 and the first three months of 1996, the number of homes closed by Pacific Greystone were divided almost equally between Northern and Southern California. By having diverse operations within California, management believes that it minimizes the risks associated with any one particular locality, yet the Company is able to participate in two large markets with significant demand for housing.



    CONSERVATIVE LAND POLICIES. The Company maintains a conservative land acquisition policy designed to optimize profitability and return on capital while minimizing the risks associated with investments in land. Pacific Greystone generally limits the number of lots acquired to less than 150 in any one project. By not having a significant investment in any one project, management believes it is better able to adjust to changing buyer needs and reduce the risks associated with changing market conditions. The Company only purchases lots after entitlements are received. The Company's inventory strategy is to own a two to four year supply of residential lots. Pacific Greystone's owned residential lot inventory has been obtained since its formation in 1991, with approximately 84% acquired since January 1994. As of March 31, 1996, the Company owned and controlled 7,001 residential lots.


    EXPERIENCED MANAGEMENT WITH DECENTRALIZED OPERATING STRUCTURE. Pacific Greystone balances its local operating structure with centralized corporate-level management. The Company's local managers, who have significant experience in both the homebuilding industry and their respective markets, are responsible for operating decisions regarding project identification, house design, construction and marketing. Decisions related to overall Company strategy, project acquisition, financing and disbursements are centralized at the corporate level. The Company's senior operating and financial management is very experienced with the 12 most senior managers averaging 21 years of experience in the homebuilding industry.

THE CALIFORNIA ECONOMY AND HOUSING MARKETS


    California is the most populous state and the third largest housing market (measured by permits issued in 1995) in the United States. According to the U.S. Census Bureau, the population of California increased from 23.7 million in 1980 to an estimated 31.4 million in 1994, an annual compound growth rate of 2.0% compared to a nationwide compound annual growth rate of 1.0% over this same period.


    HOUSING TRENDS


    Single family building permits issued in California totaled 162,600 at the last cyclical peak in 1989 and declined to 68,673 in 1995, a decline of 57.7%. In the first three months of 1996, 15,541 permits were issued, a 15.0% increase from the 13,510 permits issued during the first three months of 1995. The steep decline in single family building permits during California's recession led to a parallel decline in single family housing starts. As illustrated in the following chart, annual single family housing starts in California during the December 1990 to September 1995 period declined to one of the lowest levels since 1969.



         CALIFORNIA SINGLE FAMILY vs. U.S. SINGLE FAMILY HOUSING STARTS


                                  (1969-1995)



    A line graph plotting the California single family starts, in thousands, on the left axis and the U.S. single family starts, in millions, on the right axis for the years 1969 through 1995. The indicated source is DRI/ McGraw Hill.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

 CALIFORNIA SINGLE FAMILY VS. U.S. SINGLE FAMILY HOUSING
                         STARTS
(1969-1995)
                                                                 California
                                                                     Single    U.S. Single
                                                              Family Starts  Family Starts
Mar-69                                                                87.50           0.84
Jun-69                                                                89.09           0.81
Sep-69                                                                74.76           0.82
Dec-69                                                                83.80           0.72
Mar-70                                                                65.36           0.73
Jun-70                                                                63.17           0.81
Sep-70                                                                70.71           0.87
Dec-70                                                                85.77           1.11
Mar-71                                                               114.65           1.08
Jun-71                                                               118.29           1.16
Sep-71                                                               114.98           1.16
Dec-71                                                               122.32           1.30
Mar-72                                                               147.75           1.32
Jun-72                                                               111.89           1.27
Sep-72                                                               131.34           1.40
Dec-72                                                               131.23           1.26
Mar-73                                                               104.22           1.24
Jun-73                                                               116.42           1.11
Sep-73                                                               105.43           1.02
Dec-73                                                                84.40           0.82
Mar-74                                                                81.20           0.97
Jun-74                                                                82.53           0.98
Sep-74                                                                75.63           0.86
Dec-74                                                                64.33           0.76
Mar-75                                                                65.91           0.77
Jun-75                                                                80.21           0.87
Sep-75                                                                89.98           0.96
Dec-75                                                               108.02           1.03
Mar-76                                                               131.48           1.11
Jun-76                                                               119.94           1.13
Sep-76                                                               131.57           1.23
Dec-76                                                               175.94           1.31
Mar-77                                                               218.15           1.49
Jun-77                                                               164.66           1.39
Sep-77                                                               163.34           1.48
Dec-77                                                               169.69           1.53
Mar-78                                                               154.31           1.43
Jun-78                                                               138.94           1.43
Sep-78                                                               145.38           1.39
Dec-78                                                               141.04           1.46
Mar-79                                                               131.95           1.32
Jun-79                                                               131.75           1.32
Sep-79                                                               134.98           1.19
Dec-79                                                               119.87           1.02
Mar-80                                                                97.17           0.63
Jun-80                                                                63.13           0.77
Sep-80                                                                98.45           1.02
Dec-80                                                               101.88           0.94
Mar-81                                                                77.37           0.85
Jun-81                                                                68.84           0.70
Sep-81                                                                55.22           0.64
Dec-81                                                                41.58           0.56
Mar-82                                                                43.49           0.61
Jun-82                                                                37.56           0.61
Sep-82                                                                51.25           0.69
Dec-82                                                                65.24           0.86
Mar-83                                                                76.98           1.00
Jun-83                                                               102.91           1.12
Sep-83                                                               112.73           1.06
Dec-83                                                               118.74           1.02
Mar-84                                                               124.78           1.05
Jun-84                                                               116.76           1.09
Sep-84                                                               107.52           1.04
Dec-84                                                               108.45           1.10
Mar-85                                                               113.42           1.13
Jun-85                                                               113.06           1.03
Sep-85                                                               124.63           1.02
Dec-85                                                               119.51           1.12
Mar-86                                                               117.62           1.18
Jun-86                                                               144.29           1.22
Sep-86                                                               144.37           1.14
Dec-86                                                               157.98           1.23
Mar-87                                                               161.01           1.21
Jun-87                                                               145.62           1.09
Sep-87                                                               138.77           1.23
Dec-87                                                               127.21           1.03
Mar-88                                                               152.76           1.18
Jun-88                                                               148.20           1.11
Sep-88                                                               167.32           1.04
Dec-88                                                               181.43           1.13
Mar-89                                                               160.67           0.98
Jun-89                                                               168.40           0.97
Sep-89                                                               162.78           0.97
Dec-89                                                               164.75           0.91
Mar-90                                                               155.07           0.97
Jun-90                                                               117.04           0.89
Sep-90                                                               103.70           0.86
Dec-90                                                                77.90           0.75
Mar-91                                                                69.50           0.75
Jun-91                                                                83.89           0.87
Sep-91                                                                81.68           0.87
Dec-91                                                                75.88           0.95
Mar-92                                                                84.07           1.04
Jun-92                                                                81.19           1.00
Sep-92                                                                79.15           1.02
Dec-92                                                                80.49           1.08
Mar-93                                                                71.92           0.94
Jun-93                                                                75.83           1.07
Sep-93                                                                73.07           1.15
Dec-93                                                                81.25           1.38
Mar-94                                                                85.32           1.26
Jun-94                                                                75.83           1.17
Sep-94                                                                84.76           1.24
Dec-94                                                                81.09           1.25
Mar-95                                                                66.47           0.99
Jun-95                                                                64.20           1.03
Sep-95                                                                80.39           1.14
Source: DRI/McGraw Hill


    Since peaking in early 1991, median single family home sales prices have fallen dramatically. The price of a median single family home declined to $176,150 in March 1996. As home sales prices and mortgage rates declined, the percentage of California households able to afford a median-priced single family home has increased from a low of 15% in May of 1989 to 41% in March 1996.

           CALIFORNIA AFFORDABILITY INDEX BASED ON MEDIAN HOME PRICE



    A line graph plotting the median home price in dollars on the left axis and the affordability index as a percentage on the right axis for the years 1989 to March 1996. The indicated source is California Association of Realtors.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

  CALIFORNIA AFFORDABILITY INDEX BASED ON MEDIAN HOME
                         PRICE
                                                            Affordability Index
                                                                            (%)   Median Home Price ($)
1/89                                                                         19                 182,859
2/89                                                                         17                 190,197
3/89                                                                         16                 194,697
4/89                                                                         15                 201,034
5/89                                                                         14                 201,021
6/89                                                                         14                 199,441
7/89                                                                         14                 201,653
8/89                                                                         16                 199,385
9/89                                                                         16                 198,743
10/89                                                                        17                 193,734
11/89                                                                        17                 193,581
12/89                                                                        19                 188,477
1/90                                                                         22                 194,952
2/90                                                                         21                 196,273
3/90                                                                         22                 194,856
4/90                                                                         22                 196,111
5/90                                                                         22                 195,281
6/90                                                                         22                 194,410
7/90                                                                         23                 193,088
8/90                                                                         23                 192,180
9/90                                                                         24                 189,979
10/90                                                                        25                 187,630
11/90                                                                        24                 192,020
12/90                                                                        25                 190,375
1/91                                                                         25                 192,054
2/91                                                                         24                 194,805
3/91                                                                         23                 202,686
4/91                                                                         23                 207,718
5/91                                                                         22                 211,001
6/91                                                                         24                 206,722
7/91                                                                         24                 206,069
8/91                                                                         25                 200,340
9/91                                                                         26                 197,801
10/91                                                                        27                 196,021
11/91                                                                        29                 194,192
12/91                                                                        29                 199,452
1/92                                                                         31                 196,410
2/92                                                                         30                 198,220
3/92                                                                         29                 200,500
4/92                                                                         29                 198,700
5/92                                                                         29                 203,420
6/92                                                                         30                 199,460
7/92                                                                         32                 199,150
8/92                                                                         34                 194,670
9/92                                                                         34                 195,840
10/92                                                                        35                 194,000
11/92                                                                        35                 189,670
12/92                                                                        35                 193,330
1/93                                                                         36                 191,670
2/93                                                                         38                 187,440
3/93                                                                         37                 189,130
4/93                                                                         38                 192,600
5/93                                                                         39                 188,850
6/93                                                                         39                 188,650
7/93                                                                         39                 190,540
8/93                                                                         40                 189,010
9/93                                                                         41                 186,740
10/93                                                                        43                 185,920
11/93                                                                        43                 184,700
12/93                                                                        42                 184,980
1/94                                                                         42                 183,046
2/94                                                                         43                 183,010
3/94                                                                         41                 185,472
4/94                                                                         40                 187,620
5/94                                                                         39                 185,950
6/94                                                                         37                 189,234
7/94                                                                         37                 188,051
8/94                                                                         37                 185,788
9/94                                                                         37                 185,158
10/94                                                                        38                 181,862
11/94                                                                        38                 180,907
12/94                                                                        38                 179,057
1/95                                                                         38                 177,200
2/95                                                                         39                 172,327
3/95                                                                         38                 175,000
4/95                                                                         37                 176,816
5/95                                                                         38                 176,179
6/95                                                                         39                 180,876
7/95                                                                         38                 180,381
8/95                                                                         37                 182,619
9/95                                                                         37                 180,529
10/95                                                                        39                 176,040
11/95                                                                        39                 176,200
12/95                                                                        40                 175,370
1/96                                                                         41                 174,480
2/96                                                                         42                 170,420
3/96                                                                         41                 171,151
Source: California Association of Realtors

    EMPLOYMENT TRENDS


    The rate of nonfarm employment growth in California turned negative in December 1990 and showed a negative trend through 1993. In 1994, nonfarm employment growth turned positive for the first time in over three years. Since 1991, Northern California only experienced one year of negative employment growth, 1992. In contrast, Southern California's rate of nonfarm employment growth was negative for the years 1991 through 1993 and only mildly positive in 1994. Over the twelve months ended March 1996, the California Employment Development Department estimated that California nonfarm employment increased by 2.4%, or 296,000 jobs, significantly outpacing the 1.5% gain nationwide. During that period, all of California's metropolitan statistical areas posted job gains. Additionally, the California Department of Finance recently projected a 2.5% increase in nonfarm employment in 1996 and a 2.3% increase in 1997.

              YEAR-0VER-YEAR NONFARM EMPLOYMENT GROWTH (1920-1995)



    A line graph plotting the unit change on the left axis and the percentage of change of the nonfarm equipment growth for the years 1970 through 1995. The indicated source is DRI/McGraw Hill.


EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

YEAR-OVER-YEAR NONFARM EMPLOYMENT GROWTH (1970-1995)
                                                        Unit Change  Percentage of Change
Mar-70                                                          189                 2.77%
Jun-70                                                           61                 0.89%
Sep-70                                                         (52)                -0.75%
Dec-70                                                        (136)                -1.94%
Mar-71                                                        (149)                -2.13%
Jun-71                                                         (97)                -1.39%
Sep-71                                                            9                 0.13%
Dec-71                                                          116                 1.69%
Mar-72                                                          261                 3.81%
Jun-72                                                          296                 4.30%
Sep-72                                                          318                 4.58%
Dec-72                                                          295                 4.22%
Mar-73                                                          369                 5.17%
Jun-73                                                          419                 5.84%
Sep-73                                                          438                 6.05%
Dec-73                                                          420                 5.76%
Mar-74                                                          271                 3.61%
Jun-74                                                          252                 3.32%
Sep-74                                                          183                 2.38%
Dec-74                                                          147                 1.91%
Mar-75                                                          (6)                -0.08%
Jun-75                                                         (66)                -0.84%
Sep-75                                                          (6)                -0.08%
Dec-75                                                          128                 1.63%
Mar-76                                                          277                 3.57%
Jun-76                                                          328                 4.22%
Sep-76                                                          344                 4.37%
Dec-76                                                          280                 3.51%
Mar-77                                                          346                 4.31%
Jun-77                                                          413                 5.10%
Sep-77                                                          448                 5.46%
Dec-77                                                          574                 6.95%
Mar-78                                                          621                 7.41%
Jun-78                                                          656                 7.70%
Sep-78                                                          587                 6.78%
Dec-78                                                          531                 6.00%
Mar-79                                                          518                 5.76%
Jun-79                                                          421                 4.59%
Sep-79                                                          482                 5.21%
Dec-79                                                          444                 4.74%
Mar-80                                                          343                 3.61%
Jun-80                                                          233                 2.43%
Sep-80                                                           74                 0.76%
Dec-80                                                           89                 0.91%
Mar-81                                                           87                 0.88%
Jun-81                                                          178                 1.81%
Sep-81                                                          213                 2.18%
Dec-81                                                           67                 0.67%
Mar-82                                                         (53)                -0.53%
Jun-82                                                        (179)                -1.79%
Sep-82                                                        (245)                -2.44%
Dec-82                                                        (223)                -2.23%
Mar-83                                                        (118)                -1.19%
Jun-83                                                           41                 0.42%
Sep-83                                                          183                 1.88%
Dec-83                                                          319                 3.27%
Mar-84                                                          436                 4.46%
Jun-84                                                          464                 4.70%
Sep-84                                                          517                 5.20%
Dec-84                                                          473                 4.69%
Mar-85                                                          433                 4.24%
Jun-85                                                          397                 3.84%
Sep-85                                                          349                 3.33%
Dec-85                                                          340                 3.23%
Mar-86                                                          315                 2.95%
Jun-86                                                          301                 2.80%
Sep-86                                                          300                 2.77%
Dec-86                                                          346                 3.18%
Mar-87                                                          364                 3.32%
Jun-87                                                          338                 3.51%
Sep-87                                                          379                 3.41%
Dec-87                                                          416                 3.71%
Mar-88                                                          451                 3.98%
Jun-88                                                          454                 3.98%
Sep-88                                                          439                 3.82%
Dec-88                                                          410                 3.52%
Mar-89                                                          396                 3.36%
Jun-89                                                          340                 2.86%
Sep-89                                                          287                 2.41%
Dec-89                                                          285                 2.37%
Mar-90                                                          277                 2.28%
Jun-90                                                          301                 2.47%
Sep-90                                                          302                 2.47%
Dec-90                                                          168                 1.36%
Mar-91                                                         (28)                -0.22%
Jun-91                                                        (134)                -1.07%
Sep-91                                                        (182)                -1.45%
Dec-91                                                        (219)                -1.75%
Mar-92                                                        (231)                -1.86%
Jun-92                                                        (184)                -1.49%
Sep-92                                                        (208)                -1.69%
Dec-92                                                        (198)                -1.61%
Mar-93                                                        (132)                -1.08%
Jun-93                                                        (163)                -1.34%
Sep-93                                                         (89)                -0.73%
Dec-93                                                         (51)                -0.42%
Mar-94                                                           17                 0.14%
Jun-94                                                           95                 0.79%
Sep-94                                                          156                 1.30%
Dec-94                                                          195                 1.62%
Mar-95                                                          199                 1.65%
Jun-95                                                          261                 2.15%
Sep-95                                                          262                 2.15%
Dec-95                                                          293                 2.40%
Source: DRI/McGraw Hill


    The California unemployment rate increased from 4.8% in June 1990 to 10.1% in January 1994, compared to the national unemployment rate which increased more modestly from 5.3% to 6.7% during the same period. Since reaching 10.1%, California's unemployment rate has declined markedly to 7.7% as of March 1996 while the national rate has declined to 5.6%.


MARKETS AND PRODUCTS

    The Company's homebuilding operations are presently conducted in four regions: Northern California, Southern California, Las Vegas, Nevada and Phoenix, Arizona. Within each region, the Company operates through separate divisions managed by Division Presidents. Each Division President is responsible for the Company's operations within a prescribed geographic area including project identification, product design, construction, marketing and customer service. The boundaries of these geographic areas change from time to time as market conditions and internal conditions dictate. Division Presidents are experienced in the "for sale" housing business and possess in-depth knowledge of the geographic areas within which their divisions operate. The ability to balance corporate control over significant decisions and policies with the need to respond on a timely basis to local market opportunities is an important factor in the Company's operations.

    The Company's operations are focused on two distinct market segments, infill and emerging. The Company's infill projects are generally located in developed residential areas with ready access to jobs, shopping, schools and other amenities. These projects typically have higher densities than emerging markets and the Company's projects in infill markets generally contain a smaller number of units and attract move-up buyers. The Company believes that over half of the purchasers of homes in the Company's infill projects previously lived within a five mile radius of the infill projects. Homes in infill markets typically compete primarily against sales of existing homes in the market area.

    The Company's emerging projects tend to be located in areas of active new construction but still within reasonable commuting distance of major employment centers. These projects generally focus on first time and move-up buyers desiring lower priced homes. In these locations, cost effectiveness is an important competitive advantage and the price at which the Company can acquire lots and construct homes is a key factor in achieving home sales. Typically, these markets have lower densities and compete primarily against new homes offered by other homebuilders.


    Northern California operations are currently conducted in Alameda, Santa Clara, Contra Costa, San Mateo, Sacramento and San Joaquin counties. Southern California operations are concentrated in the counties of Los Angeles, Orange, San Bernardino, Riverside, San Diego and Ventura. In December 1995, the Company acquired seven residential projects in Las Vegas, Nevada and Phoenix, Arizona.



    The following table sets forth information regarding the Company's projects and backlog at March 31, 1996 (includes unconsolidated joint venture):



                                                                                             SALES VALUE
                                                                                             OF BACKLOG
                                                          NUMBER OF ACTIVE                  (DOLLARS) (2)
                                            NUMBER OF          SELLING          BACKLOG     -------------
                                         PROJECTS OWNED     PROJECTS (1)      (UNITS) (2)
                                         ---------------  -----------------  -------------       (IN
                                                                                             THOUSANDS)
Northern California....................            20                10              143     $    37,477
Southern California....................            21                11              199          46,988
Nevada.................................             5                 3               77           7,453
Arizona................................             7                 3               92           9,093
                                                   --                --
                                                                                     ---    -------------
  Total................................            53                27              511     $   101,011
                                                   --                --
                                                   --                --
                                                                                     ---    -------------
                                                                                     ---    -------------


- ------------

(1) Active selling projects are projects owned by the Company at which five or more homes were for sale at March 31, 1996.


(2) Backlog is the number of units subject to pending sales contracts, some of which are subject to contingencies. Therefore, no assurances can be given that this backlog will result in actual sales. See "Sales and Marketing" below.

    Homes in each residential project are specifically designed to meet local buyer preferences and geographic conditions and to be competitive within the marketplace. Typically the Company offers three to four product types in each project generally ranging in size from 1,000 to 3,000 square feet with various configurations for each product type. Homes are arranged within the project to ensure a varied street scene. In designing homes, the Company also takes into account new homes being offered by other homebuilders and homes available in the resale market.

LAND ACQUISITION AND DEVELOPMENT

    The Company acquires land for its residential home projects with a view toward the development of finished lots capable of supporting housing units. The Company views land as a component of a home's cost structure, rather than for its speculative value. Due to the cyclical character of the industry and the critical role of effective risk-management in land development, the Company seeks to limit building sites owned and controlled to a number adequate to support approximately two to four years of new home sales. Also, because of the illiquid nature of land holdings and the related financing requirements, the Company has implemented policies and programs to attempt to manage these risks. The Company requires the completion of due diligence prior to committing to acquire land, acquires only residential entitled land to mitigate zoning risk and typically limits land acquisition size to less than 150 units to minimize investment levels in any one project. The Company also uses options and other non-capital intensive structures to control land, and funds land acquisitions whenever possible with non-recourse seller financing. "Entitled" land refers to land subject to development agreements, tentative maps or recorded maps, depending on the jurisdiction within which the land is located. Developers generally have the right to obtain building permits with respect to entitled land upon compliance with conditions that are usually within the developer's control.

    Prior  to  committing  to  the acquisition  of  land,  the  Company conducts extensive feasibility studies covering all pertinent aspects of the proposed commitment. These studies include such technical aspects as title, zoning, soil and seismic characteristics, marketing studies that review population and employment trends, schools, transportation access, buyer profiles, sales forecasts, projected profitability, cash requirements and assessment of political risk and other factors. Prior to acquiring each land parcel, market studies are completed to determine the needs of the targeted customers and to determine whether the underlying land price enables the Company to meet those needs at an affordable price. The Company purchases land only when it can project the commencement of construction and sales within a reasonable time period. The Company's policy is that land can be purchased or sold only with the prior approval of the Company's Executive Management Committee. The Company utilizes outside architects and consultants, under close supervision, to help review its acquisitions and design its products.

    The Company generally purchases lots or obtains an option to purchase lots which, in either case, requires certain site improvements prior to construction. The Company then undertakes, where required, development activities (through contractual arrangements with local developers) that include site planning and engineering, as well as constructing road, sewer, water, utilities, drainage and recreational facilities and other amenities. When available in certain markets, the Company also buys finished lots that are ready for construction.


    The following table sets forth the number of lots owned and controlled by the Company at March 31, 1996:



                                                                       LOTS
                                                     LOTS OWNED   CONTROLLED (1)     TOTAL
                                                     -----------  ---------------  ---------
Northern California................................       1,086          1,545         2,631
Southern California................................       1,138          2,019         3,157
Nevada.............................................         389            127           516
Arizona............................................         220            477           697
                                                          -----          -----     ---------
  Total............................................       2,833          4,168         7,001
                                                          -----          -----     ---------
                                                          -----          -----     ---------


- ------------
(1) Lots controlled include properties for which the Company has entered into contractual relationships including non-binding letters of intent, binding purchase agreements with customary conditions precedent, non-binding verbal agreements, as well as option agreements and other arrangements. There can be no assurance the Company will acquire all of these properties.

    The Company views joint ventures as a means to both expand its market opportunities and manage its risk profile. It enters into joint ventures with land owners, intermediaries and other homebuilders in the ordinary course of its business. The Company has an ongoing program to identify and cultivate a wide source of potential joint venture partners. Typically, the Company acts as the general partner and the day-to-day manager, while the other partner contributes the land or additional equity to the partnership. The joint ventures generally obtain development or construction financing from banks and other sources. Guarantees of such financing, if required, are generally provided by the partners on a negotiated basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and Note 4 to the Consolidated Financial Statements.

SALES AND MARKETING


    The Company sells its homes through its own sales representatives, although sales by independent real estate brokers are encouraged in some markets. The Company's in-house sales force typically works from sales offices located in the model homes at each subdivision. At March 31, 1996, the Company owned 97 model homes which were not generally available for sale until the end of the project. Sales representatives assist potential buyers by providing them with basic floorplans, price information, development and construction timetables, tours of model homes and the selection of options. Sales personnel are licensed by the applicable real estate agencies in their respective markets, are provided training by the Company and generally have had prior experience selling new homes in the local market.

    The Company advertises in newspapers and magazines and on billboards. The Company also utilizes home shows, video tapes, direct mailings, special promotional events, illustrated brochures and model homes in a comprehensive marketing program. Generally, two to four different model homes are built and decorated at each subdivision to display design features. Model homes play a key role in helping buyers understand the efficiencies and value provided by each plan type. Company personnel, along with subcontracted marketing and design consultants, carefully design exteriors and interiors of each home to coincide with the lifestyles of targeted buyers. Various plan types and elevations are utilized to provide a more varied street scene and sense of "customization" for the buyers.


    Homes are typically sold during construction using sales contracts which are usually accompanied by cash deposits. Before entering into sales contracts, the Company generally prequalifies its customers. If the sale of an existing home is a condition to a customer's purchase of a new home, the Company generally requires a listing agreement with respect to the customer's existing home before the Company will count the sales contract as a new order. Purchasers are permitted to cancel sales contracts if they are unable to sell their existing homes or fail to qualify for financing and under certain other circumstances. During 1993, 1994 and 1995 and the first three months of 1996, the Company experienced a cancellation rate of approximately 32%, 24%, 21% and 21%, respectively. Although cancellations can delay the sale of the Company's homes, they have not had a material impact on sales, operations or liquidity because the Company closely monitors the progress of prospective buyers in obtaining financing and monitors and adjusts its start plans to better match the level of demand for its homes.


CONSTRUCTION

    The Company strives to match construction starts to its sales rates. The Company generally will not start construction of a phase of homes until sales have met predetermined targets. The Company controls its construction starts by releasing homes for construction and for sale in phases. The size of these phases depends on such factors as current sales and cancellation rates, the type of buyer targeted for a particular residential project, the time of the year and the Company's assessment of prevailing and anticipated economic conditions. Normally, the Company does not release homes for sale until a significant portion of the homes' construction cost has been established through firm subcontractor bids.

    The Company functions as a general contractor, subcontracting its construction activities. The Company manages these activities with on-site supervisory employees and informational and management control systems. The services of independent architectural, design, engineering and other consulting firms are engaged to assist in project planning. The Company does not have long-term contractual commitments with its subcontractors, consultants or suppliers of materials, who are generally selected on a competitive bid basis. However, the Company has generally been able to obtain sufficient materials and subcontractors during times of market shortages. Depending on the design, time of year, local labor situation, governmental approvals, availability of materials and supplies, and other factors, the Company generally completes a home in four to six months.


    By limiting the size of each construction phase and closely monitoring sales activity, the Company attempts to limit the number of unsold units under construction. However, unlike homebuyers in other parts of the country, homebuyers in the Company's markets are not accustomed to long delays in the delivery of homes. Accordingly, the Company and other homebuilders in the Company's markets typically commence construction prior to obtaining sales contracts for all homes within a given phase. Building homes of the same product type in phases also allows the Company to utilize production techniques that reduce its construction costs. The number of unsold homes fluctuates depending upon the timing of completion of construction and absorption of home phases. At March 31, 1996, the Company had 106 completed and unsold homes, excluding 97 model homes.


CUSTOMER SERVICE AND QUALITY MANAGEMENT

    The Company believes it provides high quality homes by employing a quality process which is intended to provide a positive atmosphere for each customer throughout the pre-sale, sale, building, closing and post-closing periods. The participation of the sales representatives, on-site construction supervisor and the post-closing customer service personnel, working in a team effort, is intended to foster the Company's reputation for quality service and ultimately lead to enhanced customer retention and referrals.

    Homebuyers are provided with a warranty program which, in general, provides for a limited one-year warranty on building materials and, in California, a ten-year statutory warranty with respect to construction defects. The Company establishes reserves for future warranty costs which are periodically reviewed and adjusted as necessary.

    In 1995, the Company initiated Total Quality Management ("TQM") as a process to improve customer satisfaction and reduce costs in all aspects of the Company's operations. TQM is a continual process in which all employees are involved in improving productivity and product quality. Although the Company believes its TQM process will increase long-term profitability, the Company incurred approximately $175,000 of training and consultant costs in connection with initiating this process in 1995.

MORTGAGE BROKERAGE OPERATIONS

    The Company offers mortgage brokerage services exclusively to its customers in most of its markets. The Company, acting as a broker, has agreements with various lenders to receive a fee on loans made by the lenders to customers introduced to the lenders by the Company. The Company does not originate, fund or service the loans. No credit or interest rate risk is assumed by the Company with respect to the loans.

INFORMATION SYSTEMS

    From its inception, the Company has assigned a high priority to the development and implementation of systems and procedures. It has implemented a highly automated accounting and operational system using a proven software package widely used by other publicly owned homebuilders. This system is integrated and functions from a common data base to maintain the integrity of the data. All of the Company's offices are electronically connected via dedicated phone lines and a wide area network. This system facilitates the use of common accounting, financial and operational databases.

    The Company has invested significantly in the development and implementation of its systems and procedures and has, by design, created capacity to manage much larger volumes of activity than the Company is presently experiencing. In addition to its accounting and operational systems, the Company utilizes specialized software packages for specific applications that range from project feasibility analysis to construction scheduling. The Company has also designed its budgeting and planning system to accommodate anticipated expanded public reporting requirements. The Company has organized its operating divisions with a full complement of experienced financial personnel to manage divisional accounting functions and support division personnel.

COMPETITION

    The residential homebuilding industry is highly competitive, with homebuilders competing for customers, desirable properties, financing, raw materials and skilled labor. The Company competes on the basis of location, design, quality and price with numerous other residential homebuilders, ranging from regional and national firms to small local companies. In addition, the Company competes with resales of existing residential housing by individuals, financial institutions and others. Competition is particularly intense when the Company enters a new market area. Many of the Company's competitors are larger than the Company and have greater financial resources.

REGULATORY AND ENVIRONMENTAL MATTERS

    The residential homebuilding industry is subject to various local, state and other statutes, ordinances, rules and regulations concerning zoning, building design, construction and similar matters, including local regulations which impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of particular areas. The Company may also be subject to periodic delays in its homebuilding projects due to building moratoria. In addition, certain new development projects, particularly in Southern California, are subject to various assessments for schools, parks, streets and highways and other public improvements, the costs of which can be substantial. By raising the cost of the Company's homes to its customers, an increase in such assessments could have a negative impact on the Company's sales.

    The residential homebuilding industry is also subject to a variety of local, state and federal statutes, ordinances, rules and regulations concerning the protection of health and the environment. The environmental laws that apply to a given homebuilding site depend on the site's location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause the Company to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in certain environmentally sensitive regions or areas. Additionally, the climate and geology of the markets in California present risks of natural disasters that could adversely affect the homebuilding industry in general, and the Company's business in particular.

    See "Risk Factors--Dependence on California Economy and Housing Markets" and "--Regulatory and Environmental Matters."

EMPLOYEES


    At March 31, 1996, the Company had 321 employees. The Company considers its relations with its employees to be good. The Company's construction operations are conducted primarily through independent subcontractors, thereby limiting the number of its employees. None of the Company's employees is represented by a union.


PROPERTIES

    In addition to real estate held for development and sale, which is either owned or under option to be purchased by the Company, the Company leases office space for its corporate headquarters, located in Los Angeles, California, through 1997, with extensions at the Company's option for an additional six years. In addition, the Company leases each of its other offices and those leases have initial terms expiring from 1996 through 1998 and renewal options. The Company believes that its office space is suitable and adequate for its needs for the foreseeable future. See Note 9 to the Consolidated Financial Statements.

LEGAL PROCEEDINGS

    The Company is involved in routine litigation arising in the ordinary course of its business. In the opinion of the Company's management, none of the pending litigation will have a material adverse effect on the Company's consolidated financial condition or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Set forth below is certain information concerning the directors and executive officers of the Company. All these persons have served in their capacities since the Company was formed in 1991, except as otherwise indicated.


                                                                                                         NUMBER OF YEARS
                                                                                                        OF EXPERIENCE IN
                                                                                                          HOME-BUILDING
           NAME               AGE (*)               PRINCIPAL POSITIONS WITH THE COMPANY                    INDUSTRY
- --------------------------  -----------  -----------------------------------------------------------  ---------------------
Jack R. Harter(1)                   64   Chairman, President and Chief Executive Officer                           40
Antonio B. Mon(1)                   50   Vice Chairman and Chief Financial Officer                                 18
Robert W. Garcin(1)                 67   Vice President, General Counsel and Secretary                             33
Peter J. Kiesecker(1)               35   Vice President and Treasurer                                              13
Bruce E. Gross(1)                   37   Vice President and Controller                                             16
Richard D. Baker                    52   Division President, North Bay                                             19
Denis G. Cullumber                  49   Division President, South Coast                                           24
Steven G. Delva                     47   Division President, South Bay                                             21
Charles J. Dragicevich              46   Division President, Ventura                                               22
Timothy F. Kent                     44   Division President, Las Vegas                                             19
David M. Kitnick                    34   Division President, Phoenix                                               10
Todd J. Palmaer                     37   Division President, Coastal Valley                                        15
Jack N. Grigsby                     62   Division President, PGC Financial Services                                38
Sidney Lapidus(2)                   58   Director
Reuben S. Leibowitz(3)              48   Director
John D. Santoleri(2)                32   Director
David Kaplan(2)(3)                  51   Director


- ------------
(*) As of January 31, 1996.

(1) Member of the Executive Management Committee.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

    JACK R. HARTER, a co-founder of the Company, has been its Chairman, President and Chief Executive Officer since the Company's inception in 1991. For the 34 years prior to that, Mr. Harter held increasingly more responsible positions at M.J. Brock and Sons, Inc., a major California homebuilder, where, from 1985 through 1991, he was President. For the period 1986 through 1991, Mr. Harter was also an officer of The Ryland Group, Inc.

    ANTONIO B. MON, a co-founder of the Company, has been its Vice Chairman and Chief Financial Officer since the Company's inception in 1991. Prior to that, Mr. Mon was an officer of The Ryland Group, Inc. from 1986 to 1989 and from 1989 through 1991 was President of Ryland Ventures, Inc. During 1985, Mr. Mon was Executive Vice President and Chief Financial Officer of M.J. Brock and Sons, Inc. During the period 1978 through 1984, he held various positions at CIGNA Corporation where, among other activities, he was responsible for CIGNA's investment in M.J. Brock and Sons, Inc.

    ROBERT W. GARCIN has been the Company's Vice President, General Counsel and Secretary since 1991. From 1986 to 1991, Mr. Garcin was Vice President and General Counsel of M.J. Brock and Sons, Inc. Prior to joining M.J. Brock and Sons, Inc., Mr. Garcin was outside legal counsel to that company for over 20 years. Mr. Garcin is the former Mayor of the City of Glendale, California, and, from 1984 to 1994, served as President of the Burbank-Glendale-Pasadena Airport Authority where he currently serves as a member of that Authority.

    PETER J. KIESECKER has been the Company's Vice President and Treasurer since 1991. Mr. Kiesecker was Vice President of Ryland Ventures, Inc. and Director of Financial Planning for The Ryland Group, Inc. from 1989 to 1991. From 1984 to 1989, Mr. Kiesecker was a Financial Analyst for M.J. Brock Corporation. Prior to 1984, Mr. Kiesecker was associated with Wilshire and Associates.

    BRUCE E. GROSS has been the Company's Vice President and Controller since 1991. Mr. Gross was Corporate Controller for Shea Homes from 1990 to 1991. From 1984 to 1990, Mr. Gross was Vice President of Finance and Corporate Controller for Calmark Development Corporation. Prior to 1984, Mr. Gross was associated with Seidman and Seidman, Certified Public Accountants.

    RICHARD D. BAKER has been President of the North Bay Division since 1991. From 1983 to 1991, Mr. Baker worked as President and Vice President of Sales and Marketing for the Northern California Division of Pulte Home Corporation. Prior to that, Mr. Baker was Director of Marketing at Robertson Homes and General Sales Manager at Broadmoor Homes. Mr. Baker is the Chairman of the Board of the Northern California Building Industry Association.

    DENIS G. CULLUMBER has been President of the South Coast Division since June 1995. He previously served as President of the Coastal Valley Division from 1991 to June 1995. From 1985 to 1991 he was a Senior Vice President for UDC Homes, Inc., with responsibility for its Southern California operations from 1987. From 1980 to 1984, Mr. Cullumber was a Partner of Penstar, Inc., a homebuilding company in Fresno, California.

    STEVEN G. DELVA has been President of the South Bay Division since 1992. From 1988 to 1992, he was Vice President of Forward Planning and Land Acquisition for the Northern California division of the AM Operations. From 1977 to 1988, Mr. Delva was associated with the Writer Corporation, a Denver, Colorado homebuilder. Mr. Delva currently serves as the South Bay Region President of the Building Industry Association.

    CHARLES J. DRAGICEVICH has been President of the Ventura Division since its inception in 1995. Mr. Dragicevich joined the Company in 1993 where he served as Senior Project Manager for the Coastal Valley Division. From 1988 to 1993, he was a Division President for Griffin Homes with responsibility for its Los Angeles and Ventura County Regions. Mr. Dragicevich is a board member and past president of the Ventura County Building Industry Association.

    TIMOTHY F. KENT has been President of the Las Vegas Division since December 1995. From February 1994 to December 1995, he was a Division President for the Las Vegas Division of Inco Homes Corporation. From April 1993 to January 1994, Mr. Kent was President of the Las Vegas Division of Beazer Homes. From September 1989 to April 1993, he was a President of Watt Nevada (which was acquired by Beazer Homes).

    DAVID M. KITNICK has been President of the Phoenix Division since December 1995. From November 1993 to December 1995, he was a Division President for the Phoenix Division of Inco Homes Corporation. From 1986 to 1993, Mr. Kitnick held several management positions at Ryland Homes, a subsidiary of The Ryland Group, Inc. His most recent position there was as a manager of land resources for the Phoenix Division.

    TODD J. PALMAER has been President of the Coastal Valley Division since June 1995. Mr. Palmaer joined the Company in 1992 and he served first as Vice President/Controller for the North Bay Division where he was also responsible for land acquisitions. From 1985 to 1992, Mr. Palmaer served as Financial Officer and Director of Joint Venture Operations for Pulte Homes.

    JACK N. GRIGSBY has been Division President of PGC Financial Services since its inception in 1993. From 1990 to 1993, he was a Director and Senior Consultant to Prudential Real Estate Affiliates facilitating their establishment of nationwide mortgage loan origination capabilities. From 1983 to 1990, Mr. Grigsby was President and Chief Executive Officer of Coldwell Banker Mortgage, a nationwide company that originated mortgage loans.


    SIDNEY LAPIDUS is a Managing Director of E.M. Warburg, Pincus & Co., Inc. ("Warburg Pincus"), an affiliate of Warburg. Mr. Lapidus has been with Warburg Pincus since 1967. Mr. Lapidus currently serves on the board of directors of Renaissance Communications Corp. and Caribiner International, Inc., as well as a number of private companies.



    REUBEN S. LEIBOWITZ has been a Managing Director of Warburg Pincus since 1984. Prior to 1984, Mr. Leibowitz was a partner at Spicer and Oppenheim, Certified Public Accountants. Mr. Leibowitz currently serves on the board of directors of Chelsea GCA Realty, Inc. and Grubb & Ellis Company.



    JOHN D. SANTOLERI has been a Managing Director of Warburg Pincus since January 1996 and has been with Warburg Pincus since 1989. From 1985 to 1989, he was associated with The Harlan Company. Mr. Santoleri currently serves on the board of directors of Chelsea GCA Realty, Inc., Grubb & Ellis Company and several private companies.



    DAVID KAPLAN is a principal with the Autumn Hill Group, an investment banking and advisory firm specializing in homebuilder services since January 1996. From 1991 to 1995, Mr. Kaplan was a principal with Victor Capital Group, L.P. From 1976 to 1991, he was associated with The Harlan Company, Inc. Mr. Kaplan currently serves on the board of directors of F.P.A., a New Jersey based public homebuilder.


    The Company will seek the appointment or election of at least one new member of the Board of Directors of the Company who is not an officer or an employee of the Company or any of its affiliates as soon as practicable.

TERM OF OFFICE OF DIRECTORS AND OFFICERS

    Members of the Board of Directors currently hold office and serve until their successors are elected and qualified. Certain directors are currently nominated by various stockholder groups. Pursuant to the Shareholders' Agreement (as defined below), Jack Harter and Antonio B. Mon are required to be elected directors, Warburg can nominate three directors (currently Sidney Lapidus, Reuben S. Leibowitz and John D. Santoleri), Jennings (as defined below) can nominate one director (currently vacant) and Mr. Harter, Mr. Mon and Warburg may jointly designate up to three other directors (currently only David Kaplan has been designated). See "Description of Capital Stock--Shareholders' Agreement and Registration Rights." Upon the consummation of this Offering, the Shareholders' Agreement, as it relates to the election of directors, will be terminated. In addition, upon consummation of the Offering, the Board of Directors will be divided into three classes: Class I, Class II and Class III. Generally, each director (other than those directors elected to fill vacancies on the Board) will serve until the third annual meeting following the annual meeting at which such director is elected and until his successor is elected and qualified. Initially, the Class I directors will be Reuben S. Leibowitz and David Kaplan, whose terms will expire at the annual meeting in 1997, the Class II directors will be Sidney Lapidus and John D. Santoleri, whose terms will expire at the annual meeting in 1998, and the Class III directors will be Jack R. Harter and Antonio B. Mon, whose terms will expire at the annual meeting in 1999. Executive officers are appointed by and serve at the discretion of the Board of Directors, but subject to their employment agreements, if applicable. "See Employment Contracts and Termination of Employment and Change-in-Control Arrangements" below.

DIRECTORS COMPENSATION

    The Company's outside board member is paid a $3,000 quarterly retainer plus $850 for each meeting attended. All other directors serve without compensation.


    Prior to the closing of the Offering, the Board of Directors and stockholders of the Company will approve the Company's Amended and Restated 1995 Eligible Directors' Stock Option Plan to be effective upon consummation of the Offering (the "Director Plan"). The purpose of the Director Plan is to promote the success of the Company by providing an additional means through the grant of stock options to attract, motivate and retain experienced and knowledgeable Eligible Directors (as defined below). The Director

Plan provides that upon becoming an Eligible Director, the director will receive an option to purchase 5,000 shares of Common Stock and that annually thereafter the Eligible Director will receive an option to purchase an additional 1,000 shares of Common Stock, in each case at an exercise price equal to the market price of the Common Stock on the date of grant. The Board of Directors has authorized 75,000 shares of Common Stock for issuance under the Director Plan. Stock options granted under the Director Plan will expire five years after the date of grant. If a person's service as a member of the Board of Directors terminates, any unexercisable portion of the option shall terminate and the option will terminate six months after the date of termination or the earlier expiration of the option by its terms. Options generally vest over a three-year period. Upon a Change in Control Event (as defined in the Director Plan), the options will become fully exercisable. "Eligible Director" means a member of the Board of Directors of the Company who as of the applicable date of grant is not
(i) an officer or employee of the Company or any subsidiary, or (ii) a person to whom equity securities of the Company or an affiliate have been granted or awarded within the prior year under or pursuant to any other plan of the Company or an affiliate that provides for the grant or award of equity securities, or
(iii) an affiliate, associate or employee of either Warburg or Jennings Holdings
(USA). On August 3, 1995, stock options with respect to 14,282 shares were granted to David Kaplan pursuant to the Director Plan. These stock options are first exercisable on August 3, 1996 and expire August 2, 2000.


COMMITTEES OF THE BOARD OF DIRECTORS

    The Bylaws of the Company provide that the Board of Directors may establish committees from time to time. An Audit Committee and a Compensation Committee have been established.

    The Audit Committee reviews the Company's annual audit and meets with the Company's independent auditors to review the Company's internal controls and financial management practices. The Board's Audit Committee currently consists of Sidney Lapidus, John D. Santoleri and David Kaplan. Upon the election or appointment of a new director who is not an officer or employee of the Company or any of its affiliates, that person will be appointed to the Audit Committee and Mr. Lapidus, Mr. Santoleri or both will resign from the Audit Committee. The Compensation Committee recommends compensation for certain of the Company's personnel to the Board. The Compensation Committee currently consists of Reuben
S. Leibowitz and David Kaplan.

EXECUTIVE COMPENSATION

    The following table sets forth a summary of annual and long-term compensation awarded to, earned by, or paid to the Chief Executive Officer of the Company and each of the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) whose total annual salary and bonus for the year ended December 31, 1995 was in excess of $100,000:

                         SUMMARY COMPENSATION TABLE (1)

                                                                                             LONG-TERM
                                                          ANNUAL COMPENSATION              COMPENSATION
                                                ----------------------------------------  ---------------
                                                                           OTHER ANNUAL     RESTRICTED     ALL OTHER
                                                                           COMPENSATION    STOCK AWARDS     COMPEN-
NAME AND PRINCIPAL POSITION                       SALARY        BONUS        (2)(3)(4)          (5)        SATION (6)
- -----------------------------------             ----------  -------------  -------------  ---------------  ----------
Jack R. Harter (7)                        1995  $  425,000  $  482,000       $  23,964              --     $   77,064
  Chairman, President and                 1994     400,000     536,000          44,816          --             52,310
  Chief Executive Officer                 1993     300,000     175,000(8)       11,714              --        308,435
Antonio B. Mon (7)                        1995     375,000     425,000          22,818              --         77,076
  Vice Chairman and                       1994     350,000     469,000          27,314              --         52,310
  Chief Financial Officer                 1993     250,000     150,000(8)        5,686              --        139,382
Steven G. Delva                           1995     184,198     109,058(9)        1,716           1,144          2,145
  President, South Bay Division           1994     167,785     214,486(9)        5,674           8,510          2,310
                                          1993     155,317     122,242(9)           --              --          1,179
Richard D. Baker                          1995     186,996      97,022(9)          957              --          2,032
  President, North Bay Division           1994     175,192     120,579(9)        2,638             660          2,310
                                          1993     170,192      10,000              --              --          2,249
Denis G. Cullumber                        1995     186,996          --           1,669              --          2,110
  President, South Coast Division         1994     182,092     199,383(9)        2,844             698          2,310
                                          1993     177,285     177,706(9)           --              --          2,056

- ------------
(1) Amounts presented include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2) The amounts included in this column do not include the value of certain perquisites which for each named individual do not exceed the lower of $50,000 or 10% of their respective aggregate salary and bonus compensation for either of the years reported.

(3) The amounts presented for certain officers include that portion of interest earned on deferred compensation accounts above 120% of the applicable federal rate. Mr. Harter and Mr. Mon also received payments to reimburse for their taxes relating to certain employee benefits provided by the Company as follows: Mr. Harter, $14,347 in 1995, $13,077 in 1994 and $11,714 in 1993;
    and Mr. Mon $7,342 in 1995, $5,706 in 1994 and $5,686 in 1993.


(4) During 1994 and 1995, stock awards were issued to the named executives. The dollar value of the vested portion of these awards was based on the number of shares granted multiplied by the stock price. The stock price was determined by an outside appraisal as of the grant date in 1994 and based upon a recent stock transaction in 1995. For 1994, the number and dollar value of shares are as follows: Mr. Harter - 20,974 shares ($31,428); Mr. Mon - 13,743 shares ($20,593); Mr. Delva - 3,786 shares ($5,674); Mr. Baker
    - 1,759 shares  ($2,638); and  Mr. Cullumber  - 1,863  shares ($2,792).  For
    1995, Mr. Delva received 942 shares with a dollar value of $1,716.



(5) The number and dollar value of shares of restricted stock held on December 31, 1995 for Mr. Delva were 12,575 shares with a corresponding dollar value of $91,396. During 1995, after giving effect to the non-restricted portion of the stock award included in (4) above, Mr. Delva was issued 628 shares of restricted stock vesting equally over two years. There is no dividend component to any of these restricted shares. The dollar value per share of restricted stock held on December 31, 1995 was based on a $7.27 book value per share of common stock. Book value was used since no established market existed

                                               (FOOTNOTES CONTINUE ON NEXT PAGE)
    for the restricted stock. At December 31, 1995, the book value was calculated by deducting the cumulative undeclared dividends on the Series A Preferred before any assumed conversion on the Series C Preferred and the cumulative undeclared dividends on Series C Preferred. Book value may not be indicative of the market value of the Company's common stock that would be achieved in an initial public offering.

(6) Includes contributions to a defined contribution plan on behalf of each named officer. Additionally, in 1994 and 1995, the Company contributed $50,000 and $75,000, respectively, to a non-qualified deferred compensation plan in each of Mr. Harter's and Mr. Mon's name in accordance with their employment contracts.

(7) In 1996, the Company terminated its existing employment agreements with Messrs. Harter and Mon and entered into new employment agreements with them which are applicable for 1996 and a specified number of years thereafter. See "Employment Contracts and Termination of Employment and Change-In-Control Arrangements" below.

(8) Under Mr. Harter's and Mr. Mon's employment agreements as in effect through 1993, Mr. Harter and Mr. Mon were entitled to receive guaranteed bonuses of $350,000 and $300,000, respectively, relating to services performed in 1992 and 1993, payable on January 1, 1994 if they remained employed by the Company on that date. The amounts included in the table constitute the portion of the guaranteed bonuses attributable to 1993.

(9) A portion of the bonus included in the table is payable over three years and is forfeited if the employee leaves the Company prior to the scheduled payment date.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS



    Messrs. Harter and Mon have employment agreements with the Company, effective January 1, 1996, which have terms of three years, subject to the right of the employee to extend the term for one additional year, in each case unless earlier terminated. The agreements provide for various benefits including a base salary of $450,000 for 1996, $475,000 for 1997, $500,000 for 1998 and, if
applicable, $525,000 for 1999 for Mr. Harter and $400,000 for 1996, $425,000 for
1997,  $450,000 for  1998 and,  if applicable,  $475,000 for  1999 for  Mr. Mon.
Messrs. Harter and Mon will also each receive annual deferred compensation of $75,000. The agreements provide that Messrs. Harter and Mon are entitled to bonuses ranging from 50% to over 150% of their respective base salaries if certain targeted levels of consolidated pretax income of the Company established by the Compensation Committee are met. Messrs. Harter and Mon will also be entitled to such other or additional bonuses as the Company's Board of Directors deems appropriate. At the end of Mr. Mon's employment agreement, if the Company and Mr. Mon do not enter into a new employment agreement, the Company will employ Mr. Mon as a consultant for a three-year period at an annual compensation of $150,000.



    Under each employment agreement, in the event of a termination of the employee's employment without cause, his Total Disability (as defined in the agreements) or the employee resigns for "good reason" (as defined in the agreements, which includes a resignation by the employee within nine months of, among other events, a "change in control" (as defined below)), the employee is entitled to receive, in addition to salary and bonuses accrued to the date of termination, all amounts payable under the agreement as though such termination, Total Disability or resignation for good reason had not occurred, in equal monthly installments through December, 1999. A "change in control" occurs under the agreements upon (i) approval by the stockholders of the Company of the dissolution or liquidation of the Company; (ii) approval by the stockholders of the Company of an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities not a subsidiary of the Company, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after the reorganization are, or will be, owned, directly or indirectly, by stockholders of the Company immediately before such reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company's securities from the record date for such approval until such reorganization and that such record owners hold no securities of the other parties to such reorganization, but including in such determination any securities of the other parties to such reorganization held by affiliates of the Company); (iii) approval by the stockholders of the Company of the sale, lease, conveyance or other disposition of all or substantially all of the Company's business and/or assets to a person or entity which is not a wholly owned subsidiary of the Company; (iv) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), other than a person who is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of Common Stock of the Company at the time of the execution of the employment agreements (or an affiliate, successor, heir, descendent or related party of or to any such person), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% of the combined voting power of the Company's then outstanding securities entitled to then vote generally in the election of directors of the Company; or (v) a majority of the Board of Directors of the Company not being comprised of Continuing Directors. For purposes of this definition, "Continuing Directors" are persons who were (A) members of the Board of Directors of the Company on the date of the employment agreements or (B) nominated for election or elected to the Board of Directors of the Company with the affirmative vote of at least a majority of the directors who were Continuing Directors at the time of such nomination or election.

INCENTIVE COMPENSATION PLAN

    The Company has established an incentive compensation plan for its corporate and divisional management personnel (the "Incentive Compensation Plan"). This plan generally provides for payments expressed as a percentage of a participant's base compensation upon achievement of pre-agreed financial and qualitative objectives. The bonus percentages are established annually by the Compensation Committee of the Board of Directors. Bonuses can be tiered depending upon individual, profit center and Company performance. Generally, performance criteria are based on achievements of annual budgets, return on equity and assets and, to a lesser degree, on subjective evaluations of performance and individual relative contribution to the Company's goals and objectives. A portion of any bonus over a specific amount will be paid out by the Company over a three-year period and is subject to forfeiture if the employee leaves the Company prior to the scheduled payment date.

STOCK OPTION PLAN


    Prior to the closing of the Offering, the Company and its stockholders will adopt the Company's 1996 Stock Option and Award Plan (the "Plan"). The Plan provides a means to attract, motivate, retain and reward key employees of the Company and its subsidiaries and promote the success of the Company. A maximum of 790,000 shares of Common Stock (subject to certain anti-dilutive adjustments) may be issued pursuant to grants and awards under the Plan. The maximum number of shares that may be subject to all qualifying share-based awards, either individually or in the aggregate, that during any calendar year are granted under the Plan to any participant will not exceed 179,000 (subject to certain anti-dilutive adjustments).



    ADMINISTRATION AND ELIGIBILITY. The Plan will be administered by the Compensation Committee, each member of which must be a Disinterested Director, defined in the Plan as a member of the Board of Directors who was not, during the year prior to appointment to the Compensation Committee or during the period of service, granted or awarded equity securities pursuant to the Plan or any other plan, except as permitted by Rule 16b-3 under the Securities Exchange Act of 1934. The Plan empowers the Compensation Committee, among other things, to interpret the Plan, to make all determinations deemed necessary or advisable for the administration of the Plan and to award to officers and other key employees of Company and its subsidiaries ("Eligible Employees"), as selected by the Compensation Committee, options, including incentive stock options ("ISOs") as defined in the Internal Revenue Code (the "Code"), stock appreciation rights ("SARs"), shares of restricted stock, performance shares and other awards valued by reference to Common Stock, based on the performance of the participant, the performance of the Company or its Common Stock and/or such other factors as the Compensation Committee deems appropriate. The various types of awards under the Plan are collectively referred to as "Awards." It is expected that after the consummation of the Offering there will be approximately 50 officers and other employees eligible to participate in the Plan.

    TRANSFERABILITY. Generally speaking, Awards under the Plan are not transferable other than by will or the laws of descent and distribution, are exercisable only by the participant, and may be paid only to the participant or the participant's beneficiary or representatives. However, the Compensation Committee may establish conditions and procedures under which exercise by and transfers and payments to certain third parties are permitted, to the extent permitted by law.

    OPTIONS. An option is the right to purchase shares of Common Stock at a future date at a specified price. The option price is generally the closing price for a share of Common Stock as reported on the New York Stock Exchange ("fair market value") on the date of grant, but may be a lesser amount if authorized by the Compensation Committee. The Plan authorizes the Compensation Committee to award options to purchase Common Stock at an exercise price which may be less than 100% of the fair market value of such stock at the time the option is granted, except in the case of ISOs.


    An option may be granted as an incentive stock option, as defined in the Code, or a nonqualified stock option. An ISO may not be granted to a person who, at the time the ISO is granted, owns more than 10% of the total combined voting power of all classes of stock of the Company and its subsidiaries unless the option price is at least 110% of the fair market value of shares of Common Stock subject to the option and such option by its terms is not exercisable after expiration of five years from the date such option is granted. The aggregate fair market value of shares of Common Stock (determined at the time the option is granted) for which ISOs may be first exercisable by an option holder during any calendar year under the Plan or any other plan of the Company or its subsidiaries may not exceed $100,000. A nonqualified stock option is not subject to any of these limitations.


    The Plan permits optionees, with certain exceptions, to pay the exercise price of options in cash, Common Stock (valued at its fair market value on the date of exercise), a combination thereof or, if an option award so provides, by delivering irrevocable instructions to a stockbroker to promptly deliver the exercise price to the Company upon exercise (i.e., a so-called "cashless exercise"). Cash received by the Company upon exercise will constitute general funds of the Company and shares of Common Stock received by the Company upon exercise will return to the status of authorized but unissued shares.

    CONSIDERATION FOR AWARDS. Typically, the only consideration received by the Company for the grant of an Award under the Plan will be the future services by the optionee (as contemplated by the vesting schedule or required by agreement), past services, or a combination thereof.

    SARS. The Plan authorizes the Compensation Committee to grant SARs independent of any other Award or concurrently (and in tandem) with the grant of options. An SAR granted in tandem with an option is only exercisable when and to the extent that the related option is exercisable. An SAR entitles the holder to receive upon exercise the excess of the fair market value of a specified number of shares of Common Stock at the time of exercise over the option price. This amount may be paid in Common Stock (valued at its fair market value on the date of exercise), cash or a combination thereof, as the Compensation Committee may determine. The option granted concurrently with the SAR must be cancelled to the extent that the appreciation right is exercised and the SAR must be cancelled to the extent the option is exercised. SARs limited to certain periods of time around a major event, such as a reorganization or change in control, may also be granted under the Plan.

    RESTRICTED STOCK. The Plan authorizes the Compensation Committee to grant restricted stock to Eligible Employees on such conditions and with such restricted periods as the Compensation Committee may designate. During the restricted period, stock certificates evidencing the restricted shares will be held by the Company or a third party designated by the Compensation Committee and the restricted shares may not be sold, assigned, transferred, pledged or otherwise encumbered.

    PERFORMANCE SHARE AWARDS. The Compensation Committee may, in its discretion, grant Performance Share Awards to Eligible Employees based upon such factors, which includes but is not limited to the contribution, responsibility and other compensation of the person, as the Compensation Committee deems relevant in light of the specific type and terms of the Award. The amount of cash or shares or other property that may be deliverable pursuant to these Awards will be based upon the degree of attainment over a specified period of not more than ten years (a "performance cycle") as may be established by the Compensation Committee of such measures of the performance of the Company (or any part thereof) or the participant as may be established by the Compensation Committee. The Compensation Committee may provide for full or partial credit, prior to completion of a performance cycle or the attainment of the performance achievement specified in the Award, in the event of the participant's death, retirement, or disability, a Change in Control Event (as defined in the Plan) or in such other circumstances as the Compensation Committee may determine.

    SPECIAL PERFORMANCE-BASED SHARE AWARDS. In addition to awards granted under other provisions of the Plan, performance-based awards within the meaning of
Section 162(m) of the Code (in addition to Options and SARs granted at option prices at above fair market value) and based on net earnings, cash flow, return on equity or on assets, or other business criteria ("Other Performance-Based Awards") relative to preestablished performance goals, may be granted under the Plan. The specific performance goals relative to these business criteria must be approved by the Compensation Committee in advance of applicable deadlines under the Code and while the performance relating to the goals remains substantially uncertain. The applicable performance measurement period may not be less than one nor more than ten years. Performance goals may be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other extraordinary events not foreseen at the time the goals were set.


    The eligible class of persons for Other Performance-Based Awards is executive officers of the Company. In no event may grants of this type of Award in any fiscal year to any participant relate to more than 143,500 shares or $3.5 million if payable only in cash. Before any Other Performance-Based Award is paid, the Committee must certify that the material terms of the Other Performance-Based Award were satisfied. The Committee will have discretion to determine the restrictions or other limitations of the individual Awards.


    STOCK BONUSES. The Compensation Committee may grant a stock bonus to any Eligible Employee to reward exceptional or special services, contributions or achievements in the manner and on such terms and conditions (including any restrictions on such shares) as determined from time to time by the Compensation Committee. The number of shares so awarded shall be determined by the Compensation Committee and may be granted independently or in lieu of a cash bonus.

    OTHER AWARDS. The Plan provides that other awards, including units payable in cash or shares and measured by the value of shares, the performance of the participant or the performance of the Company, may be granted. Certain share based awards payable only in cash are not now considered derivative securities and will not reduce the number of shares available under the Plan. Some cash only awards, however, such as SARs, will reduce the numbers of shares available under the Plan. Subject to the provisions of the Plan, the Compensation Committee has the sole and complete authority to determine the employees to whom and the time or times at which such awards will be made, the number of shares awarded and other conditions of the awards.


    TERM AND EXERCISE PERIOD OF AWARDS. The Plan provides that awards may be granted for such terms as the Compensation Committee may determine but not greater than ten years after the date of the Award. The Plan does not impose any minimum vesting period, post-termination exercise period or pricing requirement, although in the ordinary course, customary restrictions will likely be imposed. Options and SARs will generally be exercisable during the holder's employment by the Company or by a related company and unearned restricted stock and other Awards will generally be forfeited upon the termination of the holder's employment prior to the end of the restricted or performance period. Generally speaking, options which have become exercisable prior to termination of employment will remain exercisable for three months thereafter (12 months in the case of retirement, disability or death). Such periods, however, cannot exceed the expiration dates of the Options. SARs have the same post-termination provisions as the Options to which they relate. The Committee has the authority to accelerate the exercisability of Options or (within the maximum ten-year term) extend the exercisability periods.


    TERMINATION, AMENDMENT AND ADJUSTMENT. The Plan may be terminated by the Compensation Committee or by the Board of Directors at any time. In addition, the Compensation Committee or the Board may amend the Plan from time to time, without the authorization or approval of the Company's stockholders, unless that approval is required by law, agreement or the rules of any exchange upon which the stock of the Company is listed. No Award may be granted under the Plan after January 31, 2006, although Awards previously granted may thereafter be amended consistent with the terms of the Plan.

    Upon the occurrence of a Change in Control Event (as defined in the Plan), in addition to acceleration of vesting, an appropriate adjustment to the number and type of shares or other securities or property subject to an Award and the price thereof may be made in order to prevent dilution or enlargement of rights under Awards.

    Individual awards may be amended by the Compensation Committee in any manner consistent with the Plan, including amendments that effectively reprice options without changes to other terms. Amendments that adversely affect the holder of an Award, however, are subject to his or her consent.

    The Plan is not exclusive and does not limit the authority of the Board of Directors or the Compensation Committee to grant other awards, in stock or cash, or to authorize other compensation, under any other plan or authority.


    INITIAL GRANTS OF OPTIONS. The Company will grant certain options under the Plan at the consummation of the Offering. The options will include options to purchase 173,350 shares and 113,650 shares of Common Stock to be granted to Jack
R. Harter, Chairman, President and Chief Executive Officer, and Antonio B. Mon, Vice Chairman and Chief Financial Officer, respectively. These options will have a term of ten years, will vest in full six months after issuance and will remain exercisable for the entire ten-year term, except in the case of termination for cause, in which event the options will terminate immediately, or upon the employee's resignation prior to June 30, 1996 for reasons other than "good reason" (as defined), in which event one-half of the options will terminate one year after such resignation. Options to purchase an aggregate of 287,000 additional shares are anticipated to be granted to other executive officers of the Company, including Messrs. Delva, Baker and Cullumber. These options are anticipated to have a term of ten years and to vest in equal annual installments over three years. All these options will have an exercise price equal to the initial price to the public in the Offering.


1996 EMPLOYEE STOCK PURCHASE PLAN


    Prior to the closing of the Offering, the Company and its stockholders will adopt the Company's 1996 Employee Stock Purchase Plan (the "Purchase Plan"). A total of 50,000 shares of Common Stock has been reserved for issuance under the Purchase Plan.



    The Purchase Plan, which is intended to qualify under Section 423 of the Code will be implemented by two six-month offering periods each year. The first offering period is expected to commence approximately July 1, 1996. The Purchase Plan will be administered by the Board of Directors or by a committee appointed by the Board. Initially, the Purchase Plan will be administered by the Compensation Committee. Employees (including officers and employee directors) of the Company, or of any majority owned subsidiary designated by the Board, are eligible to participate in the Purchase Plan if they are employed by the Company or any such subsidiary for at least 20 hours per week and more than five months per year. The Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's
compensation   (including  payments  for   overtime,  shift  premium,  incentive
compensation, incentive payments, bonuses, commissions and other cash compensation), at a price equal to the lower of 95% of the fair market value of the Company's Common Stock at the beginning of the offering period or at the date of purchase. Employees may end their participation in the offering at any time before 10 days prior to the end of the offering period, and participation ends automatically on termination of employment with the Company.


    The Purchase Plan provides that in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each right to purchase stock under the Purchase Plan will be assumed or an equivalent right substituted by the successor corporation unless the Board of Directors shortens the offering period so that employees' rights to purchase stock under the Purchase Plan are exercised prior to the merger or sale of assets. The Board of Directors has the power to amend or terminate the Purchase Plan as long as such action does not adversely affect any outstanding rights to purchase stock thereunder. If not terminated earlier, the Purchase Plan will have a term of ten years.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is comprised of Messrs. Leibowitz and Kaplan. The compensation for Messrs. Harter and Mon was and will be set pursuant to their employment agreements. See "Employment Contracts and Termination of Employment and Change-In-Control Agreements" above. Prior to establishing the Compensation Committee, the compensation levels and individual objectives for bonuses under the Incentive Compensation Plan (see "Incentive Compensation Plan" above) for the other executive officers of the Company were set by Mr. Harter.

                              CERTAIN TRANSACTIONS

    Mr. Kaplan, a director of the Company, was a principal with Victor Capital Group, L.P. in 1995. The Company engaged Victor Capital Group, L.P. to assist in the development of the Company's long-term strategic plan. The Company made payments totaling $160,000 for consulting services rendered in 1995. Concurrent with the consummation of the Offering, the Company also proposes to declare dividends on the Series A Preferred held by Mr. Harter, Mr. Mon and Warburg and on the Series C Preferred held by Warburg. See "Dividends."


                       PRINCIPAL AND SELLING STOCKHOLDERS



    The following table sets forth certain information regarding the beneficial ownership of the Company's outstanding Common Stock (assuming the redemption of the Series A Preferred, the payment of accrued dividends on the Series A Preferred and the conversion of the outstanding Series C Preferred and a portion of the accrued dividends thereon as described under "Dividends") as of March 31, 1996, by (i) all those known by the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock, (ii) each director of the Company and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group.



                                                      BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                                                        PRIOR TO OFFERING                     AFTER OFFERING
                                                      ---------------------   NUMBER OF    ---------------------
                                                      NUMBER OF              SHARES BEING  NUMBER OF
NAME                                                    SHARES     PERCENT     OFFERED       SHARES     PERCENT
- ----------------------------------------------------  ----------  ---------  ------------  ----------  ---------
Warburg, Pincus Investors, L.P. (1)
 466 Lexington Avenue
 New York, New York 10017...........................   7,807,117      79.8%       --        7,807,117      54.4%
Home Capital Pty. Ltd. and Affiliates (2)
 c/o Mr. Mark A. Korda
 Arthur Andersen & Co.
 The Tower, Melbourne Central
 360 Elizabeth Street, Melbourne 3000
 GPO Box 5151AA Melbourne 3001......................     874,358       8.9%      437,100      437,258(3)      3.0%
Jack R. Harter and Antonio B. Mon, as Trustees under
 Voting Trust Agreement (4)
 c/o Pacific Greystone Corporation
 6767 Forest Lawn Drive
 Los Angeles, CA 90068..............................   1,106,328      11.3%       --           --         --
Jack R. Harter (5)..................................     363,677(6)      3.7%      --         363,677       2.5%
Antonio B. Mon (7)..................................     228,451(6)      2.3%      --         228,451       1.6%
Steven G. Delva.....................................      31,438(8)     *         --           31,438      *
Richard D. Baker....................................      36,009(8)     *         --           36,009      *
Denis G. Cullumber..................................      39,052(8)     *         --           39,052      *
Sidney Lapidus (1)..................................      --         --           --           --         --


- ------------

*   Less than one percent


                                                  (TABLE CONTINUES ON NEXT PAGE)

                                                      BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                                                        PRIOR TO OFFERING                     AFTER OFFERING
                                                      ---------------------   NUMBER OF    ---------------------
                                                      NUMBER OF              SHARES BEING  NUMBER OF
NAME                                                    SHARES     PERCENT     OFFERED       SHARES     PERCENT
- ----------------------------------------------------  ----------  ---------  ------------  ----------  ---------
Reuben S. Leibowitz (1).............................      --         --           --           --         --
John D. Santoleri (1)...............................      --         --           --           --         --
David Kaplan........................................      --         --           --           --         --
All directors and executive officers as a group (17
 persons) (9).......................................     846,530(8)      8.6%      --         846,530       5.9%



(1) The sole general partner of Warburg is Warburg, Pincus & Co., a New York general partnership ("WP"). Lionel I. Pincus is the managing partner of WP and may be deemed to control it. E.M. Warburg, Pincus & Company ("E.M. Warburg"), a New York general partnership that has the same general partners as WP, manages Warburg. WP has a 20% interest in the profits of Warburg and through its wholly owned subsidiary, Warburg Pincus, owns 1.13% of the limited partnership interests in Warburg. Sidney Lapidus, Reuben S. Leibowitz and John D. Santoleri, directors of the Company, are Managing Directors of Warburg Pincus and general partners of WP and E.M. Warburg. As such, Messrs. Lapidus, Leibowitz and Santoleri may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the stock beneficially owned by Warburg. Messrs. Lapidus, Leibowitz and Santoleri disclaim "beneficial ownership" of the shares owned by Warburg within the meaning of Rule 13d-3 under the Exchange Act. Upon the consummation of the Offering, Warburg will enter into an agreement with the Company pursuant to which Warburg will agree that, so long as it owns more than 50% of the aggregate voting power of the Company, Warburg will vote shares representing up to 50% of the aggregate voting power of the Company on any matter in its discretion and will vote any additional shares in the same proportion as the shares voted by the other stockholders on that matter. That agreement will provide that it may be terminated only with the approval of a majority of the directors of the Company who are not officers, employees or partners of Warburg or the Company and under certain other specified circumstances.



(2) Includes 439,122 shares of common stock beneficially owned by Home Capital Pty. Ltd., 428,824 shares of common stock beneficially owned by Residential Developments Pty., Ltd., and 6,412 shares of common stock beneficially owned by Jennings Operations (USA) Inc., a wholly owned subsidiary of Home Capital Pty. Ltd. (collectively, "Jennings"). Mark A. Korda of Arthur Andersen & Co. has been appointed Receiver and Manager for Home Capital Pty. Ltd. and Residential Developments Pty., Ltd. under the bankruptcy law of Australia. In addition, Mr. Korda has been appointed as the sole director of Jennings Operations (USA) Inc.



(3) These shares will be sold pursuant to the Underwriters' over-allotment option if it is exercised for at least 437,258 shares.



(4) Includes shares subject to a Voting Trust Agreement, dated as of October 10, 1991, as amended (the "Voting Trust"), under which Jack R. Harter and Antonio B. Mon act as Voting Trustees and share voting power. The Voting Trust will be terminated upon consummation of the Offering.



(5) All of these shares are subject to the Voting Trust. Does not include 148,252 shares of common stock held by irrevocable trusts for the benefit of his daughters, over which Mr. Harter has no dispositive power, however all of these shares are subject to the Voting Trust. See footnote (4).



(6) Messrs. Harter and Mon may be deemed to be the beneficial owners of the shares held by the Voting Trust.



(7) All of these shares are subject to the Voting Trust. Does not include 111,546 shares of common stock held by an irrevocable trust for the benefit of his children, over which Mr. Mon has no dispositive power, however all of these shares are subject to the Voting Trust. See footnote (4).



(8) All of these shares are subject to the Voting Trust. See footnote (4).



(9) See footnotes (1) through (7) above.

                          DESCRIPTION OF CAPITAL STOCK


    Upon the completion of the Offering, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock and 5,000,000 shares of undesignated Preferred Stock after giving effect to the redemption of the Series A Preferred and the payment of the accrued dividends thereon and the conversion of the Series C Preferred and a portion of the accrued dividends thereon into Common Stock, which will occur upon the consummation of the Offering.


COMMON STOCK


    As of March 31, 1996, there were 9,787,803 shares of Common Stock outstanding (as adjusted to reflect the issuance of Common Stock in payment of a portion of the accrued dividends on the Series A Preferred and the conversion of the outstanding Series C Preferred and a portion of the accrued dividends thereon into Common Stock as described under "Dividends"), held of record by six stockholders, and stock options to purchase an aggregate of 14,282 shares of Common Stock were also outstanding.


    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividends." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and satisfaction of preferential rights of any outstanding Preferred Stock. The Common Stock has no preemptive or conversion rights or other subscription rights. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued upon completion of this offering will be, fully paid and non-assessable.

PREFERRED STOCK

    The Board of Directors is authorized to issue the Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of the Company without further action of the stockholders. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others.

POSSIBLE ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER PROVISIONS

    Amendments to the Company's Certificate of Incorporation will be effective upon the closing of the Offering, which, among other things, will establish a classified board (see "Management--Terms of Office of Directors and Officers") and will require that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. In addition, the Certificate of Incorporation and Bylaws of the Company, as amended, will require that stockholders give advance notice to the Company's Secretary of any directorship nominations or other business to be brought by stockholders at any stockholders' meeting. The Certificate of Incorporation also will require the approval of 75% of the Company's voting stock to amend certain provisions of the Certificate of Incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. See "Management."

SHAREHOLDERS' AGREEMENT AND REGISTRATION RIGHTS


    The Company and all of its stockholders have entered into a First Amended and Restated Shareholders' Agreement and Irrevocable Proxy, dated as of
September 28, 1992, as amended (the "Shareholders' Agreement"). The Shareholders' Agreement provides, among other things, for the manner of election of directors, requirements for supermajority votes by the Board of Directors to take certain actions, certain preemptive rights of stockholders and the treatment of shares held by the management of the Company ("Management Shareholders"). Upon the consummation of this Offering, all of these provisions of the Shareholders' Agreement will terminate.

    Subsequent to this Offering, the provisions of the Shareholders' Agreement with respect to a right of first refusal under certain circumstances in favor of the Company with respect to the Common Stock held by Jennings and certain registration rights of the parties to the Shareholders' Agreement will continue. After consummation of this Offering, the parties to the Shareholders' Agreement will hold 9,350,703 shares of Common Stock (assuming the payment of the accrued dividends on the Series A Preferred and the conversion of the Series C Preferred and a portion of the accrued dividends thereon as described under "Dividends"). If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders (including for the account of Warburg as discussed below), the parties to the Shareholders' Agreement are entitled to include their shares of Common Stock in the registration statement, subject to certain conditions and limitations. This right to include shares of Common Stock will not apply to registration statements of the Company relating to certain stock option, purchase or incentive plans, any dividend reinvestment plan, or certain merger or exchange transactions. In addition, Warburg has the right at any time subsequent to the consummation of the Offering, to require the Company to register its shares of Common Stock under the Securities Act. Warburg is entitled to three (3) such requested registrations. The right of Warburg to sell securities immediately after the Offering is subject to the lock-up agreement restricting sale for 180 days after the date of this Prospectus. See "Shares Eligible For Future Sale" and "Underwriting."


TRANSFER AGENT OR REGISTRAR

    The Transfer Agent and Registrar for the Common Stock is Bank of Boston. Its telephone number is (617) 575-2000.

                        SHARES ELIGIBLE FOR FUTURE SALE


    Upon completion of this Offering, the Company will have 14,350,703 shares of Common Stock outstanding (assuming no exercise of any outstanding options and the payment of the accrued dividends on the Series A Preferred and the conversion of the Series C Preferred and a portion of the accrued dividends thereon as described under "Dividends"). The 5,000,000 shares sold in this Offering (5,675,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradable without restriction under the Securities Act, except for shares held by an "affiliate" of the Company, as such term is defined under Rule 144 of the Securities Act. The remaining 9,350,703 shares (the "Restricted Shares") were issued and sold by the Company in private transactions and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144.



    All of the shares of Common Stock held by existing stockholders are subject to lock-up agreements (as described below) which restrict their sale prior to 180 days from the date of this Prospectus. A total of approximately 9,350,703 shares subject to these lock-up agreements will become eligible for sale beginning 180 days from the date of this Prospectus, or earlier in the discretion of Smith Barney Inc., upon expiration of these agreements, of which 8,913,445 shares may be sold in accordance with Rule 144 and 437,258 shares held by Jennings may be sold without restriction in reliance on Rule 144(k). Jennings has agreed with the Company that if all or any part of the 437,258 shares held by it are not purchased pursuant to the Underwriters' over-allotment option (the "Jennings Remaining Shares"), for a period of 180 days after the end of the 180-day lock-up period, Jennings will not offer, sell, contract to sell or otherwise dispose of more than one-half of the Jennings Remaining Shares in any 90-day period.



    In general, under Rule 144 as currently in effect, after this Offering (but subject to the lock-up agreements described below), a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares as to which two years have elapsed between the later of the date of acquisition of the securities from the Company or from an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then-outstanding number of shares of Common Stock (143,507 shares immediately after this Offering) or the average weekly trading volume of the Common Stock on The New York Stock Exchange during the four calendar weeks preceding the sale. Sales under Rule 144 are subject to certain "manner of sale" provisions and notice requirements and to the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed to have been an "affiliate" during the 90 days preceding a sale, and who beneficially owns Restricted

Shares as to which three years have elapsed since the later of the date of acquisition of the security from the Company or from an affiliate of the Company, is entitled to sell the shares under Rule 144 without regard to the limitations described above. The Securities and Exchange Commission has proposed to reduce the Rule 144 holding periods. If enacted, these modifications will have a material effect on the timing of when shares of the Common Stock become eligible for resale.


    Holders of 9,350,703 shares of Common Stock after the Offering will also be entitled to certain registration rights with respect to shares of Common Stock. See "Description of Capital Stock--Shareholders' Agreement and Registration Rights."



    The Company, and its executive officers, directors and stockholders have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, any class of Common Stock of the Company, other than by the Company pursuant to its existing employee benefit plans.


    The Company is unable to estimate the number of shares that may be sold in the future by its existing shareholders or the effect, if any, that sales of shares by stockholders will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock by existing stockholders could adversely affect prevailing market prices.

                                  UNDERWRITING


    Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company and the Selling Stockholders have agreed to sell to such Underwriter, the number of shares of Common Stock set forth opposite the name of such Underwriter.



                                                                                                       NUMBER OF
UNDERWRITER                                                                                              SHARES
- -----------------------------------------------------------------------------------------------------  ----------
Smith Barney Inc.....................................................................................
Morgan Stanley & Co. Incorporated....................................................................
Robertson, Stephens & Company LLC....................................................................
                                                                                                       ----------
    Total............................................................................................   5,000,000
                                                                                                       ----------
                                                                                                       ----------


    The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.


    The Underwriters, for whom Smith Barney Inc., Morgan Stanley & Co. Incorporated and Robertson, Stephens & Company LLC are acting as Representatives, propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a price that represents a concession
not in  excess of  $          per  share under  the public  offering price.  The
Underwriters may allow, and such dealers may reallow, a concession not in excess
of  $        per share to certain other  dealers. After the Offering, the public offering price and such concessions may be changed by the Underwriters. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm any shares to any accounts over which they exercise discretionary authority.



    The Company and the Selling Stockholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 675,000 additional shares of Common Stock at the price to the public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table. If the option is exercised, shares will be purchased first from the Selling Stockholders, up to an aggregate of 437,258 shares, and any remaining shares will be purchased from the Company.



    The Company, and its executive officers, directors and stockholders have agreed that, for a period of 180 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell or otherwise dispose of any shares of Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for, any class of Common Stock of the Company, other than by the Company pursuant to its existing employee benefit plans.


    Prior to this Offering, there has not been any public market for the Common Stock of the Company. Consequently, the initial public offering price for the shares of Common Stock included in this Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and

California and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.


    The Company and the Selling Stockholders, on the one hand, and the Underwriters, on the other hand, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS


    The validity of the Common Stock offered hereby will be passed upon for the Company by O'Melveny & Myers, Los Angeles, California. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.


                                    EXPERTS

    The consolidated financial statements of the Company at December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed as a part hereof. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and, in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference to such exhibit. The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, except the proxy requirements, and files reports and other information with the Commission. The Registration Statement, including exhibits thereto, as well as the reports and other information filed by the Company with the Commission, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, NY 10048, and copies of all or any part thereof may be obtained from such office after payment of fees prescribed by the Commission.


    The Company will issue to its stockholders annual reports and unaudited quarterly reports for the first three quarters of each fiscal year. Annual reports will include audited financial statements and a report of its
independent   auditors  with  respect  to  the  examination  of  such  financial statements.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            PAGE
                                                                            ----
Report of Independent Auditors............................................   F-2
Consolidated Statements of Income for the years ended December 31, 1993,
 1994 and 1995............................................................   F-3
Consolidated Balance Sheets as of December 31, 1994 and 1995..............   F-4
Consolidated Statements of Shareholders' Equity for the years ended
 December 31, 1993, 1994 and 1995.........................................   F-5
Consolidated Statements of Cash Flows for the years ended December 31,
 1993, 1994 and 1995......................................................   F-6
Notes to Consolidated Financial Statements................................   F-7
Consolidated Statements of Income for the three months ended
 March 31, 1995 and 1996 (unaudited)......................................  F-16
Consolidated Balance Sheets as of December 31, 1995 and March 31, 1996
 (unaudited)..............................................................  F-17
Consolidated Statements of Cash Flows for the three months ended
 March 31, 1995 and 1996 (unaudited)......................................  F-18
Notes to Unaudited Consolidated Financial Statements......................  F-19

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Pacific Greystone Corporation

    We have audited the accompanying consolidated balance sheets of Pacific Greystone Corporation as of December 31, 1994 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pacific
Greystone Corporation at December 31, 1994 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                                      Ernst & Young LLP

Los Angeles, California
January 24, 1996

                         PACIFIC GREYSTONE CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1993       1994       1995
                                                              ---------  ---------  ---------
Revenues....................................................  $ 172,830  $ 260,185  $ 293,921
Cost of sales...............................................   (144,395)  (215,437)  (247,827)
                                                              ---------  ---------  ---------
Gross margin................................................     28,435     44,748     46,094
Equity in pretax income of unconsolidated joint ventures....      1,096      2,581      1,742
Selling, general and administrative expenses................    (19,521)   (29,059)   (31,468)
Interest and other, net.....................................         32        388      1,162
                                                              ---------  ---------  ---------
Pretax income...............................................     10,042     18,658     17,530
Provision for income taxes..................................     (3,966)    --         (2,512)
                                                              ---------  ---------  ---------
Net income..................................................  $   6,076  $  18,658  $  15,018
                                                              ---------  ---------  ---------
                                                              ---------  ---------  ---------

                            See accompanying notes.

                         PACIFIC GREYSTONE CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                     ASSETS


                                                                 DECEMBER 31,
                                                              ------------------
                                                                1994      1995
                                                              --------  --------
Cash and cash equivalents...................................  $ 36,026  $ 41,254
Escrow proceeds receivable..................................       799     8,040
Housing inventories.........................................   207,900   215,043
Deferred tax asset..........................................    18,010    15,498
Other assets................................................    12,444    10,135
                                                              --------  --------
    Total assets............................................  $275,179  $289,970
                                                              --------  --------
                                                              --------  --------
                      LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable and other liabilities....................  $ 24,441  $ 26,738
  Notes payable.............................................    14,899    12,337
  Senior unsecured notes payable............................   125,000   125,000
                                                              --------  --------
    Total liabilities.......................................   164,340   164,075

Shareholders' equity:
  Series A cumulative senior preferred stock................    44,747    44,747
  Series C cumulative convertible preferred stock...........    20,000    20,000
  Common stock, $.01 par value; 5,000,000 shares authorized,
   4,081,413 shares issued and outstanding in 1994 and
   1995.....................................................        41        41
  Additional paid-in capital................................    27,860    27,898
  Retained earnings.........................................    18,191    33,209
                                                              --------  --------
    Total shareholders' equity..............................   110,839   125,895
                                                              --------  --------
      Total liabilities and shareholders' equity............  $275,179  $289,970
                                                              --------  --------
                                                              --------  --------


                            See accompanying notes.

                         PACIFIC GREYSTONE CORPORATION
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                  SERIES A     SERIES B     SERIES C
                                 CUMULATIVE   CUMULATIVE   CUMULATIVE                                          RETAINED
                                   SENIOR     CONVERTIBLE  CONVERTIBLE           ADDITIONAL                    EARNINGS
                                 PREFERRED    PREFERRED    PREFERRED    COMMON    PAID-IN       DEFERRED     (ACCUMULATED
                                   STOCK        STOCK        STOCK      STOCK     CAPITAL     COMPENSATION     DEFICIT)      TOTAL
                                 ----------   ----------   ----------   ------   ----------   ------------   ------------   --------
Balance at December 31, 1992...   $44,747      $ 25,592     $20,000      $15      $ 2,198        $(308)        $(6,543)     $ 85,701
Amortization of deferred
 compensation and retirement of
 common stock..................     --           --           --         --           (31)         163          --               132
Net income for 1993............     --           --           --         --         --           --              6,076         6,076
                                 ----------   ----------   ----------   ------   ----------      -----       ------------   --------
Balance at December 31, 1993...    44,747        25,592      20,000       15        2,167         (145)           (467)       91,909
Conversion of Series B
 cumulative convertible
 preferred stock...............     --          (25,592)      --          25       25,567        --             --             --
Issuance of additional common
 stock.........................     --           --           --           1          126        --             --               127
Amortization of deferred
 compensation..................     --           --           --         --         --             145          --               145
Net income for 1994............     --           --           --         --         --           --             18,658        18,658
                                 ----------   ----------   ----------   ------   ----------      -----       ------------   --------
Balance at December 31, 1994...    44,747        --          20,000       41       27,860        --             18,191       110,839
Repurchase and issuance of
 common stock..................     --           --           --         --            38        --             --                38
Net income for 1995............     --           --           --         --         --           --             15,018        15,018
                                 ----------   ----------   ----------   ------   ----------      -----       ------------   --------
Balance at December 31, 1995...   $44,747      $ --         $20,000      $41      $27,898        $--           $33,209      $125,895
                                 ----------   ----------   ----------   ------   ----------      -----       ------------   --------
                                 ----------   ----------   ----------   ------   ----------      -----       ------------   --------

                            See accompanying notes.

                         PACIFIC GREYSTONE CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ----------------------------
                                                                1993      1994      1995
                                                              --------  --------  --------
OPERATING ACTIVITIES:
Net income..................................................  $  6,076  $ 18,658  $ 15,018

Adjustments to reconcile net income to net cash provided by
 (used in) operating activities:
  Depreciation and amortization.............................       641       978       764
  Reduction of deferred tax asset valuation allowance.......     --       (7,496)   (4,500)
  Deferred portion of provision for income taxes............     3,966     7,496     7,012
  Equity in pretax income of unconsolidated joint
   ventures.................................................    (1,096)   (2,581)   (1,742)

Changes in operating assets and liabilities:
  Escrow proceeds receivable................................    (1,520)      721    (7,241)
  Housing inventories.......................................     8,364   (58,749)    1,996
  Other assets..............................................      (491)   (5,488)   (1,185)
  Accounts payable and other liabilities....................     2,114     5,843     2,297
                                                              --------  --------  --------
Net cash provided by (used in) operating activities.........    18,054   (40,618)   12,419
INVESTING ACTIVITIES:
Distributions from (contributions to) unconsolidated joint
 ventures...................................................    (1,226)    4,219     4,510
                                                              --------  --------  --------
Net cash provided by (used in) investing activities.........    (1,226)    4,219     4,510
FINANCING ACTIVITIES:
Proceeds from revolving credit facility.....................    50,610     5,573    36,000
Repayments of revolving credit facility.....................   (72,277)  (27,241)  (39,000)
Proceeds from notes payable.................................    52,384    25,600     5,113
Repayments of notes payable.................................   (61,134)  (83,493)  (13,814)
Proceeds from issuance of senior unsecured notes payable....     --      125,000     --
                                                              --------  --------  --------
Net cash provided by (used in) financing activities.........   (30,417)   45,439   (11,701)
                                                              --------  --------  --------
Net increase (decrease) in cash and cash equivalents........   (13,589)    9,040     5,228
Cash and cash equivalents at beginning of year..............    40,575    26,986    36,026
                                                              --------  --------  --------
Cash and cash equivalents at end of year....................  $ 26,986  $ 36,026  $ 41,254
                                                              --------  --------  --------
                                                              --------  --------  --------
SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Housing inventories acquired through seller financing.......  $  9,194  $ 12,973  $  9,139
                                                              --------  --------  --------
                                                              --------  --------  --------

                            See accompanying notes.

                         PACIFIC GREYSTONE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  FORMATION OF COMPANY
    Pacific Greystone Corporation (the "Company") is a leading regional builder of high quality, single family homes primarily targeted to first time and move-up homebuyers in infill and emerging markets located throughout Northern and Southern California as well as Las Vegas, Nevada and Phoenix, Arizona. The Company also provides mortgage brokerage services to its customers.


    The Company was founded on October 10, 1991 by senior management and Warburg, Pincus Investors, L.P. On September 30, 1992, the Company acquired the California homebuilding operations of A-M Homes (the "AM Operations"). Since inception, the Company has expanded its presence in Northern and Southern California through start-up operations in new markets. In December 1995, the Company expanded into the Las Vegas, Nevada and Phoenix, Arizona markets through the acquisition of seven residential projects from another homebuilder.


2.  ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and controlled joint venture. Significant intercompany accounts and transactions have been eliminated in consolidation. Investments in joint ventures which are not effectively controlled by the Company are accounted for using the equity method. The accounting policies of the joint ventures are substantially the same as those of the Company.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Company estimates that the market value of these investments approximates their book value.

    HOUSING INVENTORIES

    Housing inventories are stated at the lower of cost or estimated net realizable value for each project. Estimated net realizable value is based upon management's evaluation of the net sales proceeds anticipated in the normal course of business, less estimated costs to complete or improve the property to the condition used in determining the estimated selling price given current economic conditions and those expected throughout the development and selling period. Management's assessment of net realizable value incorporates a thorough assessment of the Company's liquidity and capital resources. For the years ended December 31, 1993, 1994 and 1995, cost of sales included approximately $865,000, $2,000,000 and $1,900,000, respectively, for reductions in housing inventories to net realizable value.

    Housing revenues are recognized when homes are completed and ownership has transferred to the customer. Cost of sales is comprised of direct and allocated costs including estimated future costs for warranty. Land, land improvements and other common costs are generally allocated to units within a project. Development costs include interest and other carrying costs incurred until development is substantially complete.

    INCOME TAXES

    The Company accounts for income taxes using Statement of Financial Accounting Standard ("SFAS") No. 109, "Accounting for Income Taxes." Among other things, SFAS No. 109 requires the liability method and that current and deferred tax balances be determined based on tax rates and laws enacted as of the balance sheet date rather than the historical tax rates. See Note 7.

                         PACIFIC GREYSTONE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  ACCOUNTING POLICIES (CONTINUED)
    EARNINGS PER SHARE

    Historical per share data in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share," is excluded from the Company's financial statements since such per share data is not indicative of the continuing capital structure of the Company. See Note 12.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" which requires impairment losses to be recorded on long-lived assets held and used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The Company's adoption of SFAS No. 121, which is required in 1996, is not expected to have a material impact on the Company's consolidated financial statements.

    RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to current year presentation.

3.  HOUSING INVENTORIES
    As of December 31, 1994 and 1995, the finished homes and completed model portion of housing inventories was approximately $35,932,000 and $52,519,000, respectively. An analysis of interest incurred is as follows:

                                                                                       YEAR ENDED DECEMBER 31,
                                                                                  ---------------------------------
                                                                                    1993        1994        1995
                                                                                  ---------  ----------  ----------
                                                                                           (IN THOUSANDS)
Interest incurred...............................................................  $   7,225  $   14,716  $   15,895
Less: interest capitalized......................................................     (6,788)    (14,170)    (15,761)
                                                                                  ---------  ----------  ----------
Net interest expense............................................................  $     437  $      546  $      134
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
Interest paid...................................................................  $   7,590  $   10,383  $   16,006
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------
Amortization of capitalized interest included in cost of sales..................  $   4,424  $    9,140  $   14,926
                                                                                  ---------  ----------  ----------
                                                                                  ---------  ----------  ----------

                         PACIFIC GREYSTONE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4.  INVESTMENTS IN UNCONSOLIDATED JOINT VENTURES
    Summarized combined financial information of the Company's investments in unconsolidated joint ventures accounted for using the equity method is as follows:


                        SUMMARY COMBINED BALANCE SHEETS
                                     ASSETS



                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1994       1995
                                                                                               ---------  ---------
                                                                                                  (IN THOUSANDS)
Cash and cash equivalents....................................................................  $   8,391  $   4,001
Housing inventories..........................................................................     25,546        119
Other assets.................................................................................        647        338
                                                                                               ---------  ---------
  Total assets...............................................................................  $  34,584  $   4,458
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                                              LIABILITIES AND EQUITY
Liabilities..................................................................................  $  24,960  $   1,920
Equity:
  The Company................................................................................      3,048        280
  Others.....................................................................................      6,576      2,258
                                                                                               ---------  ---------
    Total liabilities and equity.............................................................  $  34,584  $   4,458
                                                                                               ---------  ---------
                                                                                               ---------  ---------


                     SUMMARY COMBINED STATEMENTS OF INCOME

                                                                                     YEAR ENDED DECEMBER 31,
                                                                                ----------------------------------
                                                                                   1993        1994        1995
                                                                                ----------  ----------  ----------
                                                                                          (IN THOUSANDS)
Revenues......................................................................  $   33,435  $   92,629  $   43,689
Cost of sales.................................................................     (31,058)    (85,316)    (38,915)
                                                                                ----------  ----------  ----------
Gross margin..................................................................       2,377       7,313       4,774
Selling, general and administrative expenses..................................      (1,786)     (3,571)     (1,595)
Interest and other, net.......................................................          38         145          78
                                                                                ----------  ----------  ----------
Pretax income.................................................................  $      629  $    3,887  $    3,257
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------
The Company's share of pretax income..........................................  $    1,096  $    2,581  $    1,742
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

    The Company's interest in earnings of its joint venture investments ranges from 25% to 50%. The joint venture agreements generally provide that the first cash distributions from operations are to be distributed to repay capital contributions, loans or advances and thereafter all cash is to be distributed in accordance with the earnings and loss sharing ratios.

    The Company receives a fee for management services it renders to its joint ventures. The fees are intended to compensate the Company for its efforts on behalf of the joint ventures and are included in the Company's revenues. The amount of management fees recognized for the years ended December 31, 1993, 1994 and 1995 is approximately $1,421,000, $2,139,000 and $1,005,000, respectively.

    The Company guarantees, on an unsecured basis, certain debt of its joint ventures which is secured by land and improvements. At December 31, 1994 and 1995, approximately $7,370,000 and $325,000, respectively, was guaranteed by the Company.

                         PACIFIC GREYSTONE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  NOTES PAYABLE
    Notes payable consist of the following:

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1994       1995
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS)
Unsecured revolving credit facility.........................................................  $   3,000  $  --
Notes secured by trust deeds; interest payable at 8% to 10%.................................      7,767     10,287
Assessment bond liabilities; interest payable at 6.0% to 7.9%...............................      4,132      2,050
                                                                                              ---------  ---------
                                                                                              $  14,899  $  12,337
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    Terms under the unsecured revolving credit facility (the "Facility") dated June 28, 1994 provide for a total commitment not to exceed $60,000,000. The Facility matures June 30, 1997 and includes a provision for a 12-month amortization of outstanding principal starting June 30, 1996. Interest is payable monthly at a bank reference rate plus 1%. A quarterly commitment fee of
 .125% on the unused portion is payable quarterly in arrears. The Facility provides for various covenants and restrictions, including minimum liquidity and net worth requirements and limitations on the amount of debt to equity. The Company is able to draw against the Facility based on housing inventory borrowing base levels. The Company is not required to pay down the line from each home closing. The Company had $57,000,000 and $60,000,000 available under the Facility for future use at December 31, 1994 and 1995, respectively.

    On July 24, 1995, the Company amended the Facility to allow the Company to select an interest rate based on the level of outstanding borrowings at either a bank reference rate plus 0.5% to 1% or the London Interbank Offered Rate plus 2% to 2.5%; substantially all other provisions in the Facility remain unchanged.

    Housing inventories having a carrying value of $17,493,000 and $25,478,000 at December 31, 1994 and 1995, respectively, are pledged to collateralize secured loans. The Company estimates that the market value of its notes payable approximates their stated book value.

    Principal payments on the above notes are due as follows: 1996, $3,415,000; 1997, $8,292,000; 1998 to 2000, $30,000 each year; and $540,000 thereafter. The
Company's weighted average interest rate on short-term borrowings was 9.6% and 8.0% as of December 31, 1994 and 1995, respectively.

6.  SENIOR UNSECURED NOTES PAYABLE
    On March 10, 1994, the Company, through its wholly owned subsidiary, Greystone Homes, Inc. ("Greystone"), sold in a private placement $125,000,000 aggregate principal amount of 10 3/4% Senior Notes (the "Notes"). The Notes were subsequently registered with the Securities and Exchange Commission.

    The Notes are due March 1, 2004 with interest payable semi-annually. The Company may, at its option, redeem the Notes, in whole or in part, at any time on or after March 1, 1999, initially at 105.375% of the principal amount thereof, declining to 100% of the principal amount thereof on or after March 1, 2001. The Notes are general unsecured senior obligations of Greystone, ranking pari passu in right of payment with all existing and future unsecured indebtedness that is not, by its terms, expressly subordinated in right of payment to the Notes. The Notes contain certain restrictive covenants including limitations on additional indebtedness. The indentures with respect to the Notes limit the ability of Greystone to pay cash dividends or make loans and advances to the Company. Under the terms of the indentures, Greystone could pay cash dividends or make loans or advances to the Company in an amount of $23,600,000 and $31,500,000 at December 31, 1994 and 1995, respectively. The Notes are fully and unconditionally guaranteed by the Company.

                         PACIFIC GREYSTONE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  INCOME TAXES
    Included in the table below is the provision for income taxes:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1993       1994       1995
                                                                                    ---------  ---------  ---------
                                                                                            (IN THOUSANDS)
Deferred tax expense:
  Federal.........................................................................  $  (3,360) $  (6,360) $  (6,005)
  State...........................................................................       (606)    (1,136)    (1,007)
Reduction in valuation allowance..................................................     --          7,496      4,500
                                                                                    ---------  ---------  ---------
Provision for income taxes........................................................  $  (3,966) $  --      $  (2,512)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The purchase of the AM Operations was structured to retain the original tax basis of the assets acquired which was approximately $79,000,000 greater than their fair market value. The significant components of the Company's deferred tax asset are as follows:

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1994       1995
                                                                                              ---------  ---------
                                                                                                 (IN THOUSANDS)
Remaining difference between assigned value and tax basis of AM Operations' assets,
 primarily housing inventories..............................................................  $  11,106  $   4,022
Net operating loss and capital loss carryforwards, tax effected.............................      7,320      8,911
Book accruals not deductible for tax purposes...............................................      3,120      2,315
Other temporary differences, primarily housing inventories..................................      2,464      1,750
                                                                                              ---------  ---------
Deferred tax asset..........................................................................     24,010     16,998
Valuation allowance.........................................................................     (6,000)    (1,500)
                                                                                              ---------  ---------
Net deferred tax asset......................................................................  $  18,010  $  15,498
                                                                                              ---------  ---------
                                                                                              ---------  ---------

    At December 31, 1995, the Company had, for federal and California tax purposes, net operating loss carryforwards ("NOLs") totaling $21,319,000 and $9,606,000, respectively (expiring in the years 2006 through 2010 for federal and 1997 through 1999 for California). The Company intends to utilize the estimated tax benefit of the NOLs by offsetting future federal and California taxable income. At December 31, 1994 and 1995, the Company had no significant deferred tax liabilities.

    SFAS No. 109 requires the reduction of the deferred tax asset by a valuation allowance if, based on the weight of available evidence, it is more likely than not that a portion or all of the deferred tax asset will not be realized. For the years ended December 31, 1994 and 1995, the Company reduced its valuation allowance by $7,496,000 and $4,500,000, respectively, due to the increased visibility of anticipated future income. At December 31, 1995, the Company has established a $1,500,000 valuation allowance for capital loss carryforwards which currently are not expected to be utilized. Based on the weight of available evidence, in the opinion of the Company's management, the Company will more likely than not generate sufficient taxable income to fully utilize the net deferred tax asset.

                         PACIFIC GREYSTONE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  INCOME TAXES (CONTINUED)
    The reconciliation of income tax attributable to continuing operations computed at the applicable statutory tax rates to income tax expense is as follows:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1993       1994       1995
                                                                                    ---------  ---------  ---------
                                                                                            (IN THOUSANDS)
Tax at U.S. statutory rate........................................................  $  (3,414) $  (6,530) $  (6,135)
State income taxes, net of federal tax benefit....................................       (623)    (1,138)    (1,007)
Reduction in valuation allowance..................................................     --          7,496      4,500
Other.............................................................................         71        172        130
                                                                                    ---------  ---------  ---------
Total income tax expense..........................................................  $  (3,966) $  --      $  (2,512)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

8.  PREFERRED STOCK

    In conjunction with the issuance of the Notes, the holders of the Series B cumulative convertible preferred stock ("Series B Preferred") converted the 2,559,260 shares of Series B Preferred then outstanding into common shares on a share-for-share basis. There were no dividends declared or paid on the Series B Preferred.

    Effective March 1, 1994, the dividend rate on the Series A cumulative senior preferred stock ("Series A Preferred") was increased from 10% to 11%. The Series A Preferred has a $.01 par value with 5,100,000 shares authorized and 4,474,706 shares issued and outstanding at December 31, 1993, 1994 and 1995. Dividends are compounded annually and are payable when declared by the Board of Directors. At December 31, 1993, 1994 and 1995, there were cumulative undeclared dividends on the outstanding shares of approximately $6,907,000, $12,503,000 and $18,801,000, respectively. The Series A Preferred may be redeemed in whole or in part at any time at the option of the Company at $10.00 per share plus accrued and undeclared dividends.

    Also effective March 1, 1994, the sinking fund requirement on the Series C cumulative convertible preferred stock ("Series C Preferred") was removed and the holders of the Series C Preferred were granted the option to convert the Series C Preferred, plus all accrued but unpaid dividends thereon, into common stock upon an initial public offering at a price equal to 80% of the price to the public in the initial public offering. The Series C Preferred has a $.01 par value with 2,000,000 shares authorized, issued and outstanding at December 31, 1993, 1994 and 1995. The Series C Preferred earns dividends at 12% of original issuance price per annum from the date of issuance, September 29, 1992. Dividends are compounded annually and are payable when declared by the Board of Directors. At December 31, 1993, 1994 and 1995, there were cumulative undeclared dividends on the outstanding shares of approximately $3,087,000, $5,857,000 and $8,960,000, respectively. The Series C Preferred may be redeemed in whole or in part at any time at the option of the Company at $10.00 per share plus accrued and undeclared dividends.

    Dividends on the Series A Preferred and Series C Preferred are cumulative and must be paid in the event of liquidation and before any distribution to holders of common stock.

9.  COMMITMENTS AND CONTINGENCIES
    The Company has entered into agreements to lease certain office facilities under operating leases which expire at various dates through 1998. Future minimum payments under the noncancelable leases having an initial or remaining term in excess of one year are as follows: 1996, $1,172,000; 1997, $967,000; 1998, $106,000; and 1999, $25,000. Total rent expense for the years ended December 31, 1993, 1994, and 1995, was $957,000, $969,000 and $877,000,
respectively.

                         PACIFIC GREYSTONE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9.  COMMITMENTS AND CONTINGENCIES (CONTINUED)
    At December 31, 1994 and 1995, the Company has outstanding performance bonds with an estimated potential obligation of $19,260,000 and $20,117,000, respectively, to the Company related principally to its obligations for site improvements at various projects. The Company does not believe that any such bonds are likely to be drawn upon.

    David Kaplan, a director of the Company, was a principal with Victor Capital Group, L.P. in 1995. The Company engaged Victor Capital Group, L.P. to assist in the development of the Company's long-term strategic plan. The Company made payments totaling $160,000 for consulting services rendered in 1995.

    Commitments and contingencies include the usual obligations of housing producers for the completion of contracts and those incurred in the ordinary course of business. The Company is also involved in routine litigation arising in the ordinary course of its business. In the opinion of the Company's management, none of the pending litigation will have a material adverse effect on the Company's consolidated financial condition or results of operations.

10. SUPPLEMENTAL INFORMATION ON GREYSTONE HOMES, INC.
    Summarized consolidated financial information for Greystone is presented below. In accordance with the Company's management agreement, corporate general and administrative expenses are allocated based upon the gross revenues of the companies. Such allocation of corporate general and administrative expenses is included in Greystone's selling, general and administrative expenses presented below.


                             GREYSTONE HOMES, INC.
                      SUMMARY CONSOLIDATED BALANCE SHEETS
                                     ASSETS



                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1994        1995
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
Cash and cash equivalents.................................................................  $   26,579  $   31,973
Escrow proceeds receivable................................................................         799       8,040
Housing inventories.......................................................................     207,900     215,043
Deferred tax asset........................................................................      18,010      15,498
Other assets..............................................................................      12,123       9,668
                                                                                            ----------  ----------
    Total assets..........................................................................  $  265,411  $  280,222
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                                       LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
  Accounts payable and other liabilities..................................................  $   18,252  $   21,200
  Intercompany payable to the Company.....................................................       2,298       2,314
  Notes payable...........................................................................      14,899      12,337
  Senior unsecured notes payable..........................................................     125,000     125,000
                                                                                            ----------  ----------
    Total liabilities.....................................................................     160,449     160,851

Shareholder's equity......................................................................     104,962     119,371
                                                                                            ----------  ----------
    Total liabilities and shareholder's equity............................................  $  265,411  $  280,222
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                         PACIFIC GREYSTONE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. SUPPLEMENTAL INFORMATION ON GREYSTONE HOMES, INC. (CONTINUED)

                             GREYSTONE HOMES, INC.
                   SUMMARY CONSOLIDATED STATEMENTS OF INCOME

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1993         1994         1995
                                                                             -----------  -----------  -----------
                                                                                        (IN THOUSANDS)
Revenues...................................................................  $   172,830  $   259,786  $   292,538
Cost of sales..............................................................     (144,395)    (215,437)    (248,026)
                                                                             -----------  -----------  -----------
Gross margin...............................................................       28,435       44,349       44,512
Equity in pretax income of unconsolidated joint ventures...................        1,096        2,581        1,742
Selling, general and administrative expenses...............................      (19,365)     (28,329)     (30,135)
Interest and other, net....................................................         (218)         150          802
                                                                             -----------  -----------  -----------
Pretax income..............................................................        9,948       18,751       16,921
Provision for income taxes.................................................       (3,966)     --            (2,512)
                                                                             -----------  -----------  -----------
Net income.................................................................  $     5,982  $    18,751  $    14,409
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

    Effective February 1, 1994, the Company transferred the stock of HLDC Acquisition Corporation, a wholly owned subsidiary, to Greystone. In conjunction with the transfer of stock, the Company contributed the intercompany receivable due from Greystone and certain assets and liabilities to Greystone.

    Greystone is a wholly owned subsidiary of the Company and is the obligor on the Notes. The Notes are fully and unconditionally guaranteed by the Company, except for certain subsidiaries of the Company which are considered inconsequential individually and in the aggregate to the Company on a consolidated basis. Separate financial statements and other related disclosures for Greystone are not presented, as the Company's management does not consider the information material to investors.

    In September 1995, all the subsidiaries of Greystone were merged into Greystone's operations. Accordingly, the requirements of Rule 1-02 (aa) of Regulation S-X for certain information and summarized combined financial statements no longer apply.

11. SELECTED UNAUDITED QUARTERLY FINANCIAL DATA
    Unaudited quarterly financial data for the years ended December 31, 1994 and 1995 is summarized as follows:

1994                                                                     FIRST     SECOND      THIRD      FOURTH
- ---------------------------------------------------------------------  ---------  ---------  ---------  ----------
                                                                                     (IN THOUSANDS)
Revenues.............................................................  $  46,186  $  59,696  $  73,869  $   80,434
Gross margin.........................................................      7,254      9,910     13,950      13,634
Pretax income........................................................      1,870      4,150      7,348       5,290
Net income...........................................................      1,103      2,810      9,455       5,290

1995
- ---------------------------------------------------------------------
Revenues.............................................................  $  34,733  $  62,283  $  77,595  $  119,310
Gross margin.........................................................      5,464      8,196     12,535      19,899
Pretax income........................................................        524      2,715      4,200      10,091
Net income...........................................................        524      5,919      2,520       6,055

                         PACIFIC GREYSTONE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

12. SUBSEQUENT EVENTS

    The Company intends to file in February 1996 a registration statement on Form S-1 with the Securities and Exchange Commission for the issuance of common stock (the "Offering"). In connection with the Offering, the Company is expected to: (a) redeem the Series A Preferred with the net proceeds of the Offering; (b) declare and pay a portion of the accrued dividends on the Series A Preferred through the issuance of common stock; (c) convert all the outstanding shares of the Series C Preferred and a portion of the accrued dividends into common stock and (d) adjust the weighted average number of common shares outstanding for a stock split.

                         PACIFIC GREYSTONE CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                           (IN THOUSANDS - UNAUDITED)

                                                                                                 THREE MONTHS
                                                                                               ENDED MARCH 31,
                                                                                            ----------------------
                                                                                               1995        1996
                                                                                            ----------  ----------
Revenues..................................................................................  $   34,733  $   63,535
Cost of sales.............................................................................     (29,269)    (51,840)
                                                                                            ----------  ----------
Gross margin..............................................................................       5,464      11,695
Equity in pretax income (loss) of unconsolidated joint ventures...........................         659        (148)
Selling, general and administrative expenses..............................................      (5,970)     (8,502)
Interest and other, net...................................................................         371         159
                                                                                            ----------  ----------
Pretax income.............................................................................         524       3,204
Provision for income taxes................................................................      --          (1,307)
                                                                                            ----------  ----------
Net income................................................................................  $      524  $    1,897
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                            See accompanying notes.

                         PACIFIC GREYSTONE CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                       ASSETS


                                                                                        DECEMBER 31,
                                                                                            1995
                                                                                        ------------   MARCH 31,
                                                                                                         1996
                                                                                                      -----------
                                                                                                      (UNAUDITED)
Cash and cash equivalents.............................................................   $   41,254    $  20,309
Escrow proceeds receivable............................................................        8,040        5,238
Housing inventories...................................................................      215,043      246,780
Deferred tax asset....................................................................       15,498       14,416
Other assets..........................................................................       10,135        9,321
                                                                                        ------------  -----------
    Total assets......................................................................   $  289,970    $ 296,064
                                                                                        ------------  -----------
                                                                                        ------------  -----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Accounts payable and other liabilities..............................................   $   26,738    $  20,871
  Notes payable.......................................................................       12,337       22,401
  Senior unsecured notes payable......................................................      125,000      125,000
                                                                                        ------------  -----------
    Total liabilities.................................................................      164,075      168,272
Shareholders' equity:
  Series A cumulative senior preferred stock..........................................       44,747       44,747
  Series C cumulative convertible preferred stock.....................................       20,000       20,000
  Common stock, $.01 par value; 5,000,000 shares authorized, 4,081,413 shares issued
   and outstanding in 1995 and 1996...................................................           41           41
  Additional paid-in capital..........................................................       27,898       27,898
  Retained earnings...................................................................       33,209       35,106
                                                                                        ------------  -----------
    Total shareholders' equity........................................................      125,895      127,792
                                                                                        ------------  -----------
      Total liabilities and shareholders' equity......................................   $  289,970    $ 296,064
                                                                                        ------------  -----------
                                                                                        ------------  -----------


                            See accompanying notes.

                         PACIFIC GREYSTONE CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                          (IN THOUSANDS -- UNAUDITED)


                                                                                                 THREE MONTHS
                                                                                               ENDED MARCH 31,
                                                                                            ----------------------
                                                                                               1995        1996
                                                                                            ----------  ----------
OPERATING ACTIVITIES:
Net income................................................................................  $      524  $    1,897

Adjustments to reconcile net income to net cash used in operating activities:
  Depreciation and amortization...........................................................         170         208
  Reduction of deferred tax asset valuation allowance.....................................        (210)     --
  Deferred portion of provision for income taxes..........................................         210       1,082
  Equity in pretax loss (income) of unconsolidated joint ventures.........................        (659)        148

  Changes in operating assets and liabilities:
    Escrow proceeds receivable............................................................      (1,550)      2,802
    Housing inventories...................................................................     (10,366)    (30,286)
    Other assets..........................................................................        (334)         17
    Accounts payable and accrued liabilities..............................................      (7,920)     (5,867)
                                                                                            ----------  ----------
Net cash used in operating activities.....................................................     (20,135)    (29,999)

INVESTING ACTIVITIES:
Distributions from unconsolidated joint ventures..........................................       1,376         441
                                                                                            ----------  ----------
Net cash provided by investing activities.................................................       1,376         441

FINANCING ACTIVITIES:
Proceeds from revolving credit facility...................................................      16,000      10,000
Proceeds from notes payable...............................................................       1,254      --
Repayments of notes payable...............................................................        (929)     (1,387)
                                                                                            ----------  ----------
Net cash provided by financing activities.................................................      16,325       8,613
                                                                                            ----------  ----------
Net decrease in cash and cash equivalents.................................................      (2,434)    (20,945)
Cash and cash equivalents at beginning of period..........................................      36,026      41,254
                                                                                            ----------  ----------
Cash and cash equivalents at end of period................................................  $   33,592  $   20,309
                                                                                            ----------  ----------
                                                                                            ----------  ----------

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid.............................................................................  $    7,348  $    7,303
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Income taxes paid.........................................................................  $   --      $       75
                                                                                            ----------  ----------
                                                                                            ----------  ----------

SUPPLEMENTAL DISCLOSURE OF NONCASH ACTIVITIES:
Housing inventories acquired through seller financing.....................................  $   --      $    1,451
                                                                                            ----------  ----------
                                                                                            ----------  ----------


                            See accompanying notes.

                         PACIFIC GREYSTONE CORPORATION
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION
    The accompanying consolidated financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. Accordingly, certain information and footnote disclosures required by generally accepted accounting principles for complete financial statements have been condensed or omitted. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto included elsewhere in this Prospectus.


    In the opinion of the Company's management, the accompanying consolidated financial statements contain all adjustments, which include normal recurring adjustments, necessary to present fairly the Company's consolidated financial position as of March 31, 1996 and the results of its consolidated operations for the three months ended March 31, 1995 and 1996 and its consolidated cash flows for the three months ended March 31, 1995 and 1996. Certain reclassifications have been made to the 1995 financial information to conform to the current period presentation. The consolidated results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results to be expected for the full year.


2.  STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 121
    The Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" effective January 1, 1996. In accordance with this pronouncement, the Company records impairment losses on long-lived assets held and used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than their related carrying amounts. The adoption of SFAS No. 121 had no impact on the Company's consolidated financial position and results of operations.

3.  PER SHARE DATA

    On February 15, 1996, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission for the issuance of common stock (the "Offering"). In connection with the Offering, the Company is expected to:
(a) redeem the Series A Cumulative Senior Preferred ("Series A Preferred") using proceeds from the Offering; (b) declare and pay a portion of the accrued dividends on the Series A Preferred through the issuance of common stock; (c) convert all the outstanding shares of the Series C Cumulative Convertible Preferred ("Series C Preferred") and a portion of accrued dividends into common stock and (d) adjust the weighted average number of common shares outstanding for a stock split. Accordingly, historical per share data in accordance with Accounting Principles Board Opinion No. 15, "Earnings Per Share," is excluded from the Company's financial statements since such per share data is not indicative of the continuing capital structure of the Company.


4.  HOUSING INVENTORIES

    As of December 31, 1995 and March 31, 1996, the finished homes and completed
model   portion  of   housing  inventories  was   $52,519,000  and  $63,045,000,
respectively.


5.  UNSECURED REVOLVING CREDIT FACILITY

    On April 10, 1996, the unsecured revolving credit facility (the "Facility") was amended, increasing the total commitment to $100,000,000. This amendment extends the maturity date to July 31, 1999 and includes a provision for a 12-month amortization of outstanding principal starting July 31, 1998. The Facility provides for interest on borrowings at either the bank reference rate or the London Interbank Offered Rate plus an applicable spread based on the Company's senior long-term debt rating.

                         PACIFIC GREYSTONE CORPORATION
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  SUPPLEMENTAL INFORMATION ON GREYSTONE HOMES, INC.
    Summarized consolidated financial information for Greystone Homes, Inc. ("Greystone") is presented below. In accordance with the Company's management agreement, corporate general and administrative expenses are allocated based upon the gross revenues of the companies. Such allocation of corporate general and administrative expenses is included in Greystone's selling, general and administrative expenses presented below.


                             GREYSTONE HOMES, INC.
                      SUMMARY CONSOLIDATED BALANCE SHEETS


                                     ASSETS


                                                                                         DECEMBER 31,  MARCH 31,
                                                                                             1995         1996
                                                                                         ------------  ----------
                                                                                              (IN THOUSANDS)
Cash and cash equivalents..............................................................   $   31,973   $   12,729
Escrow proceeds receivable.............................................................        8,040        5,238
Housing inventories....................................................................      215,043      246,780
Deferred tax asset.....................................................................       15,498       14,416
Other assets...........................................................................        9,668        8,865
                                                                                         ------------  ----------
    Total assets.......................................................................   $  280,222   $  288,028
                                                                                         ------------  ----------
                                                                                         ------------  ----------

LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
  Accounts payable and other liabilities...............................................   $   21,200   $   16,593
  Intercompany payable to the Company..................................................        2,314        2,755
  Notes payable........................................................................       12,337       22,401
  Senior unsecured notes payable.......................................................      125,000      125,000
                                                                                         ------------  ----------
    Total liabilities..................................................................      160,851      166,749

Shareholder's equity...................................................................      119,371      121,279
                                                                                         ------------  ----------
    Total liabilities and shareholder's equity.........................................   $  280,222   $  288,028
                                                                                         ------------  ----------
                                                                                         ------------  ----------

                         PACIFIC GREYSTONE CORPORATION
        NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  SUPPLEMENTAL INFORMATION ON GREYSTONE HOMES, INC. (CONTINUED)


                             GREYSTONE HOMES, INC.
                   SUMMARY CONSOLIDATED STATEMENTS OF INCOME



                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1995        1996
                                                                                            ----------  ----------
                                                                                                (IN THOUSANDS)
Revenues..................................................................................  $   34,596  $   63,220
Cost of sales.............................................................................     (29,269)    (51,840)
                                                                                            ----------  ----------
Gross margin..............................................................................       5,327      11,380
Equity in pretax income (loss) of unconsolidated joint ventures...........................         659        (148)
Selling, general and administrative expenses..............................................      (5,726)     (8,164)
Interest and other, net...................................................................         272         147
                                                                                            ----------  ----------
Pretax income.............................................................................         532       3,215
Provision for income taxes................................................................      --          (1,307)
                                                                                            ----------  ----------
Net income................................................................................  $      532  $    1,908
                                                                                            ----------  ----------
                                                                                            ----------  ----------


    Greystone is a wholly owned subsidiary of the Company and is the obligor on the Senior Unsecured Notes Payable (the "Notes"). The Notes are fully and unconditionally guaranteed by the Company, except for certain subsidiaries of the Company which are considered inconsequential individually and in the aggregate to the Company on a consolidated basis. Separate financial statements and other related disclosures for Greystone are not presented, as the Company's management does not consider the information material to investors.

                     MAP OF CALIFORNIA, NEVADA AND ARIZONA



- - NORTHERN CALIFORNIA          - SOUTHERN CALIFORNIA          - ARIZONA

SAN MATEO                      LOS ANGELES                    PHOENIX
CONTRA COSTA                   ORANGE                         - ARIZONA
ALAMEDA                        SAN BERNARDINO-RIVERSIDE       LAS VEGAS
SANTA CLARA                    SAN DIEGO
SACRAMENTO                     VENTURA
SAN JOAQUIN

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR BY ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THOSE TO WHICH IT RELATES IN ANY STATE TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE SUCH OFFER IN SUCH STATE. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.


                                 --------------

                               TABLE OF CONTENTS


                                                 PAGE
                                                 ----
Prospectus Summary.............................    3
Risk Factors...................................    8
Company Formation and Organization.............   11
Use of Proceeds................................   12
Dividends......................................   12
Capitalization.................................   13
Dilution.......................................   14
Selected Consolidated Financial and Operating
  Data.........................................   15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................   17
Business.......................................   25
Management.....................................   34
Certain Transactions...........................   44
Principal and Selling Stockholders.............   44
Description of Capital Stock...................   46
Shares Eligible for Future Sale................   47
Underwriting...................................   49
Legal Matters..................................   50
Experts........................................   50
Additional Information.........................   50
Index to Consolidated Financial Statements.....  F-1


                                 --------------

    UNTIL , 1996 (25 DAYS AFTER THE EFFECTIVE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.


                                5,000,000 SHARES



                                     [LOGO]


                         PACIFIC GREYSTONE CORPORATION

                                  COMMON STOCK

                                   ---------

                                   PROSPECTUS


                                       , 1996


                                   ---------


                               SMITH BARNEY INC.
                              MORGAN STANLEY & CO.
                                   INCORPORATED



                         ROBERTSON, STEPHENS & COMPANY


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The   following  table  sets  forth  the  costs  and  expenses,  other  than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD fee.


                                                                       AMOUNT TO
                                                                        BE PAID
                                                                       ---------
SEC registration fee.................................................  $  31,311
NASD fee.............................................................      9,580
NYSE fee.............................................................    124,814
Printing and engraving expenses......................................    100,000
Legal fees and expenses..............................................    125,000
Accounting fees and expenses.........................................     75,000
Blue Sky qualification fees and expenses.............................     35,000
Transfer Agent and Registrar fees....................................      5,000
Miscellaneous fees and expenses......................................     19,295
                                                                       ---------
    Total............................................................  $ 525,000
                                                                       ---------
                                                                       ---------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Certificate of Incorporation of the Company contains a provision eliminating the personal liability of the directors to the Company or its stockholders to the fullest extent set forth in Section 102(b)(7) of the Delaware General Corporation Law. The Bylaws of the Company provide for indemnification of directors, officers, employees and agents of the Company consistent with the provisions of Section 145 of the Delaware General Corporation Law. Reference is also made to Section 9 of the Underwriting Agreement, contained in Exhibit 1 hereto, indemnifying officers and directors of the Company against certain liabilities.


ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES (BEFORE STOCK SPLIT)


    In March 1994, an aggregate of 2,559,260 shares of Common Stock were issued upon the conversion of shares of Series B Preferred Stock of the Company. These shares were issued in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

    In March 1994, a wholly owned subsidiary of the Company sold $125 million aggregate principal amount of 10 3/4% Notes due 2004 guaranteed by the Company. These securities were initially sold to Morgan Stanley & Co. Incorporated in a private placement pursuant to Section 4(2) of the Securities Act. Resales of such securities were limited to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and certain institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities
Act).

    In April 1994, the Company issued an aggregate of 57,693 shares of Common Stock to executive employees of the Company in consideration of $.01 per share and services rendered to the Company. These shares were issued in a private placement pursuant to Section 4(2) of the Securities Act.

    In August and November 1995, an aggregate of 23,936 shares of Common Stock were issued to executive employees of the Company in consideration of $.01 per share and services rendered to the Company. These shares were issued in a private placement pursuant to Section 4(2) of the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


   NUMBER                                                 DESCRIPTION
- ------------  ----------------------------------------------------------------------------------------------------
        1     Form of Underwriting Agreement
       *3.1   Certificate of Incorporation, as amended, of the Company
       *3.2   Bylaws of the Company
        3.3   Form of Restated Certificate of  Incorporation of the Company to  be effective upon consummation  of the Offering
       +3.4   Form of amendments to the Bylaws of the Company to be effective upon consummation of the Offering
        4.1   Specimen of Common Stock Certificate
      **4.2   Indenture,  dated as of March  1, 1994, among Greystone  Homes, Inc., Pacific Greystone Corporation,
              HLDC Acquisition Corp., Stonegrey Corporation, PGC  Holdings, Inc., A-M Homes, a California  Limited
              Partnership  and U.S. Trust Company of California, N.A.,  as Trustee, relating to the 10 3/4% Senior
              Notes due March 1, 2004 of Greystone Homes, Inc.
        4.3   The Registrant agrees to furnish  to the Securities and Exchange  Commission upon request copies  of all  instruments  defining  the rights  of  holders of  long-term  debt  of the  Registrant  and its consolidated subsidiaries
        5     Opinion of O'Melveny & Myers regarding the legality of the Common Stock to be issued
       *9.1   Voting Trust Agreement, dated as of October 10, 1991, as amended September 29, 1992
     ***9.2   Amendment to the Voting Trust Agreement, dated November 3, 1995
        9.3   Form of Termination of Voting Trust Agreement.
      *10.1   First Amended and Restated Shareholders' Agreement and Irrevocable Proxy, dated as of September  28,
              1992, by and among the Company and certain shareholders
      *10.2   Office  Space Lease, dated  December 12, 1988, between  Downey Savings and  Loan Association and A-M
              Homes, a California Limited Partnership, with respect to the property located at 3501 Jamboree Road,
              Newport Beach
      *10.3   Office Lease, dated December 21, 1992, between Toluca Plaza Company and the Company, with respect to the Company's corporate executive offices located at 6767 Forest Lawn Drive, Los Angeles, California
    ***10.4   Employment Agreement, dated as of January 1, 1996, between the Company and Jack R. Harter
    ***10.5   Employment Agreement, dated as of January 1, 1996, between the Company and Antonio B. Mon
     **10.6   Revolving Credit Agreement, dated as  of June 28, 1994, between  Bank of America National Trust  and
              Savings  Association,  as lender,  and Greystone  Homes, Inc.  and A-M  Homes, a  California Limited
              Partnership, as borrower
   ****10.7   Modification Agreement dated July 24, 1995 to the Revolving Credit Agreement between Bank of America
              National Trust  and Savings  Association, as  lender, and  Greystone Homes,  Inc. and  A-M Homes,  a
              California Limited Partnership, as borrower.
   ****10.8   Amendment No. 1 to the First Amended and Restated Shareholders' Agreement and Irrevocable Proxy
   ****10.9   1995 Eligible Directors' Stock Option Plan
       10.10  Form  of Agreement between Pacific Greystone Corporation  and Warburg, Pincus Investors, L.P., to be
              effective upon consummation of the Offering.

   NUMBER                                                 DESCRIPTION
- ------------  ----------------------------------------------------------------------------------------------------
       10.11  Form of  Amended and  Restated 1995  Eligible  Directors' Stock  Option Plan  to be  effective  upon consummation of the Offering
       10.12  Form of 1996 Employee Stock Option and Award Plan
       10.13  Form of 1996 Employee Stock Purchase Plan
  *****10.14  Second  Modification Agreement, dated April 4, 1996,  to the Revolving Credit Agreement between Bank of America  National  Trust and  Savings  Association, as  lender,  and Greystone  Homes,  Inc.,  as borrower.
  *****10.15  Co-Lending Agreement, dated April 4, 1996, to the Revolving Credit Agreement between Bank of America
              National Trust and Savings Association, as the agent for certain lenders, and Greystone Homes, Inc., as borrower.
    ***21     List of Subsidiaries
       23.1   Consent of Independent Auditors
       23.2   Consent of O'Melveny & Myers (included in Exhibit 5)
      +24     Power of Attorney


- ------------

    + Previously filed.

    * Filed as an exhibit to the Company's Registration Statement No. 33-76628 on Form S-4 and incorporated herein by reference.
   ** Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the
      period ended June 30, 1994 and incorporated herein by reference.
  *** Filed as an exhibit to  the Company's Annual Report  on Form 10-K for  the
      year ended December 31, 1995 and incorporated herein by reference.
 **** Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995 and incorporated herein by reference.

***** Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1996 and incorporated herein by reference.


    (b) Financial Statement Schedules

    All schedules for which provision is made in the applicable accounting regulations of the Commission are provided in the Notes to the Consolidated Financial Statements included elsewhere in this Registration Statement or are not required under the applicable instructions or are inapplicable and therefore have been omitted.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in
Item 14 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 1 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 20th day of May, 1996.


                                          PACIFIC GREYSTONE CORPORATION


                                          By:           JACK R. HARTER


                                             -----------------------------------

                                                       Jack R. Harter


                                                CHAIRMAN, PRESIDENT AND CHIEF
                                                      EXECUTIVE OFFICER



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                      SIGNATURE                                          TITLE                         DATE
- ------------------------------------------------------  ----------------------------------------  ---------------

                    JACK R. HARTER
     -------------------------------------------        Chairman, President and Chief Executive    May 20, 1996
                    Jack R. Harter                       Officer (Principal Executive Officer)

                   * ANTONIO B. MON
     -------------------------------------------        Vice Chairman and Chief Financial          May 20, 1996
                    Antonio B. Mon                       Officer (Principal Financial Officer)

                   * BRUCE E. GROSS
     -------------------------------------------        Vice President and Controller (Principal   May 20, 1996
                    Bruce E. Gross                       Accounting Officer)

                   * SIDNEY LAPIDUS
     -------------------------------------------        Director                                   May 20, 1996
                    Sidney Lapidus

                * REUBEN S. LEIBOWITZ
     -------------------------------------------        Director                                   May 20, 1996
                 Reuben S. Leibowitz

                 * JOHN D. SANTOLERI
     -------------------------------------------        Director                                   May 20, 1996
                  John D. Santoleri

                    * DAVID KAPLAN
     -------------------------------------------        Director                                   May 20, 1996
                     David Kaplan

            *              JACK R. HARTER
     -------------------------------------------
                    Jack R. Harter
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX



                                                                                                         SEQUENTIALLY
                                                                                                           NUMBERED
   NUMBER                                          DESCRIPTION                                               PAGES
- ------------  --------------------------------------------------------------------------------------  -------------------
        1     Form of Underwriting Agreement........................................................
       *3.1   Certificate of Incorporation, as amended, of the Company
       *3.2   Bylaws of the Company
        3.3   Form  of Restated  Certificate of  Incorporation of the  Company to  be effective upon consummation of the Offering..........................................................
       +3.4   Form of amendments to the Bylaws of  the Company to be effective upon consummation  of the Offering
        4.1   Specimen of Common Stock Certificate..................................................
      **4.2   Indenture,  dated as of March 1, 1994,  among Greystone Homes, Inc., Pacific Greystone
              Corporation, HLDC Acquisition  Corp., Stonegrey Corporation,  PGC Holdings, Inc.,  A-M
              Homes, a California Limited Partnership and U.S. Trust Company of California, N.A., as
              Trustee,  relating to the 10  3/4% Senior Notes due March  1, 2004 of Greystone Homes,
              Inc.
        4.3   The Registrant  agrees to  furnish  to the  Securities  and Exchange  Commission  upon request  copies of all instruments defining the rights of holders of long-term debt of the Registrant and its consolidated subsidiaries......................................
        5     Opinion of  O'Melveny  & Myers  regarding  the legality  of  the Common  Stock  to  be issued................................................................................
       *9.1   Voting Trust Agreement, dated as of October 10, 1991, as amended September 29, 1992
     ***9.2   Amendment to the Voting Trust Agreement, dated November 3, 1995
        9.3   Form of Termination of Voting Trust Agreement
      *10.1   First  Amended and Restated Shareholders' Agreement and Irrevocable Proxy, dated as of
              September 28, 1992, by and among the Company and certain shareholders
      *10.2   Office Space  Lease,  dated  December  12,  1988,  between  Downey  Savings  and  Loan
              Association  and  A-M Homes,  a California  Limited Partnership,  with respect  to the property located at 3501 Jamboree Road, Newport Beach
      *10.3   Office Lease, dated December 21, 1992,  between Toluca Plaza Company and the  Company, with  respect to the Company's corporate executive offices located at 6767 Forest Lawn
              Drive, Los Angeles, California
    ***10.4   Employment Agreement, dated as  of January 1,  1996, between the  Company and Jack  R.
              Harter
    ***10.5   Employment  Agreement, dated as of January 1, 1996, between the Company and Antonio B.
              Mon
     **10.6   Revolving Credit  Agreement,  dated as  of  June 28,  1994,  between Bank  of  America
              National  Trust and Savings Association, as lender,  and Greystone Homes, Inc. and A-M
              Homes, a California Limited Partnership, as borrower
   ****10.7   Modification Agreement dated July 24, 1995  to the Revolving Credit Agreement  between
              Bank  of  America National  Trust and  Savings Association,  as lender,  and Greystone
              Homes, Inc. and A-M Homes, a California Limited Partnership, as borrower.
   ****10.8   Amendment No.  1  to  the  First Amended  and  Restated  Shareholders'  Agreement  and
              Irrevocable Proxy
   ****10.9   1995 Eligible Directors' Stock Option Plan

                                                                                                         SEQUENTIALLY
                                                                                                           NUMBERED
   NUMBER                                          DESCRIPTION                                               PAGES
- ------------  --------------------------------------------------------------------------------------  -------------------
       10.10  Form of Agreement between Pacific Greystone Corporation and Warburg, Pincus Investors,
              L.P., to be effective upon consummation of the Offering.
       10.11  Form  of  Amended  and Restated  1995  Eligible  Directors' Stock  Option  Plan  to be
              effective upon consummation of the Offering...........................................
       10.12  Form of 1996 Employee Stock Option and Award Plan.....................................
       10.13  Form of 1996 Employee Stock Purchase Plan.............................................
  *****10.14  Second Modification Agreement, dated April 4, 1996, to the Revolving Credit  Agreement between  Bank  of  America National  Trust  and  Savings Association,  as  lender, and
              Greystone Homes, Inc., as borrower.
  *****10.15  Co-Lending Agreement, dated April 4, 1996,  to the Revolving Credit Agreement  between
              Bank  of America  National Trust  and Savings  Association, as  the agent  for certain lenders, and Greystone Homes, Inc., as borrower.
    ***21     List of Subsidiaries
       23.1   Consent of Independent Auditors.......................................................
       23.2   Consent of O'Melveny & Myers (included in Exhibit 5)..................................
      +24     Power of Attorney


- ------------

    + Previously filed.


    * Filed as an exhibit to the Company's Registration Statement No. 33-76628 on Form S-4 and incorporated herein by reference.


   ** Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1994 and incorporated herein by reference.


  *** Filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated herein by reference.


 **** Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995 and incorporated herein by reference.


***** Filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1996 and incorporated herein by reference.